PROSPECTUS

                                   CGB&L FINANCIAL GROUP, INC.

          (PROPOSED HOLDING COMPANY FOR CERRO GORDO BUILDING AND LOAN, S.B.)


                   MINIMUM OF 93,500 SHARES OF COMMON STOCK WITH AN
                ANTICIPATED MAXIMUM OF 126,500 SHARES OF COMMON STOCK
                           $10.00 PURCHASE PRICE PER SHARE


     CGB&L Financial Group, Inc., a Delaware corporation (the "Holding Company"), is offering an estimated 126,500 shares of its common stock, par value $.01 per share (the "Common Stock"), in connection with the conversion of Cerro Gordo Building and Loan, s.b. (the "Savings Bank") from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank and the simultaneous issuance of the Savings Bank's capital stock to the Holding Company (the "Conversion"). The conversion of the Savings Bank to stock form, the issuance of the Savings Bank's capital stock to the Holding Company and the offer of the Common Stock by the Holding Company are being undertaken pursuant to a plan of conversion of the Savings Bank (the "Plan" or "Plan of Conversion"). See "THE CONVERSION -- General" as to certain circumstances under which utilization of the Holding Company may be eliminated from the Conversion and common stock of the Savings Bank may be substituted for the Common Stock.

                                                        (CONTINUED ON NEXT PAGE)
                               ------------------

                         FOR INFORMATION ON HOW TO SUBSCRIBE,
                    CALL THE CONVERSION CENTER AT (217) 763-6053.
                               ------------------

                FOR A DISCUSSION OF CERTAIN RISKS TO BE CONSIDERED BY
       EACH PROSPECTIVE INVESTOR, SEE "RISK FACTORS" -- BEGINNING ON PAGE 9.
                               ------------------


                THESE SECURITIES ARE NOT DEPOSITS, ARE NOT INSURED AND
                  ARE SUBJECT TO RISK, INCLUDING LOSS OF INVESTMENT.
                               -------------------


                       THESE SECURITIES HAVE NOT BEEN APPROVED
                    OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
                 COMMISSION ("SEC"), ANY STATE SECURITIES COMMISSION,
          THE ILLINOIS OFFICE OF BANKS AND REAL ESTATE ("COMMISSIONER"), OR
                  THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC")
                  NOR HAS THE SEC, ANY STATE SECURITIES COMMISSION,
              THE COMMISSIONER, OR THE FDIC PASSED UPON THE ACCURACY OR
                   ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                        TO THE CONTRARY IS A CRIMINAL OFFENSE.



--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                 SUBSCRIPTION            ESTIMATED UNDERWRITING               ESTIMATED NET
                                                   PRICE(1)              AND OTHER EXPENSES(2)            PROCEEDS TO ISSUER(3)
--------------------------------------------------------------------------------------------------------------------------------
 Per Share . . . . . . . . . . . . . . .            $10.00                      $2.32(4)                          $7.68
--------------------------------------------------------------------------------------------------------------------------------
 Minimum Total . . . . . . . . . . . . .           $935,000                     $254,850                        $680,150
--------------------------------------------------------------------------------------------------------------------------------
 Midpoint Total  . . . . . . . . . . . .          $1,100,000                    $254,850                        $845,150
--------------------------------------------------------------------------------------------------------------------------------
 Maximum Total . . . . . . . . . . . . .          $1,265,000                    $254,850                       $1,010,150
--------------------------------------------------------------------------------------------------------------------------------
 Maximum Total, as adjusted(5) . . . . .          $1,454,750                    $254,850                       $1,199,900
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------



(1) The estimated aggregate value of the Common Stock is based on an independent appraisal by JMP Financial, Inc. ("JMP") as of May 27, 1998. Based on such appraisal, the Holding Company has determined to offer up to 126,500 shares, subject to adjustment, at a purchase price of $10.00 per share.

(2) Includes estimated printing, postage, legal, accounting and miscellaneous expenses which will be incurred in connection with the Conversion. Also includes estimated fees and reimbursable expenses to be paid to Trident Securities, Inc. ("Trident") in connection with the Subscription and Community Offerings, estimated to be $88,500.00. Trident may be deemed to be an underwriter, and certain amounts to be paid to Trident may be deemed to be underwriting compensation for purposes of the Securities Act of 1933, as amended. The Holding Company and the Savings Bank have agreed to indemnify Trident against certain liabilities, including liabilities that may arise under the Securities Act of 1933, as amended. See "USE OF PROCEEDS" and "THE CONVERSION -- Subscription and Community Offerings Marketing and Other Fees."

(3) Actual net proceeds may vary substantially from the estimated amounts depending upon the number of shares sold in the Subscription and Community Offerings. See "PRO FORMA DATA."

(4) Assumes the sale of the midpoint number of shares. If the minimum, maximum or 15% above the maximum number of shares are sold, estimated expenses per share would be $2.73, $2.01 or $1.75, respectively, resulting in estimated net Conversion proceeds per share of $7.27, $7.99 or $8.25, respectively.

(5) Gives effect to the sale of an additional 18,975 shares in the Conversion, either in the Subscription Offering or the Community Offering, to cover additional subscriptions, without the resolicitation of subscribers or any right of cancellation, based on a determination by JMP, as the Savings Bank's independent appraiser, that such issuance is compatible with its determination of an increase in the appraised pro forma market value of the Common Stock. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."

                               TRIDENT SECURITIES, INC.

                THE DATE OF THIS PROSPECTUS IS AUGUST 10, 1998

(CONTINUED FROM PREVIOUS PAGE)

     Non-transferable rights to subscribe for shares of Common Stock ("Subscription Rights") have been granted to (i) depositors with aggregate account balances of $50 or more on deposit at the Savings Bank as of December 31, 1996 (the "Eligible Account Holders"), (ii) the employee stock ownership plan (the "ESOP") adopted by the Savings Bank, (iii) depositors with aggregate account balances of $50 or more on deposit with the Savings Bank as of June 30, 1998, excluding directors and officers of the Savings Bank and their associates ("Supplemental Eligible Account Holders"), and (iv) depositors of the Savings Bank as of August 7, 1998 who are not Eligible Account
Holders or Supplemental Eligible Account Holders ("Other Members"), subject to the priorities and purchase limitations set forth in the Plan (the "Subscription Offering"). Any shares of Common Stock not subscribed for in the Subscription Offering will be offered for sale in a community offering (the "Community Offering" and, when referred to together with the Subscription Offering, the "Subscription and Community Offerings" or "Offerings") to members of the general public to whom this Prospectus and the accompanying stock order form (the "Order Form") are delivered, with preference to natural persons residing in the Illinois county of Piatt. The Holding Company and the Savings Bank have the right to reject, in their sole discretion, orders in whole or in part in the Community Offering. The Community Offering, if one is held, is expected to begin immediately after completion of the Subscription Offering. SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE; PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE COMMISSIONER OR THE FDIC. See "THE CONVERSION -- The Subscription and Community Offerings" and "-- Restrictions on Transfer of Subscription Rights and Shares."

     The Savings Bank has engaged Trident Securities, Inc. ("Trident"), a securities and investment banking firm headquartered in Raleigh, North Carolina, to act as selling agent and to consult with and advise the Holding Company and the Savings Bank with respect to the Subscription and Community Offerings. If necessary, any shares of Common Stock not subscribed for in the Subscription and Community Offerings will be offered to certain members of the general public on a best efforts basis through a selected dealers arrangement (the "Syndicated Community Offering"). Trident has agreed to solicit purchase orders and subscriptions for shares of Common Stock in the Subscription and Community Offerings, including developing and managing a Syndicated Community Offering if utilized. Neither Trident nor any other registered broker-dealer is obligated to take or purchase any shares of Common Stock in the Subscription and Community Offerings.


     With the exception of the ESOP, which is expected to purchase 8% of the Common Stock sold in the Conversion, NO PERSON OR ENTITY, TOGETHER WITH ASSOCIATES OF, OR PERSONS ACTING IN CONCERT WITH, SUCH PERSON OR ENTITY, MAY PURCHASE MORE THAN 6,325 SHARES OR $63,250 OF THE COMMON STOCK SOLD IN THE CONVERSION (WHICH REPRESENTS 5% OF THE SHARES OF COMMON STOCK BEING OFFERED IN THE OFFERINGS AT THE MAXIMUM OF THE ESTIMATED VALUATION RANGE AND MAY BE MORE OR LESS THAN 5% OF THE NUMBER OF SHARES ACTUALLY SOLD IN THE OFFERINGS). The purchase limitation of 6,325 shares of Common Stock may be increased or decreased in the discretion of the Boards of Directors of the Holding Company and Savings Bank, subject to approval by the Commissioner and certain other conditions. Each person subscribing for Common Stock in the Subscription and Community Offerings must subscribe for at least 25 shares. See "THE CONVERSION -- Limitations on Purchases of Shares" for other purchase and sale limitations.


     The total number of shares to be issued in the Conversion will be based upon an independent valuation of the aggregate pro forma market value of the Common Stock performed by JMP Financial, Inc. ("JMP"). The price per share has been fixed at $10.00 per share (the "Purchase Price"). Based on the current aggregate valuation range of $935,000 to $1,265,000 (the "Estimated Valuation Range"), the Holding Company is offering from 93,500 to 126,500 shares in the Subscription and Community Offerings. If the aggregate purchase price of the Common Stock sold in the Conversion is below $935,000 or above $1,454,750 (I.E., 15% above the maximum of the Estimated Valuation Range), subscribers will be resolicited and will have the opportunity to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. Any change in the total dollar amount of the Offerings outside of this range will be subject to the approval of the Commissioner and the FDIC.
See "PRO FORMA DATA" and "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued." The sale of Common Stock and completion of the Conversion are subject to, among other things, approval of the Plan of Conversion by the Savings Bank's members. See "THE CONVERSION -- General."

     THE SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS IN THE SUBSCRIPTION OFFERING WILL EXPIRE AT 12:00 NOON, CERRO GORDO, ILLINOIS TIME, ON SEPTEMBER 9, 1998 (THE "SUBSCRIPTION EXPIRATION TIME"), UNLESS EXTENDED. THE SUBSCRIPTION EXPIRATION TIME MAYBE EXTENDED UNTIL OCTOBER 1, 1998, WITH THE APPROVAL OF THE COMMISSIONER AND THE FDIC, IF REQUIRED. THE COMMUNITY OFFERING, IF ANY, IS EXPECTED TO COMMENCE IMMEDIATELY AFTER THE SUBSCRIPTION EXPIRATION TIME AND MAY TERMINATE ON ANY DAY AFTER THE SUBSCRIPTION EXPIRATION TIME AT THE DISCRETION OF THE SAVINGS BANK WITHOUT PRIOR NOTICE, BUT NOT LATER THAN OCTOBER 26, 1998 (OR NOVEMBER 16, 1998, IF THE SUBSCRIPTION OFFERING IS FULLY EXTENDED), UNLESS EXTENDED WITH THE APPROVAL OF THE COMMISSIONER. The Holding Company must receive, at the office of the Savings Bank, a completed Order Form along with full payment (or withdrawal authorization from a deposit account at the Savings Bank) of $10.00 per share for each share ordered. Funds so received will be placed in a segregated account established for purposes of the Conversion at the Savings Bank, and interest on funds in such account will be paid at the Savings Bank's then current passbook rate from the date payment is received until the Conversion is completed or terminated. Payments authorized by withdrawals from deposit accounts will continue to earn interest at the contractual rate of the deposit account until the Conversion is completed or terminated. If the Conversion is not completed within 45 days after the date on which the Subscription Expiration Time occurs (I.E., on or before November 16, 1998, assuming the Subscription Offering has been fully extended) and the Commissioner consents to an extension of time to complete the Conversion, subscribers will be given the right to increase, decrease or rescind their orders. If an affirmative response to any resolicitation is not received by the Savings Bank or the Holding Company from subscribers, such orders will be rescinded and all funds will be returned promptly with interest. If such period is not extended and if the Conversion is not completed by October 26, 1998 (or November 16, 1998, if the Subscription Offering is fully extended), all subscription funds will be promptly returned, together with accrued interest, and all withdrawal authorizations terminated.

     As a newly organized company, the Holding Company has never issued capital stock, and consequently there is no established market for the Common Stock. Following the completion of the Subscription and Community Offerings, it is anticipated that the Common Stock (symbol: CGBL) will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident is expected to make a market in the Common Stock by developing and maintaining historical stock trading records, soliciting potential buyers and sellers and attempting to match buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident will not be subject to any obligation with
respect to such efforts.   The Holding Company will use its best efforts to
encourage and assist a professional market maker in establishing and maintaining a market for the Common Stock. The Common Stock meets the criteria for quotation on the OTC Bulletin Board .


     The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the Offerings, it is highly unlikely that an active trading market will develop and be maintained. Purchasers of the Common Stock could have difficulty disposing of their shares and should not view the shares as a short-term investment. Purchasers may not be able to sell their shares at a price equal to or above the price paid for the shares. See "RISK FACTORS -- Potential Illiquidity of Market for Common Stock" and "MARKET FOR COMMON STOCK."

                                AVAILABLE INFORMATION

     Neither the Holding Company nor the Savings Bank is currently subject to informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The Holding Company has filed a Registration Statement with the SEC on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement. Such information can be examined and copied at the public reference facilities of the SEC located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 75 Park Place, 14th Floor, New York, New York 10007 and Room 3190, John C. Kluczynski Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material can be obtained by mail from the SEC at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a worldwide web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Holding Company; the address is (www.sec.gov). Copies of the Registration Statement, including JMP's appraisal report, are also available for inspection at the office of the Savings Bank at 229 E. South Street, Cerro Gordo, Illinois 61818. Inquiries concerning such inspections can be made to the Savings Bank at (217) 763-2911.

     The Savings Bank has filed an Application for Conversion with the Commissioner for approval to convert from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank. Such application was approved on August 7, 1998. Pursuant to the rules and regulations of the Commissioner, this Prospectus omits certain information contained in such application. The application may be inspected at the offices of the Commissioner located at 310 South Michigan Avenue, Chicago, Illinois 60606 and 500 West Monroe Street, Suite 800, Springfield, Illinois 62701. Copies of the Plan, copies of the Savings Bank's proposed stock articles of incorporation and stock bylaws and copies of the Holding Company's certificate of incorporation and bylaws, are available for inspection at the office of the Savings Bank and may be obtained by writing to the Savings Bank at P.O. Box 680, Cerro Gordo, Illinois 61818-0680, or by telephoning the Conversion Center at (217) 763-6053.

                         CERRO GORDO BUILDING AND LOAN, S.B.
                                 229 E. SOUTH STREET
                             CERRO GORDO, ILLINOIS  61818









                                        [MAP]







     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS DEPOSITS AND ARE NOT INSURED BY THE FDIC, THE COMMISSIONER, THE SAVINGS

     ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

CGB&L FINANCIAL GROUP, INC.

     The Holding Company was organized as a Delaware corporation on May 21, 1998 at the direction of the Board of Directors of Savings Bank to acquire all of the capital stock to be issued by the Savings Bank in the Conversion. Following the Conversion, the Holding Company will be engaged in the business of directing, planning and coordinating the business activities of the Savings Bank. In the future, the Holding Company may acquire or organize other operating subsidiaries, although there are no current plans, arrangements, agreements or understandings to do so. The Holding Company's offices are located at 229 E. South Street, Cerro Gordo, Illinois 61818, and its telephone number is
(217) 763-2911.  See "CGB&L FINANCIAL GROUP, INC."

CERRO GORDO BUILDING AND LOAN, S.B.

     The Savings Bank is an Illinois-chartered mutual savings bank regulated by the Commissioner, and its deposits are insured by the FDIC through the SAIF. The Savings Bank was originally chartered in 1886 as a state-chartered savings and loan association and converted to a state-chartered savings bank on December 31, 1992 under its current name of Cerro Gordo Building and Loan, s.b. At March 31, 1998, the Savings Bank had total assets of $6.9 million, total deposits of $5.3 million, retained earnings of $873 thousand and total equity capital of $986 thousand. The Savings Bank conducts its business through its office located at 229 E. South Street, Cerro Gordo, Illinois 61818, and its telephone number is (217) 763-2911.

     The Savings Bank provides its customers with a range of community banking services. The Savings Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to invest in one- to four-family residential mortgage loans and, to a lesser extent, multi-family residential, commercial real estate and share loans. In addition, the Savings Bank invests in interest bearing time deposits and FHLMC common stock. See "BUSINESS OF THE SAVINGS BANK."

THE CONVERSION

     The Savings Bank is in the process of converting from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank and becoming a wholly-owned subsidiary of the Holding Company. As part of the Conversion, the Savings Bank will issue all of its capital stock to the Holding Company in exchange for 50% of the net proceeds of the Conversion, less the amount of proceeds necessary to fund the ESOP. The Holding Company will simultaneously sell its Common Stock on a priority basis to certain depositors of the Savings Bank, the ESOP and other persons and entities in the Subscription and Community Offerings.


     The Board of Directors of the Savings Bank approved the Plan of Conversion on March 11, 1998 and amendments to the Plan of Conversion on May 26, 1998 and on July 16, 1998, subject to approval by the Commissioner, the receipt of notice from the FDIC that it does not intend to object to the Conversion, and the approval of the members of the Savings Bank holding not less than a majority of the total outstanding votes as of the record date fixed for, and who continue to be members on, the date of the special meeting of members called for approval of the Plan. The Board of Directors of the Savings Bank approved the Plan of Conversion because it believes that conversion to a stock form of organization and the concurrent formation of a holding company will offer a number of advantages to the Savings Bank, including a larger capital base, enhanced services to its customers, and the opportunity for depositors, management and employees of the Savings Bank to become stockholders of the Holding Company.


     On August 7, 1998, the Commissioner approved the Savings Bank's Application for Approval of Conversion, subject to the receipt by the Savings Bank and the Holding Company of all other required regulatory approvals and compliance with all other outstanding legal requirements. On August 3, 1998, the FDIC issued a letter to the Savings Bank stating its non-objection to the consummation of the Conversion, subject to the satisfaction of certain conditions including the approval of the Plan of Conversion by the Savings Bank's members and the receipt by the FDIC of an updated appraisal that takes into account the results of the Subscription Offering. In accordance with applicable Illinois law, the Plan of Conversion will be submitted to the Savings Bank's members for their approval at a special meeting to be held on September 15, 1998 (the "Special Meeting"). See "THE CONVERSION --General;" and "-- Purposes of Conversion." On August 3, 1998, the Federal Reserve Bank also approved the Holding Company's application to acquire all of the outstanding capital stock of the Savings Bank, subject to compliance with certain restrictions upon the investments of, and the incurrence of additional debt by, the ESOP and the expiration of the statutory post-approval waiting period. Such waiting period will expire on August 18, 1998. See "CGB&L FINANCIAL GROUP, INC."

     After the Conversion, the Savings Bank's account holders will not have voting rights with respect to the converted Savings Bank. See "THE CONVERSION -- Effects of Conversion -- Voting Rights."

THE OFFERINGS

     The Holding Company is offering up to 126,500 shares of Common Stock at $10.00 per share in the Subscription Offering. Non-transferable Subscription Rights have been granted to the following persons and entities, who may exercise such Subscription Rights in the following order of priority: (i) Eligible Account Holders (depositors with aggregate account balances of $50 or more on deposit at the Savings Bank as of December 31, 1996), (ii) the ESOP, (iii) Supplemental Eligible Account Holders (depositors with aggregate account balances of $50 or more on deposit with the Savings Bank at June 30, 1998, excluding directors and officers of the Savings Bank and their associates), and (iv) Other Members (depositors of the Savings Bank as of August 7, 1998 who are not Eligible Account Holders or Supplemental Eligible Account Holders). Subject to the prior rights of holders of Subscription Rights, the Holding Company may subsequently offer the Common Stock for sale in a Community Offering to persons to whom this Prospectus and an Order Form are delivered, with preference to natural persons residing in the Illinois county of Piatt. All purchases in the Community Offering are subject to the right of the Holding Company and Savings Bank to reject any order in whole or in part.

     SUBSCRIPTION RIGHTS ARE NONTRANSFERABLE; PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE COMMISSIONER OR THE FDIC. THE SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS IN THE SUBSCRIPTION OFFERING WILL EXPIRE AT THE SUBSCRIPTION EXPIRATION TIME (12:00 NOON, CERRO GORDO, ILLINOIS TIME, ON SEPTEMBER 9, 1998), UNLESS EXTENDED. THE SUBSCRIPTION EXPIRATION TIME MAY BE EXTENDED UNTIL OCTOBER 1, 1998, WITH THE APPROVAL OF THE COMMISSIONER AND THE FDIC, IF REQUIRED. THE COMMUNITY OFFERING, IF ANY, IS EXPECTED TO COMMENCE IMMEDIATELY AFTER THE SUBSCRIPTION EXPIRATION TIME AND MAY TERMINATE ON ANY DAY AFTER THE SUBSCRIPTION EXPIRATION TIME AT THE DISCRETION OF THE SAVINGS BANK WITHOUT PRIOR NOTICE, BUT NOT LATER THAN OCTOBER 26, 1998 (OR NOVEMBER 16, 1998, IF THE SUBSCRIPTION OFFERING IS FULLY EXTENDED), UNLESS EXTENDED WITH THE APPROVAL OF THE COMMISSIONER.

     Any holder of Subscription Rights who desires to subscribe for shares of Common Stock must do so prior to the Subscription Expiration Time by delivering (by mail or in person) to the Savings Bank's office a properly executed and completed Order Form, together with payment of $10.00 per share for each share for which subscription is made. Payment may be made (i) in cash, if delivered in person to the office of the Savings Bank, (ii) by check or money order, or
(iii) by appropriate authorization of withdrawal from a deposit account in the Savings Bank. In the event of an oversubscription, available shares will be allocated pro rata in accordance with procedures established in the Plan of Conversion. An executed Order Form, once received by the Holding Company, may not be modified, amended or rescinded without the consent of the Holding Company, except in the event of a resolicitation or unless the Conversion is not completed within 45 days of the termination of the Subscription Offering. See "THE OFFERING" and "THE CONVERSION."

PURCHASE LIMITATIONS

     With the exception of the ESOP, which is expected to purchase 8% of the Common Stock sold in the Conversion, no person or entity, together with associates of, or persons acting in concert with, such person or entity, may purchase more than 6,325 shares or $63,250 of Common Stock sold in the Conversion (which represents 5% of the shares of Common Stock being offered in the Offerings at the maximum of the Estimated Valuation Range and may be more or less than 5% of the number of shares actually sold in the Offerings). The purchase limitation of 6,325 shares of Common Stock may be increased or decreased in the discretion of the Boards of Directors of the Holding Company and the Savings Bank, subject to the approval of the Commissioner and certain other conditions. Each person subscribing for Common Stock in the Subscription and Community Offerings must subscribe for at least 25 shares. See "THE CONVERSION -- Limitations on Purchases of Shares" for other purchase and sale limitations.


STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE CONVERSION; APPRAISAL

     The Commissioner's regulations and the Plan of Conversion require that the aggregate purchase price of the Common Stock to be issued in the Conversion be based upon an independent appraisal of the estimated pro forma market value of the Common Stock. The Savings Bank has retained JMP to prepare an appraisal of the pro forma market value of the Common Stock to be issued in connection with the Conversion. JMP has advised the Savings Bank that, in its opinion, at May 27, 1998, the aggregate estimated pro forma market value of the Common Stock ranged from $935,000 to $1,265,000 or from 93,500 shares to 126,500 shares, assuming a purchase price of $10.00 per share. The $10.00 purchase price per share is a uniform price for all purchasers in the Subscription and Community Offerings and was set by the Board of Directors of the Savings Bank.

     The appraisal of the pro forma market value of the Common Stock is based upon a number of factors and should not be considered a recommendation to buy shares of the Common Stock or assurance that, after the Conversion, an investor will be able to resell shares of Common Stock at the Purchase Price. JMP will update or confirm its appraisal prior to completion of the Conversion, and the number of shares to be sold will be fixed at that time. Consummation of the Offering is subject to the Commissioner's and the FDIC's approval of the pro forma market value reflected in the updated or re-confirmed appraisal. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."

SUBSCRIPTION AND COMMUNITY OFFERINGS MARKETING AND RELATED FEES


     The Savings Bank has engaged Trident to act on a best efforts basis as selling agent in connection with the Offerings. Trident will consult with and advise the Holding Company and the Savings Bank with respect to the Subscription and Community Offerings and will solicit subscriptions and purchase orders for shares of Common Stock in the Subscription and Community Offerings. The Savings Bank and the Holding Company will pay Trident $53,500 for financial advisory services and for acting as selling agent in connection with the Subscription and Community Offerings and an amount not to exceed $35,000 for Trident's out-of-pocket expenses, including legal fees. The fees paid to Trident for financial advisory services and acting as selling agent may be deemed underwriting fees.


BENEFITS OF THE CONVERSION TO MANAGEMENT AND RELATED PERSONS


     GENERAL. The Board of Directors of the Holding Company expects to approve three benefit plans pursuant to which officers, directors and employees of the Holding Company and the Savings Bank may be entitled to receive, following the Conversion, shares of Common Stock or options to acquire shares of Common Stock, in addition to the shares which such officers, directors or employees may purchase in the Subscription and Community Offerings. Those benefit plans consist of the ESOP, the Management Recognition Plan ("MRP") and the Stock Option Plan (collectively, the "Employee Benefit Plans"). If the MRP and Stock Option Plan are adopted, such plans will be subject to stockholders' approval at a meeting of stockholders of the Holding Company to be held no earlier than six months following consummation of the Conversion.


     ESOP. Under the terms of the Plan of Conversion, the ESOP will be eligible to purchase, in the aggregate, approximately 10,120 shares, or 8% of the aggregate number of shares of Common Stock issued and sold in connection with the Conversion (assuming the sale of 126,500 shares at the maximum of the Estimated Valuation Range). Such shares will be allocated among the officers and employees of the Savings Bank in accordance with the terms and conditions of the ESOP. See "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS
BANK -- Employee Benefit Plans -- ESOP."

     MRP. Subject to and following the approval of the MRP at a stockholder's meeting to be held no earlier than six months following consummation of the Conversion, the MRP intends to purchase (with funds provided by the Holding Company), either in the open market or from the Holding Company in the form of newly issued shares, 5,060 shares, or a number of shares equal to 4% of the aggregate number of shares of Common Stock issued and sold in connection with the Conversion (assuming the sale of 126,500 shares at the maximum of the Estimated Valuation Range), for issuance to officers, directors and employees of the Holding Company and the Savings Bank in accordance with the terms and conditions of the MRP and applicable laws and regulations. See "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK -- Employee Benefit Plans -- Management Recognition Plan."


     Shares issued under the MRP will be issued at no cost to recipients. Assuming the issuance of 126,500 shares in the Conversion and receipt of stockholder approval, 5,060 shares ($50,600 of Common Stock based on an initial offering price of $10.00 per share) would be issued pursuant to the MRP. It is expected that Maralyn F. Heckman, President, would be granted 25% of the shares of Common Stock to be issued under the proposed MRP, or 1,265 shares ($12,650 of Common Stock based on an initial price of $10.00 per share), assuming the issuance of 126,500 shares of Common Stock in the Conversion. If the MRP is submitted to and approved by the Holding Company's stockholders within one year after consummation of the Conversion, it is expected that the six nonemployee directors of the Savings Bank would be granted, in the aggregate, a maximum of 30% of the shares of Common Stock to be issued under the MRP, or 1,518 shares ($15,180 of Common Stock based on an initial offering price of $10.00 per share), assuming the issuance of 126,500 shares of Common Stock in the Conversion. Remaining shares not granted to the executive officers or nonemployee directors under the MRP would be available for possible grants to employees of the Savings Bank or could be held for later grants in the future pursuant to the plan.


     STOCK OPTION PLAN. Subject to and following the approval of the Stock Option Plan at a stockholder's meeting to be held no earlier than six months following consummation of the Conversion, an additional 12,650 shares of authorized but unissued shares of Common Stock, or a number of shares equal to 10% of the aggregate number of shares of Common Stock issued and sold in connection with the Conversion (assuming the sale of 126,500 shares at the maximum of the Estimated Valuation Range), will be reserved for issuance to officers, directors and employees of the Holding Company and the Savings Bank in accordance with the terms and conditions of the Stock Option Plan and applicable laws and regulations. See "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS
BANK -- Employee Benefit Plans -- Stock Option Plan."


     It is expected that Maralyn F. Heckman, President, would be granted 25% of the options to be issued under the proposed Stock Option Plan, or options to purchase 3,162 shares of Common Stock assuming the issuance of 126,500 shares in the Conversion. If the Stock Option Plan is submitted to and approved by the Holding Company's stockholders within one year after consummation of the Conversion, the six nonemployee directors of the Savings Bank would be granted, in the aggregate, a maximum of 30% of the options to be issued under the Stock Option Plan, or options to purchase 3,795 shares of Common Stock, assuming the issuance of 126,500 shares in the Conversion. Remaining options not granted to executive officers or nonemployee directors under the Stock Option Plan would be available for possible grants to employees of the Savings Bank or could be held for later grants in the future pursuant to the plan.



     EMPLOYMENT AGREEMENTS.   Upon the Conversion, the Savings Bank and the
Holding Company each intend to enter into an employment agreement with Mrs. Maralyn F. Heckman (collectively, the "Employment Agreements"). The Employment Agreements are intended to ensure that the Savings Bank and the Holding Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Savings Bank and the Holding Company depends to a significant degree on the skills and competence of the above referenced officer.



     The Employment Agreements provide for three-year terms for Mrs. Heckman's employment. The term of the Employment Agreements will be automatically extended on a daily basis unless written notice of non-renewal is given by the Board of Directors or Mrs. Heckman. Therefore, on any day that Mrs. Heckman is employed by the Savings Bank and the Company, and assuming that neither the Board of Directors nor Mrs. Heckman have provided prior notice of non-renewal, the remaining term in Mrs. Heckman's employment agreements will be three years. The Employment Agreements provide that Mrs. Heckman's base salary will be reviewed annually. The base salary which will be effective for such Employment Agreements for Mrs. Heckman will be her current salary, $40,000.00. In addition to the base salary, the Employment Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The Employment Agreements provide for termination by the Savings Bank or the Holding Company for cause, as defined in the Employment Agreements, at any time. In the event the Savings Bank or the Holding Company chooses to terminate Mrs. Heckman's employment for reasons other than for cause, or in the event of Mrs. Heckman's resignation from the Savings Bank and the Holding Company upon: (i) failure to re-elect Mrs. Heckman to her current offices; (ii) a material change in Mrs. Heckman's functions, duties or responsibilities; (iii) a relocation of Mrs. Heckman's principal place of employment by more than 25 miles; (iv) a reduction in the benefits and perquisites being provided to Mrs. Heckman in the Employment Agreements;
(v) liquidation or dissolution of the Savings Bank or the Holding Company; or
(vi) a breach of the Employment Agreement by the Savings Bank or the Holding Company, Mrs. Heckman or, in the event of death, her beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to Mrs. Heckman for the remaining term of the Employment Agreement and the contributions that would have been made on Mrs. Heckman's behalf to any employee benefit plans of the Savings Bank and the Holding Company during the remaining term of the Employment Agreements. The Savings Bank and the Holding Company would also continue to pay for Mrs. Heckman's life, health, dental and disability coverage for the remaining term of the Employment Agreements. Upon termination of Mrs. Heckman's employment, except upon a change in control, Mrs. Heckman is subject to a one year non-competition clause.



     Under the Employment Agreements, if voluntary or involuntary termination follows a change in control of the Savings Bank or the Holding Company, Mrs. Heckman or, in the event of Mrs. Heckman's death, her beneficiary would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the Employment Agreements; or (ii) three times the average of the five preceding taxable years' annual compensation. The Savings Bank and the Holding Company would also continue Mrs. Heckman's life, health, and disability coverage for thirty-six months. Notwithstanding that both Employment Agreements provide for a severance payment in the event of a change in control, Mrs. Heckman would only be entitled to receive a severance payment under one agreement.



     Payments to Mrs. Heckman under the Savings Bank's Employment Agreement will be guaranteed by the Holding Company in the event that payments or benefits are not paid by the Savings Bank. Payment under the Holding Company's Employment Agreement would be made by the Holding Company. All reasonable costs and legal fees paid or incurred by Mrs. Heckman pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Savings Bank or Holding Company, respectively, if Mrs. Heckman is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Savings Bank and Holding Company shall indemnify Mrs. Heckman to the fullest extent allowable under Illinois and Delaware law, respectively. In the event of a change in control of the Savings Bank or the Holding Company, the total amount of payments due under the Employment Agreements, based solely on current base salary for such Employment Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $120,000. See "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK -- Employment Agreements."


USE OF PROCEEDS

     The net proceeds from the sale of the Common Stock are expected to range from $680,150, at the minimum of the Estimated Valuation Range, to $1,010,150, at the maximum of the Estimated Valuation Range, with $845,150 at the midpoint of the Estimated Valuation Range. The Commissioner has granted the Holding Company approval to retain 50% of the net proceeds received in the Conversion, plus the amount necessary to finance the purchase of Common Stock by the ESOP in the Conversion. The balance of the net proceeds will be paid to the Savings Bank in exchange for all of its capital stock.


     The net proceeds of the Offering which are paid to the Savings Bank will become part of the Savings Bank's general funds and will be used for general corporate purposes, including the expansion of its deposit base and loan originations and investment in securities of the kind in which the Savings Bank currently invests. The Holding Company intends initially to invest the net proceeds of the Offering which it retains in securities of the kind in which the Savings Bank currently invests. The proceeds of the Offering retained by the Holding Company may be used for additional contributions to the Savings Bank in the form of debt or equity, for future acquisitions and diversification activities, and for dividends on, or repurchases of, Common Stock, when and as permitted by the Commissioner, the Federal Reserve Board and the FDIC. The Holding Company does not currently anticipate any tax-free return of capital. Neither the Savings Bank nor the Holding Company currently has any specific plans, arrangements, agreements or understandings with respect to any acquisitions, diversification activities or repurchases of Common Stock. The Offerings are being conducted at this time to effect the Conversion and to provide the Holding Company and Savings Bank with the described business alternatives.


DIVIDENDS

     Following the Conversion, the Holding Company currently expects to pay semi-annual cash dividends on the Common Stock at an initial aggregate annual rate of approximately $.20 per share (a semi-annual rate of $.10 per share), or 2% annually based upon the initial offering price of $10.00, with the first dividend being declared and paid following fiscal year end 1999 and every six months thereafter. Payment of dividends will be subject to determination and declaration by the Holding Company's Board of Directors. In determining whether or not to declare or pay dividends and the amount of such dividends, if any, the Board of Directors of the Holding Company will take into account such factors as the Holding Company's financial condition, its results of operations, tax considerations, capital requirements, industry standards, and economic conditions. Following the Conversion, the Holding Company initially will have no source of income other than earnings from the investment of the amount of the net proceeds of the Conversion it retains, payments of principal and interest on its loan to the ESOP, and dividends from the Savings Bank. Certain regulatory restrictions generally applicable to savings institutions may limit the Savings Bank's ability to pay dividends to the Holding Company. See "SUPERVISION AND REGULATION -- The Savings Bank -- Dividends." There can be no assurance that dividends will in fact be paid on the Common Stock or that such dividends, if paid, will not be reduced or eliminated in future periods. See "DIVIDEND POLICY."

MARKET FOR COMMON STOCK


     As a newly organized company, the Holding Company has never issued capital stock, and consequently there is no established market for the Common Stock. Following the completion of the Subscription and Community Offerings, it is anticipated that the Common Stock (symbol: CGBL) will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident is expected to make a market in the Common Stock by developing and maintaining historical stock trading records, soliciting potential buyers and sellers and attempting to match buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident will not be subject to any obligation with
respect to such efforts.   The Holding Company will use its best efforts to
encourage and assist a professional market maker in establishing and maintaining a market for the Common Stock. The Common Stock meets the criteria for quotation on the OTC Bulletin Board .

     The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the Offerings, it is highly unlikely that an active trading market will develop and be maintained. Purchasers of the Common Stock could have difficulty disposing of their shares and should not view the shares as a short-term investment. Purchasers may not be able to sell their shares at a price equal to or above the price paid for the shares. See "RISK FACTORS -- Potential Illiquidity of Market for Common Stock" and "MARKET FOR COMMON STOCK."

RISK FACTORS

     See "RISK FACTORS" for a discussion of certain risks related to this offering.

SELECTED FINANCIAL INFORMATION OF THE SAVINGS BANK

     The following table sets forth certain selected financial data for the Savings Bank. This summary has been derived from, and should be read in conjunction with, the financial statements of the Savings Bank and the related notes thereto and management's discussion and analysis of financial condition and results of operations included elsewhere in this Prospectus.


                                                                             AT MARCH 31,
                                                      -------------------------------------------------------
                                                                  1998                       1997
                                                                  ----                       ----
FINANCIAL DATA:
Total assets ......................................            $6,934,981                 $6,288,646
Cash and due from banks ...........................               524,845                    109,912
Interest-bearing time deposits ....................               590,000                  1,279,000
Investment securities available for sale ..........               175,329                    100,716
Loans, net ........................................             5,526,189                  4,705,287
Federal Home Loan Bank stock ......................                46,200                     43,000
Deposits ..........................................             5,250,307                  5,308,464
Long-term debt ....................................               600,000
Total equity capital ..............................               986,014                    894,897

                                                                       FOR THE FISCAL YEAR ENDED
                                                                               MARCH 31,
                                                      -------------------------------------------------------
                                                                  1998                       1997(1)
                                                                  ----                       -------

OPERATING DATA:
Total interest income .............................              $541,984                   $459,968
Total interest expense ............................               309,763                    270,470
                                                                 --------                   --------
Net interest income ...............................               232,221                    189,498
Provision for loan losses .........................                26,500                       --
                                                                 --------                   --------
Net interest income after provision for loan ......               205,721                    189,498
losses ............................................                 6,708                      6,510
Non-interest income ...............................               159,855                    176,671
                                                                 --------                   --------
Non-interest expense ..............................                52,574                     19,337
Income before income tax ..........................                10,702                      1,378
                                                                 --------                   --------
Income tax expense ................................              $ 41,872                   $ 17,959
                                                                 --------                   --------
                                                                 --------                   --------
Net income
OTHER DATA:
Number of:
   Real estate loans outstanding..................                    197                        194
                                                                 --------                   --------
                                                                 --------                   --------
   Deposit accounts...............................                    638                        629
                                                                 --------                   --------
                                                                 --------                   --------

KEY OPERATING RATIOS:
The table below sets forth certain performance ratios of the Savings Bank

                                                                FOR THE FISCAL YEAR ENDED MARCH 31,
                                                      -------------------------------------------------------
                                                               1998                               1997(1)
                                                               ----                               -------
Return on assets (net income divided by
 average total assets).............................             0.63%                                0.31%
Return on average equity (net income divided by
 average equity)...................................             4.60                                 2.27
Average equity to average assets...................            13.62                                13.47
Interest rate spread (difference between
 average yield on interest earning assets and
 average cost of interest bearing liabilities).....             2.67                                 1.81
Net interest margin (net interest income as a
  percentage of average interest earning assets)...             3.47                                 2.97
Non-interest expense to average assets
Average interest-earning assets to interest
 bearing liabilities...............................             2.38                                 2.76
Allowance for loan losses
 to total loans at end of period...................           117.29                               116.96
Net charge offs to average outstanding
 loans during the period...........................             0.58                                 0.13
Ratio of nonperforming assets                                   N/A                                  N/A
 to total assets(2)................................             0.16                                 0.68


(1) During fiscal 1997, the Savings Bank changed its fiscal year end from April 30 to March 31. Accordingly, information related to income and expense during the period ending March 31, 1997 is for the eleven-month period then ended. Operating ratios have been annualized where appropriate.

(2) Nonperforming assets include non-accrual loans, accruing loans delinquent 90 days or more and real estate owned.

                                     RISK FACTORS

     BEFORE INVESTING IN SHARES OF COMMON STOCK OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE RISK FACTORS PRESENTED BELOW, IN ADDITION TO OTHER CONSIDERATIONS DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

DECREASES IN RETURN ON EQUITY


     As a result of the Conversion, stockholder's equity will be substantially increased. Accordingly, the increase in equity is expected to result in a reduction of the Savings Bank's return on average equity (net income divided by average equity) compared with historical levels, absent a corresponding increase in net income, and it is not expected that the Savings Bank will be able to increase net income in future periods commensurate with the increase in equity. For the twenty-four month period ended March 31, 1998, the Savings Bank's return on average equity was approximately 3.44%. Assuming 110,000 shares are sold at the midpoint of the valuation range, using the assumptions under "PRO FORMA DATA", the pro forma return on equity at March 31, 1998 would have been approximately 3.21%.


DEPENDENCE ON KEY PERSONNEL


     The Savings Bank depends to a considerable degree on a limited number of key management personnel, in particular, the Savings Bank's secretary, treasurer and C.E.O., Maralyn F. Heckman. The loss of such personnel could adversely affect the Savings Bank's operations. The Savings Bank and the Holding Company intend to enter into the Employment Agreements with Mrs. Heckman. Neither the Savings Bank nor the Holding Company has obtained, or expects to obtain, "key man" life insurance policies for any executive officers of the Savings Bank or the Holding Company. Management believes that the Savings Bank's future success will depend in large part upon its ability to attract and retain qualified personnel. There can be no assurance that the Savings Bank will be successful in attracting and retaining such personnel. See "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK."


POTENTIAL IMPACT OF CHANGES IN REAL ESTATE VALUES

     At March 31, 1998, approximately 98.6% of the Savings Bank's net loan portfolio consisted of loans secured by real estate. At such date, all of the loans secured by real estate were secured by real estate properties located in Central Illinois. In recent periods, several regions of the United States have experienced declines in the market value of real estate, and there can be no assurance as to the future performance of the Illinois real estate markets, including those in which the Savings Bank operates. A decline in the Illinois real estate market could have a material adverse effect on the Savings Bank's operations. Depressed real estate values may result in an increase in nonperforming assets, hamper disposition of such nonperforming assets and result in losses upon such disposition.

COMPETITION

     The Savings Bank's market area is a highly competitive market, and the Savings Bank faces significant competition both in attracting deposits and in originating loans. The Savings Bank faces direct competition from a number of financial institutions, many of which are significantly larger than the Savings Bank and, therefore, have greater financial and marketing resources than the Savings Bank.


 INTERNAL APPRAISALS AND LIMITED COMPARABLE SALES GROUP DATA



      Real estate securing loans of greater than $250,000 is appraised by an outside appraiser approved by the Savings Bank's Board of Directors. Real Estate securing loans of less than $250,000 is appraised by an internal appraisal committee which is comprised of members of the Savings Bank's Board of Directors. From time to time, the internal appraisal committee issues appraisals in connection with loans, the dollar amount of which are dependent upon the appraised value of the underlying real estate. In either event, comparable sales group data is sometimes limited or unavailable due to the size and nature of the market area. The fact that comparable sales group data may be limited makes certain appraisals less reliable.


RISKS ASSOCIATED WITH THE SAVINGS BANKS PRIMARY MARKET AREA

     The Savings Bank's market area is primarily contained within a ten mile radius of Cerro Gordo, Illinois. This area contains portion of Macon, Moultrie and Piatt counties. Its economy is diversified among agriculture, manufacturing and services. Although the economy is diversified and generally stable, population and household growth, and median and per capa income levels for the Savings Bank's primary market area are generally lower than comparable levels for Illinois and the nation, while unemployment levels are generally higher. Management regards the Savings Bank's primary market area as a low growth area in which there is significant competition among financial service providers for market share. See "BUSINESS OF THE SAVINGS BANK - Competition." Management believes that opportunities for future earnings growth in the Savings Bank's primary market area are limited in light of these factors.

SLOW GROWTH

     The Savings Bank's historical growth rate has been slow. Management does not expect the Savings Bank's growth rate to accelerate after the Offerings.

ESOP AND MRP EXPENSE

     In November 1993, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 93-6 entitled "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). SOP 93-6, among other things, changes the measure of compensation expense recorded by employers for leveraged ESOPs from the cost of ESOP shares to the fair value of ESOP shares. Under SOP 93-6, the Savings Bank will recognize compensation cost equal to the fair value of the ESOP shares during the periods in which they become committed to be released. To the extent that the fair value of the Common Stock appreciates, the Savings Bank will recognize increased compensation expense as the ESOP shares are committed for release. In addition, it is anticipated that the MRP will purchase shares of Common Stock equal to 4.0% of the shares issued in the Conversion. Both the ESOP and the MRP will increase employee compensation expense in the future. See "PRO FORMA DATA".

POTENTIAL ILLIQUIDITY OF MARKET FOR COMMON STOCK

     As a newly organized company, the Holding Company has never issued capital stock, and consequently there is no established market for the Common Stock. Following the completion of the Subscription and Community Offerings, it is anticipated that the Common Stock (symbol: CGBL) will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident is expected to make a market in the common stock by developing and maintaining historical stock trading records, soliciting potential buyers and sellers and attempting to match buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident will not be subject to any obligation with
respect to such efforts.   The Holding Company will use its best efforts to
encourage and assist a professional market maker in establishing and maintaining a market for the Common Stock. The Common Stock meets the criteria for quotation on the OTC Bulletin Board .


     The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the offering, it is highly unlikely that an active trading market will develop and be maintained. Purchasers of the Common Stock could have difficulty disposing of their shares and should not view the shares as a short-term investment. Purchasers may not be able to sell their shares at a price equal to or above the price they paid for the shares. See "MARKET FOR COMMON STOCK."

POTENTIAL EFFECTS OF CHANGES IN INTEREST RATES

     The operations of the Savings Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. Like most savings institutions, the Savings Bank's earnings are affected by changes in market interest rates and other economic factors beyond its control. If an institution's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the institution's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the institution's net interest income generally would be adversely affected by material and prolonged increases in interest rates and positively affected by comparable declines in interest rates. The Savings Bank has sought to reduce the vulnerability of its operations to changes in interest rates by managing the nature and composition of its interest rate sensitive assets and liabilities. However, at March 31, 1998, the Savings Bank's Net Portfolio Value ("NPV"), which represents the present value of expected cash flows from assets, liabilities and off-balance sheet contracts (if any), decreased by 5% to 33% assuming interest rates increased by 100 to 400 basis points and decreased by 16% to 28% assuming interest rates decreased by 100 to 400 basis points.


     The Savings Bank's deposits have included a relatively high amount of certificates of deposit ("Certificates"), which are generally higher costing and more interest-rate sensitive than "core" deposits. At March 31, 1998, $4.8 million of the Savings Bank's $5.3 million of total deposits were comprised of Certificates of which $2.2 million, or 45.8%, were scheduled to mature within one year. Certificates generally are costlier and a more volatile source of funds than savings accounts. In addition, certificates are more likely to be invested in other instruments than are savings accounts. Notwithstanding the foregoing, management believes that most of its certificates will remain at the Savings Bank upon maturity. The Savings Bank does not accept brokered deposits. See "BUSINESS OF THE SAVINGS BANK."


     In addition to affecting interest income and expense, changes in interest rates also can affect the value of the Savings Bank's interest-earning assets, which are comprised of fixed instruments, and the ability to realize gains from the sale of such assets. Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. As of March 31, 1998, $5.6 million or 80.1% of the Savings Bank's interest-earning assets were fixed-rate loans. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Asset and Liability Management."

EFFECT OF ANTI-TAKEOVER PROVISIONS IN DISCOURAGING TAKEOVER OFFERS AND CHANGES IN MANAGEMENT

     The Holding Company's certificate of incorporation and bylaws provide, among other things, that (1) for a period of five years following the Conversion, no person may acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company, and no person who acquires the beneficial ownership of more than 10% of any class of equity security of the Holding Company may vote any shares owned in excess of 10% unless, in each case, the acquisition has been approved by a majority of the disinterested directors on the Board of Directors of the Holding Company; (2) the Holding Company's Board of Directors will be divided into three classes with one class to be elected each year; (3) special meetings of the Holding Company's stockholders may be called only by the chairman of the Board of Directors, the president or a majority of the Holding Company's Board of Directors; (4) the Board of Directors may issue additional shares of authorized Common Stock and fix the terms and designations of and issue shares of authorized preferred stock without any further action by the stockholders; (5) approval of the holders of 80% of the outstanding shares of voting stock must be obtained for consummation of certain Business Transactions (as defined in the certificate of incorporation) not approved in advance by the Board of Directors; (6) stockholders who propose to nominate a candidate for election to the Board of Directors of the Holding Company or to present new business at a stockholders' meeting must give advance notice of, and furnish information relating to, the proposed nominee and business to the Holding Company; and (7) a vote of 80% of the total votes eligible to be cast, voting together as a single class, is required to amend, repeal or adopt any provisions inconsistent with certain provisions of the certificate of incorporation and the bylaws, including most of the provisions enumerated above. See

"RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY -- Restrictions in Certificate of Incorporation and Bylaws."

     Such provisions are intended to encourage a potential acquiror of the Holding Company to negotiate with the Board of Directors, which is in the best position to act on behalf of all of the stockholders, before seeking to obtain control of the Holding Company. Such provisions may, however, have the effect of discouraging takeover offers that certain stockholders might deem to be in their best interests, including takeover proposals in which stockholders might receive a premium for their shares over the then-current market price. Such provisions will also make it more difficult for individual stockholders or a group of stockholders to replace existing management, whether or not such stockholders believe that a change in management is in the best interests of the Holding Company.

EFFECT OF VOTING CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS ON CORPORATE GOVERNANCE

     Directors and executive officers of the Savings Bank and the Holding Company expect to purchase approximately 22,175 shares of Common Stock, or 18% of the number of shares outstanding if 126,500 shares are sold at the maximum of the Estimated Valuation Range. Directors and executive officers are also expected to control 27,830 shares of Common Stock through the Employee Benefit Plans, as more fully described below. For additional information regarding the vesting schedules, shareholder approval requirements, proposed allocations of stock awards and other terms of the Employee Benefit Plans, see "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK -- Employee Benefit Plans."

     Following approval of the MRP at a stockholders' meeting to be held no earlier than six months following consummation of the Conversion ("MRP Stockholder Approval"), directors and executive officers are expected to control the voting of 5,060 shares, or 4% of the shares of Common Stock sold in the Conversion, as a result of stock awards expected to be granted under the MRP (including both allocated and unallocated shares). Directors and executive officers are also expected to be granted stock options to purchase 12,650 shares of Common Stock, following Stock Option Plan Approval. If these options are exercised, directors and executive officers would have voting control over an amount of shares equal to 10% of the Holding Company's outstanding shares of Common Stock.

     Upon completion of the initial allocation of shares of Common Stock under the ESOP, executive officers of the Savings Bank will have been allocated 36% of the allocated shares. Under the terms of the ESOP, each participant is entitled to vote the shares allocated to his account, and unallocated shares will be voted by the ESOP trustee in accordance with the instructions of the compensation committee of the Savings Bank's Board of Directors, or, in the absence of such direction, in the same proportion as the allocated shares. The ESOP will purchase 10,120 shares of Common Stock in the Offering. Accordingly, the Board of Directors of the Savings Bank, through instructions to the ESOP trustee, will initially have effective voting control over 10,120 shares of Common Stock, or 8% of the Holding Company's outstanding Common Stock.

     As a result of the proposed purchases of the Common Stock by the Board of Directors of the Holding Company, and officers of the Savings Bank, and purchases under the ESOP and MRP, as well as the potential acquisition of the Common Stock under the Stock Option Plan, directors and executive officers of the Savings Bank and the Holding Company could acquire the power to vote
50,005 shares, or 40% of total outstanding shares (including shares owned by the ESOP and MRP). Such voting control could render it difficult to obtain majority support for a stockholder proposal opposed by the Board of Directors of the Holding Company and management. Moreover, such voting control could enable the Board of Directors of the Holding Company and management to block the approval of transactions requiring the approval of 80% of the stockholders under the Holding Company's certificate of incorporation. See "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK -- Employee Benefit Plans" and "RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY."

POSSIBLE DILUTIVE EFFECT OF GRANTS UNDER THE MRP AND STOCK OPTION PLAN

       Subject to MRP Stockholder Approval, the MRP may purchase shares of Common Stock totalling up to 4% of the Common Stock issued and sold in the Conversion. Such shares may be purchased by the MRP in the open market, or if sufficient shares are not available in the open market, the MRP may purchase authorized but previously unissued shares from the Holding Company at the then current market price for the Common Stock. Such shares will be issued at no cost to the participants in the MRP. If the MRP is funded entirely through purchases of authorized but previously unissued shares from the Holding Company, the percentage interest of stockholders of the Holding Company at the time of the Conversion will be diluted, at the time of such purchase, by approximately 4%.

       Subject to approval of the Stock Option Plan at a stockholders' meeting to be held no earlier than six months following consummation of the Conversion ("Stock Option Plan Stockholder Approval"), the Holding Company intends to reserve for issuance under the Stock Option Plan authorized but previously unissued shares of Common Stock in an amount equal to 10% of the number of shares of Common Stock issued in the Conversion. Options to purchase such shares will be granted to the directors, officers and employees of the Holding Company at an exercise price equal to the fair market value per shares of the Common Stock on the date of grant. In the event that all of the options reserved under the Stock Option Plan are granted and exercised, the percentage interests of stockholders of the Holding Company will be further diluted, as of the time of such exercise, by approximately 9%.

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES

       The Savings Bank has received an opinion of Geo. S. Olive & Co. LLC which states that, for federal and state income tax purposes, consummation of the Conversion will not be taxable to the Savings Bank, the Holding Company or depositors of the Savings Bank. However, the opinion also states that if the Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable fair market value, income or gain may be recognized by the recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) in an amount equal to such value. Additionally, the Savings Bank could recognize a gain for tax purposes on such distribution. Whether Subscription Rights are considered to have ascertainable fair market value is an inherently factual determination. The Savings Bank has received an opinion from JMP that Subscription Rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and the Members have no ascertainable fair market value. This statement is based upon the observation that such Subscription Rights are available without cost, will be legally non-transferrable and of short duration, and will provide only the right to purchase shares of Common Stock at the same price payable by the general public if such shares are offered to the general public. This opinion is not binding on the Internal Revenue Service ("IRS").
No assurance can be given that the IRS will not take a contrary position. See "FEDERAL AND STATE TAXATION" and "THE CONVERSION -- Effects of Conversion -- Tax Effects."

RISK OF DELAYED OFFERING

       The Holding Company and the Savings Bank expect to complete the Conversion on schedule and within the time periods indicated in this Prospectus. Nevertheless, it is possible, although not anticipated, that various factors could significantly delay completion of the Conversion. For example, changes in market, economic or other conditions could result in a change in the Conversion valuation which could delay completion of the Conversion and necessitate the receipt of approvals from the Commissioner and the FDIC for an extension of the Subscription and Community Offerings. Subscriptions for shares of Common Stock are irrevocable, except that if the Commissioner and the FDIC approve an extension of the Subscription and Community Offerings beyond October 26, 1998 (or November 16, 1998, if the Subscription Offering is fully extended), subscribers will be given the opportunity to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest at the Savings Bank's then current passbook rate and/or to have their withdrawal authorizations terminated. No such extension will be permitted without the approval of the Commissioner and the FDIC.

                             CGB&L FINANCIAL GROUP, INC.

       The Holding Company was organized as a Delaware corporation on May 21, 1998 at the direction of the Board of Directors of the Savings Bank to acquire all of the capital stock to be issued by the Savings Bank in the Conversion.
The Holding Company has not engaged in any business to date and is not expected to engage in any business until the consummation of the Conversion. The Holding Company's offices are located at 229 E. South Street, Cerro Gordo, Illinois 61818, and its telephone number is (217) 763-2911.

       The Holding Company will have no material assets or liabilities prior to the consummation of the Conversion. Immediately following the consummation of the Conversion, the Holding Company will have, as its only material assets, the stock of the converted Savings Bank acquired in the Conversion and that portion of the net proceeds of the Conversion that the Commissioner permits it to retain. The Holding Company has received the Commissioner's approval to retain 50% of the net proceeds received in the Conversion (ranging between approximately $340,075, if a minimum of 93,500 shares are sold in the Conversion, and approximately $505,075, if a maximum of 126,500 shares are sold in the Conversion), plus the amount necessary to finance the purchase of Common Stock by the ESOP in the Conversion. The balance of the net proceeds will be paid to the Savings Bank in exchange for all of its capital stock. The Holding Company intends to lend to the ESOP an amount sufficient to finance the purchase of up to 8% of the Common Stock issued in the Conversion and, at least initially, to invest the remainder of the proceeds in securities of the kind in which the Savings Bank currently invests. The Holding Company may also use its capital to repurchase its stock or pay dividends, if and as permitted under the regulations of the Federal Reserve Board, the Commissioner and the FDIC. See "DIVIDEND POLICY" and "THE CONVERSION -- Restrictions on Repurchases of Common Stock." Immediately following the Conversion, the Holding Company will have no material liabilities.


       Following the Conversion, the Holding Company will be engaged in the business of directing, planning and coordinating the business activities of the Savings Bank. The Holding Company does not currently intend to change but does intend to expand the products and services offered by the Savings Bank. In the future, the Holding Company may acquire or organize other operating subsidiaries, although there are no current plans, arrangements, agreements or understandings to do so.


       The Federal Reserve Board has approved the Holding Company's application to become a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to acquire the Savings Bank. It has also received approval from the Commissioner of its application to become a savings bank holding company and to acquire the Savings Bank. Upon completion of the Conversion, the Holding Company will be subject to regulation by both the Federal Reserve Board and the Commissioner. See "SUPERVISION AND REGULATION -- The Holding Company." Under certain circumstances, the Board of Directors of the Savings Bank may decide not to use the holding company form of organization in the Conversion. See "THE CONVERSION -- General."

                         CERRO GORDO BUILDING AND LOAN, S.B.

       The Savings Bank is an Illinois-chartered mutual savings bank regulated by the Commissioner, and its deposits are insured by the FDIC through the SAIF. The deposits of the Savings Bank will continue to be insured by the FDIC after the Conversion. The Savings Bank was originally chartered in 1886 as a state-chartered savings and loan association and converted to a state-chartered savings bank on December 31, 1992 under its current name of Cerro Gordo Building and Loan, s.b. At March 31, 1998, the Savings Bank had total assets of $6.9 million, total deposits of $5.3 million, retained earnings of $873 thousand and total equity capital of $986 thousand. The Savings Bank conducts it business through its office located at 229 E. South Street, Cerro Gordo, Illinois 61818, and its telephone number is (217) 763-2911.

       The Savings Bank is located in the Village of Cerro Gordo, in the county of Piatt, Illinois, in the central part of the state. The Savings Bank's deposit and lending base is presently concentrated within a ten-mile radius of Cerro Gordo, Illinois. This area includes portions of the Illinois counties of Macon, Moultrie and Piatt. Cerro Gordo has a population of approximately 1,500. The primary employers located in and around Cerro Gordo include the Cerro

Gordo School District, Caterpillar, Inc., Archer Daniels Midland and Bridgestone/Firestone, Inc. Management believes that Cerro Gordo's economy has been stable in recent years.

       The Savings Bank provides its customers with a range of community banking services. The Savings Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits to invest in one- to four-family residential mortgage loans and, to a lesser extent, consumer (share), multi-family residential, and commercial real estate loans. The Board of Directors has been evaluating the Savings Bank's historical operations with a view to improving the Savings Bank's future earnings prospects and growth opportunities. The Conversion is an integral step in achieving these objectives.

       HISTORICAL OPERATIONS. The Savings Bank's assets totalled $6.9 million at March 31, 1998. The percentage of the Savings Bank's assets invested in loans has increased for the past five years. The loan portfolio has increased by $1.6 million, or 40%, from $4.0 million at April 30, 1993 to $5.6 million at March 31, 1998. At March 31, 1998, the Savings Bank had cash and cash equivalents of $525 thousand, which accounted for 7.6% of the Savings Bank's total assets. For the periods ended March 31, 1998 and 1997, the Savings Bank had interest income from deposits with financial institutions of $70,915 and $82,277, respectively, representing 13.1% and 17.7%, of total interest income, respectively.

       The Savings Bank's historical lending strategy has focused on the origination of residential mortgage loans secured by one- to four-family homes, and, to a lesser extent, on the origination of consumer (share), multi-family residential and commercial real estate loans. See "BUSINESS OF THE SAVINGS BANK -- Lending Activities."

       The Savings Bank offers traditional products, including passbook and certificates of deposit. The Savings Bank's deposits have decreased
$58 thousand, or 1.1%, between March 31, 1997 and March 31, 1998. At March 31, 1998, the Savings Bank had certificates of deposits totalling $4.8 million, representing 90.6% of the Savings Bank's total deposits, with maturities ranging up to five years.

       At March 31, 1998, the Savings Bank had $873 thousand of retained earnings, or 12.6% of total assets and total equity capital of $986 thousand, and exceeded all of its minimum regulatory capital requirements. At March 31, 1998, the Savings Bank's Tier 1 capital and total risk-based capital to applicable assets were 12.6% and 28.6%, respectively. See "SUPERVISION AND REGULATION -- The Savings Bank -- Capital Requirements." Management attributes its strong capital position to its focus on loans secured by residential properties and a conservative lending philosophy on other loans. As a result of the Conversion and assuming the Holding Company retains 50% of the net proceeds of the Conversion at the midpoint of the Estimated Valuation Range plus an amount sufficient to fund the ESOP, the Savings Bank will have pro forma stockholders' equity of approximately $1.3 million, or 17.6% of total pro forma assets.

                                   USE OF PROCEEDS

       The net proceeds from the sale of the Common Stock are expected to range from $680,150, at the minimum of the Estimated Valuation Range, to $1,010,150, at the maximum of the Estimated Valuation Range. At the midpoint of the Estimated Valuation Range, the estimated net proceeds of the Conversion would be $845,150.


       The Commissioner has granted the Holding Company approval to retain 50% of the net Conversion proceeds, plus the amount necessary to fund the ESOP. The balance of the net proceeds will be paid to the Savings Bank in exchange for all of its capital stock. Assuming that the Conversion is consummated at the midpoint of the Estimated Valuation Range, (i) the Savings Bank will receive approximately $334,575 or 40% of the net proceeds of the Offering in exchange for all of its issued and outstanding capital stock, and (ii) the Holding Company will retain approximately $510,575 or 60% of the net proceeds, out of which the Holding Company will make a loan to the Savings Bank's ESOP in the amount of $88,000 (assuming the midpoint of the Estimated Valuation Range). The ESOP will repay such loan from the Holding Company with contributions made to the ESOP by the Savings Bank and any dividends on the Common Stock held by the ESOP. The loan will require annual interest and principal payments over a ten-year period and will bear interest at a rate of 8%.


       The Holding Company intends to invest the net proceeds of the Offering which it retains in securities of the kind in which the Savings Bank invests. The proceeds of the Offering may be used for additional contributions to the Savings Bank in the form of debt or equity, for possible future acquisitions and diversification activities, and for future dividends on, and repurchases of, Common Stock, as and if permitted by the Federal Reserve Board, the Commissioner and the FDIC. The Holding Company does not currently anticipate any tax-free return of capital. See "DIVIDEND POLICY" and "THE CONVERSION -- Restrictions on Repurchases of Common Stock;" see also "RISK FACTORS -- Competition." The Holding Company has no specific plans, arrangements, agreements or understandings with respect to any acquisitions, diversification activities, return of capital or repurchases of Common Stock.


       The net proceeds of the Offering which are paid to the Savings Bank will become part of the Savings Bank's general funds and will be used for general corporate purposes, including the expansion of its deposit base and loan originations and investment in securities of the kind in which the Savings Bank currently invests.

                                   DIVIDEND POLICY

       Following the Conversion, the Holding Company currently expects to pay semi-annual cash dividends on the Common Stock at an initial aggregate annual rate of approximately $.20 per share (a semi-annual rate of $.10 per share), or 2% annually based upon the initial offering price of $10.00, with the first dividend being declared and paid following fiscal year end 1999 and every six months thereafter. Payment of dividends will be subject to determination and declaration by the Holding Company's Board of Directors. In determining whether or not to declare or pay dividends and the amount of such dividends, if any, the Board of Directors of the Holding Company will take into account such factors as the Holding Company's financial condition, results of operations, tax considerations, capital requirements, industry standards, economic conditions and regulatory restrictions affecting the payment of dividends by the Savings Bank to the Holding Company, as discussed below. There can be no assurance that dividends will in fact be paid on the Common Stock or that such dividends, if paid, will not be reduced or eliminated in future periods.

       Following the Conversion, the Holding Company initially will have no source of income other than earnings from the investment of the net proceeds of the Conversion it retains, receipt of principal and interest payments on the loan to the ESOP, and dividends from the Savings Bank. Under the Illinois Savings Bank Act (the "ISBA") and applicable regulations of the Commissioner, the Savings Bank will generally be permitted to pay dividends to the Holding Company in an amount equal to its net profits in any fiscal year, or in the event the Savings Bank's total capital is less than 6% of total assets, 50% of net profits, without the prior approval of the Commissioner, provided that the Savings Bank is in compliance with its regulatory capital requirements, both before and after the payment of such dividend, and the payment of such dividend would not reduce the regulatory capital of the Savings Bank below the amount required by the FDIC or the Commissioner or the amount of the liquidation account required to be maintained by the Savings Bank following the Conversion. See "SUPERVISION AND REGULATION -- The Savings Bank -- Dividends;" and "THE CONVERSION -- Effects of Conversion -- Liquidation Rights." The Savings Bank had net profits of $41,872 in the fiscal year ended March 31, 1998. Under the applicable regulations, the Savings Bank could have paid dividends totaling $41,872 in 1998 without the written approval of the Commissioner.

       In addition to the foregoing, earnings of the Savings Bank appropriated to bad debt reserves and deducted for federal income tax purposes cannot be used by the Savings Bank to pay cash dividends to the Holding Company without the payment of federal income taxes by the Savings Bank at the then current income tax rate on the amount deemed distributed. See "FEDERAL AND STATE TAXATION -- Federal Taxation -- Distributions." The Holding Company does not contemplate any distribution by the Savings Bank that would result in a recapture of the Savings Bank's bad debt reserve or create such federal tax liabilities.

                               MARKET FOR COMMON STOCK

       As a newly organized company, the Holding Company has never issued capital stock, and consequently there is no established market for the Common Stock. Following the completion of the Subscription and Community Offerings, it is anticipated that the Common Stock (symbol: CGBL) will be traded on the over-the-counter market with quotations available through the OTC Bulletin Board. Trident is expected to make a market in the Common Stock by developing and maintaining historical stock trading records, soliciting potential buyers and sellers and attempting to match buy and sell orders. In connection with its market making activities, Trident may buy or sell shares from time to time for its own account. However, Trident will not be subject to any obligation with
respect to such efforts.   The Holding Company will use its best efforts to
encourage and assist a professional market maker in establishing and maintaining a market for the Common Stock. The Common Stock meets the criteria for quotation on the OTC Bulletin Board .


       The development of an active trading market depends on the existence of willing buyers and sellers. Due to the small size of the Offerings, it is highly unlikely that an active trading market will develop and be maintained. Purchasers of the Common Stock could have difficulty disposing of their shares and should not view the shares as a short-term investment. Purchasers may not be able to sell their shares at a price equal to or above the price paid for the shares. See "RISK FACTORS -- Potential Illiquidity of Market for Common Stock."

       Liquidity for shares of stock is measured by the number of willing buyers and sellers for the stock, the frequency of trades in the stock and the volume of shares traded when trades do occur. The smaller the number of holders of the stock, the less likely a liquid market will develop. The Holding Company is offering from 93,500 to 126,500 shares of Common Stock in the Offerings at $10.00 per share, with a resulting anticipated market capitalization ranging from $935,000 to $1,265,000. A substantial amount of such stock is expected to be held by the directors, executive officers and Employee Benefit Plans. See "THE OFFERING -- Subscriptions by Directors and Executive Officers." The Holding Company is unable to predict, at this time, how widely the remaining shares will be held.

                                    CAPITALIZATION

       The following table represents the capitalization, including deposits, of the Savings Bank as of March 31, 1998, adjustments as a result of the Conversion, and the pro forma consolidated capitalization of the Holding Company at that date, after giving effect to the Plan of Conversion.



                                                               PRO FORMA CONSOLIDATED CAPITALIZATION
                                                                      OF THE HOLDING COMPANY
                                                             BASED UPON THE SALE OF SHARES AT $10.00 PER SHARE
                                      -------------------------------------------------------------------------------------------
                                                                                                                         ADJUSTED
                                          THE SAVINGS             MINIMUM          MIDPOINT            MAXIMUM            MAXIMUM
                                       BANK, HISTORICAL           93,500           110,000             126,500            145,475
                                       AT MARCH 31, 1998          SHARES            SHARES              SHARES           SHARES(1)
                                       -----------------          ------            ------              ------           --------
                                                                     (DOLLARS IN THOUSANDS)
Deposits(2). . . . . . . . . . .          $5,250                  $5,250           $5,250              $5,250            $5,250

Long term debt                               600                     600              600                 600               600

Total deposits and borrowings             $5,850                  $5,850           $5,850              $5,850            $5,850
                                          ------                  ------           ------              ------            -------
                                          ------                  ------           ------              ------            -------

Stockholders' equity:
  Preferred Stock:
   100,000 shares, $.01 par
   value per share, authorized;
   none issued or outstanding             $   -                   $   -            $   -               $   -             $   -




                                       17

Common Stock:
  900,000 shares, $.01 par
  value  per share, authorized;
  specified number of shares
  assumed to be issued and
  outstanding . . . . . . . . .               -                        9               11                  13                15

Additional paid-in capital                    -                      670              834                 997             1,184

Common Stock acquired by
ESOP(3) . . . . . . . . . . . .                                      (75)             (88)               (101)             (116)
Common Stock acquired by
 MRP(4) . . . . . . . . . . . .                                      (37)             (44)                (51)              (58)

Retained earnings(5)                         873                     873              873                 873               873
Net unrealized gain on
securities available for sale .              113                     113              113                 113               113
                                          ------                  ------           ------              ------            -------

Total stockholders' equity. . .           $  986                  $1,554           $1,699              $1,844            $2,011
                                          ------                  ------           ------              ------            -------
                                          ------                  ------           ------              ------            -------

---------------------

(1) Gives effect to the sale of an additional 18,975 shares in the Conversion, which may be issued to cover additional subscriptions, based on a determination by JMP that such issuance is compatible with its determination of an increase in the appraised pro forma market value of the Common Stock. See "THE CONVERSION -- Stock Pricing and Number of Shares to be Issued."

(2) Withdrawals from deposit accounts for the purchase of Common Stock are not reflected. Such withdrawals will reduce pro forma deposits by the amounts thereof.

(3) Assumes that the ESOP will purchase 8% of the Common Stock sold in the Conversion with funds to be borrowed from the Holding Company. The amount borrowed by the ESOP is reflected as a reduction to stockholders' equity. Since the Holding Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation, and no liability will be reflected on the Holding Company's Consolidated Financial Statements. The amount of Common Stock to be purchased by the ESOP represents unearned compensation and is, accordingly, reflected as a reduction to pro forma stockholders' equity. The Savings Bank expects to make discretionary contributions to the ESOP in an amount at lest equal to the principal and interest payments on the ESOP debt. As such payments are made, a corresponding reduction in the charge against stockholders' equity will occur. See "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK -- Employee Benefit Plans -- Employee Stock Ownership Plan." For a discussion of recent accounting developments involving ESOPs, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Impact of New Accounting Pronouncements."

(4) Assumes that an amount of stock equal to 4% of the Common Stock sold in the Conversion will be purchased by the Holding Company's MRP with funds contributed to the MRP by the Holding Company no sooner than six months after completion of the Conversion. In accordance with GAAP, the amount of Common Stock to be purchased by the MRP will represent unearned compensation and will, accordingly, be reflected as a reduction to stockholders' equity in future periods. As shares of Common Stock granted to officers and directors of the Savings Bank vest, a corresponding reduction in the charge against stockholders' equity will occur.

(5) Retained earnings of the Savings Bank are restricted by the minimum capital requirements of the Commissioner and the FDIC and will be restricted by the liquidation account to be established upon Conversion. See "SUPERVISION AND REGULATION;" "THE CONVERSION -- Effects of Conversion -- Liquidation Rights" and Notes to Financial Statements included elsewhere herein. Retained earnings do not reflect the impact of the recapture of the bad debt reserve in the unlikely event of liquidation.

                     HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

       The following table presents the Savings Bank's historical and pro forma capital position relative to its capital requirements at March 31, 1998. The amount of capital infused into the Savings Bank for purposes of the following table is 50% of the net Conversion proceeds. For purposes of the following table, the amount expected to be borrowed by the ESOP and the cost of the shares expected to be acquired by the MRP are deducted from pro forma regulatory capital, also see "USE OF PROCEEDS," "CAPITALIZATION" and "PRO FORMA DATA." The definitions of the terms used in the table are those provided in the capital regulations issued by the FDIC. For a discussion of the capital standards applicable to the Savings Bank, see "SUPERVISION AND REGULATION -- The Savings Bank -- Capital Requirements."

                                                                                       PRO FORMA AT MARCH 31, 1998
                                                                            ---------------------------------------------

                                                                             MINIMUM OF ESTIMATED        MIDPOINT OF ESTIMATED
                                                                                VALUATION RANGE            VALUATION RANGE
                                                                            -----------------------     -----------------------
                                                       HISTORICAL                93,500 SHARES               110,000 SHARES
                                                     AT MARCH 31, 1998        AT $10.00 PER SHARE         AT $10.00 PER SHARE
                                                 -----------------------    -----------------------     ------------------------
                                                              PERCENT OF                PERCENT OF                    PERCENT OF
                                                               ADJUSTED                  ADJUSTED                      ADJUSTED
                                                                 TOTAL                    TOTAL                         TOTAL
                                                 AMOUNT         ASSETS     AMOUNT         ASSETS         AMOUNT        ASSETS
                                                 ------         ------     ------         ------         ------        ------
                                                                                                      (DOLLARS IN THOUSANDS)
The Savings Bank:

GAAP capital . . . . . . . . . . . . .             $986          14.2%     $1,214          16.9%         $1,277         17.6%
                                                 ------         ------     ------         ------         ------        -----
                                                 ------         ------     ------         ------         ------        -----
Tier 1 capital                                     $873          27.5%     $1,101          34.2%         $1,164         36.1

Tier 1 capital to risk weighted assets
requirement. . . . . . . . . . . . . .              127           4.0         129           4.0             129          4.0
                                                 ------         ------     ------         ------         ------        -----

Excess . . . . . . . . . . . . . . . .             $746          23.5%       $972          30.2%         $1,035         32.1
                                                 ------         ------     ------         ------         ------        -----
                                                 ------         ------     ------         ------         ------        -----
Tier 1 capital . . . . . . . . . . . .             $873          12.6%     $1,101          15.3%         $1,164         16.1%

Tier 1 capital to average total assets
requirement. . . . . . . . . . . . . .              278           4.0         287           4.0             290          4.0
                                                 ------         ------     ------         ------         ------        -----
Excess . . . . . . . . . . . . . . . .             $595           8.6%       $814          11.3%           $874         12.1%
                                                 ------         ------     ------         ------         ------        -----
                                                 ------         ------     ------         ------         ------        -----
Risk-based capital . . . . . . . . . .             $906          28.6%     $1,134          35.3%         $1,197         37.1%

Risk-based capital requirement . . . .              254           8.0         257           8.0             258          8.0
                                                 ------         ------     ------         ------         ------        -----
Excess . . . . . . . . . . . . . . . .             $652          21.6%       $877          27.3%           $939         29.1%
                                                 ------         ------     ------         ------         ------        -----
                                                 ------         ------     ------         ------         ------        -----
Average Total Assets . . . . . . . . .           $6,957                    $7,185                        $7,248

Total risk-weighted assets(1). . . . .            3,170                     3,216                         3,228


                                                                        PRO FORMA AT MARCH 31, 1998
                                             ------------------------------------------------------------------------------
                                                                                                     15% above
                                                  MAXIMUM OF ESTIMATED                         Maximum of Estimated
                                                     VALUATION RANGE                             Valuation Range
                                              ---------------------------------         ----------------------------------
                                                     126,500 SHARES                               145,475 Shares
                                                   AT $10.00 PER SHARE                          at $10.00 Per Share
                                              ---------------------------------         ----------------------------------
                                                                  PERCENT OF                                 PERCENT OF
                                                                   ADJUSTED                                   ADJUSTED
                                                                     TOTAL                                      TOTAL
                                              AMOUNT                ASSETS              AMOUNT                 ASSETS
                                              ------                ------              ------                 ------
                                                  (DOLLARS IN THOUSANDS)

The Savings Bank:

GAAP capital . . . . . . . . . . . . .         $1,339                18.3%              $1,412                  19.1%
                                               ------               ------             -------                 ------
                                               ------               ------             -------                 ------
Tier 1 capital                                  1,226                37.8                1,299                  39.9

Tier 1 capital to risk weighted assets
requirement. . . . . . . . . . . . . .            130                  4.0                 130                   4.0
                                               ------               ------             -------                 ------

Excess . . . . . . . . . . . . . . . .          1,096                 33.8               1,169                  35.9
                                               ------               ------             -------                 ------
                                               ------               ------             -------                 ------
Tier 1 capital . . . . . . . . . . . .         $1,226                16.8%              $1,299                  17.6%

Tier 1 capital to average total assets
requirement. . . . . . . . . . . . . .            292                  4.0                 295                   4.0
                                               ------               ------             -------                 ------
Excess . . . . . . . . . . . . . . . .           $934                12.8%              $1,006                  13.6%
                                               ------               ------             -------                 ------
                                               ------               ------             -------                 ------
Risk-based capital . . . . . . . . . .         $1,259                38.8%              $1,332                  40.9%

Risk-based capital requirement . . . .            259                  8.0                 260                   8.0
                                               ------               ------             -------                 ------
Excess . . . . . . . . . . . . . . . .         $1,000                30.8%              $1,073                  32.9%
                                               ------               ------             -------                 ------
                                               ------               ------             -------                 ------
Average Total Assets . . . . . . . . .         $7,310                                   $7,383

Total risk-weighted assets(1). . . . .          3,241                                    3,255

-----------------------------

(1) Assumes that the Conversion proceeds infused into the Savings Bank are invested in assets with a risk weighting of 20%.

                                    PRO FORMA DATA

       The actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed. However, net proceeds are currently estimated to be between $680,150 and $1,010,150 (or $1,199,900 in the event the Estimated Valuation Range is increased by 15%) based upon the following assumptions: (i) 100% of the shares of Common Stock will be sold in the Subscription Offering and Community Offerings; and (ii) fixed Conversion expenses will be approximately $254,850. Actual Conversion expenses may vary from those estimated.


       Pro forma net income and stockholders' equity have been calculated for the year ended March 31, 1998 as if the Common Stock to be issued in the Offerings had been sold at the beginning of the year and the net proceeds had been invested at 5.03%, which represents the yield on one-year U.S. Government securities at March 31, 1998. The use of this interest rate is viewed to be more relevant in the current rate environment than the use of an arithmetic average of the weighted average yield earned by the Savings Bank on its interest-earning assets and the weighted average rate paid on its deposits during such periods (as required by federal regulations). The effect of withdrawals from deposit accounts for the purchase of Common Stock has not been reflected. A combined effective federal and state income tax rate of 31% (exclusive of any franchise tax) has been assumed for the year, resulting in an after-tax yield of 3.47% during the year ended March 31, 1998. Historical and pro forma per share amounts have been calculated by dividing historical pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the shares committed to be released during the period by the ESOP, with respect to the net income per share calculations. See the footnotes to the Pro Forma Data tables. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Holding Company intends to retain 50% of the net Conversion proceeds, plus the amount necessary to make a loan directly to the ESOP to enable the ESOP to purchase up to 8.0% of the Common Stock in the Conversion.


       The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Holding Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation. No effect has been given in the tables to the possible issuance of additional shares equal to 10% of the Common Stock to be reserved for future issuance pursuant to the Stock Option Plan to be adopted by the Board of Directors of the Holding Company, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or to the bad debt reserve. See "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK -- Employee Benefit Plans -- Stock Option Plan" and "THE CONVERSION -- Liquidation Rights" and "FEDERAL AND STATE TAXATION."
The tables below give effect to the MRP, which is expected to be presented (together with the Stock Option Plan) to stockholders for approval at a meeting of stockholders which is expected to be held not earlier than six months following completion of the Conversion. If the MRP is approved by stockholders, the MRP intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock issued in the Conversion, either through open market purchases or from authorized but unissued shares of Common Stock. The tables below assume that stockholder approval has been obtained and that the shares acquired by the MRP are purchased in the open market at $10.00 per share. There can be no assurance that stockholder approval of the MRP will be obtained, that the shares will be purchased in the open market, or that the purchase price will be $10.00 per share.

       The following tables summarize historical consolidated data of the Savings Bank and pro forma data of the Holding Company at the year ended
March 31, 1998 based on assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the Common Stock following the Conversion.

                                                                   AT OR FOR THE FISCAL YEAR ENDED MARCH 31, 1998
                                               --------------------------------------------------------------------------------
                                                                                                                   15% ABOVE
                                                  MINIMUM OF          MIDPOINT OF           MAXIMUM OF            MAXIMUM OF
                                                  ESTIMATED            ESTIMATED             ESTIMATED             ESTIMATED
                                               VALUATION RANGE      VALUATION RANGE       VALUATION RANGE       VALUATION RANGE
                                               ---------------      ---------------       ---------------       ---------------
                                                    93,500              110,000               126,500               145,475
                                               SHARES AT $10.00     SHARES AT $10.00     SHARES AT $10.00      SHARES AT $10.00
                                                  PER SHARE            PER SHARE             PER SHARE            PER SHARE(1)
                                               ---------------      ---------------       ---------------       ---------------
Gross proceeds                                    $935,000           $1,100,000             $1,265,000            $1,454,000
Less:  Estimated offering expenses                 254,850              254,850                254,850               254,850
                                                  --------            ---------              ---------             ---------
  Estimated net proceeds                           680,150              845,150              1,010,150             1,199,900

  Less:  Proceeds to fund ESOP                     (74,800)             (88,000)              (101,200)             (116,380)

  Proceeds to fund MRP                             (37,400)             (44,000)               (50,600)              (58,190)
                                                  --------            ---------              ---------             ---------
  Estimated investable net proceeds(1)            $567,950             $713,150               $858,350            $1,025,330
                                                  --------            ---------              ---------             ---------
                                                  --------            ---------              ---------             ---------
Net income:

  Historical. . . . . . . . . . . . . . .          $41,872              $41,872                $41,872               $41,872

  Pro forma income on investable
    net proceeds. . . . . . . . . . . . .           19,712               24,751                 29,791                35,586

  Pro forma ESOP adjustments(2) . . . . .           (5,161)              (6,072)                (6,983)               (8,030)

  Pro forma MRP adjustments(3). . . . . .           (5,161)              (6,072)                (6,983)               (8,030)
                                                  --------            ---------              ---------             ---------
  Pro forma net income. . . . . . . . . .          $51,262              $54,479                $57,697               $61,398
                                                  --------            ---------              ---------             ---------
                                                  --------            ---------              ---------             ---------
Net income per share:(4)

  Historical. . . . . . . . . . . . . . .            $0.48                $0.41                  $0.36                 $0.31

  Pro forma income on investable
    net proceeds(1) . . . . . . . . . . .             0.23                 0.24                   0.25                  0.26

  Pro forma ESOP adjustments(2) . . . . .            (0.06)               (0.06)                 (0.06)                (0.06)

  Pro forma MRP adjustments(3). . . . . .            (0.06)               (0.06)                 (0.06)                (0.06)
                                                  --------            ---------              ---------             ---------
  Pro forma basic net income per share               $0.59                $0.53                  $0.49                 $0.45
                                                  --------            ---------              ---------             ---------
                                                  --------            ---------              ---------             ---------
 Number of shares used in earnings per
  share calculations(4) . . . . . . . . .           86,768              102,080                117,645               135,292

Stockholders' equity:(3)(4)
  Historical. . . . . . . . . . . . . . .         $986,014             $986,014               $986,014              $986,014

  Estimated net proceeds. . . . . . . . .          680,150              845,150              1,010,150             1,199,900

  Less:  Common stock acquired by ESOP(2)          (74,800)             (88,000)              (101,200)             (116,380)

  Less:  Common stock acquired by MRP(3)           (37,400)             (44,000)               (50,600)              (58,190)
                                                  --------            ---------              ---------             ---------
  Pro forma stockholders' equity(6) . . .       $1,553,964           $1,699,164             $1,844,364            $2,011,344
                                                  --------            ---------              ---------             ---------
                                                  --------            ---------              ---------             ---------


                                                                     AT OR FOR THE FISCAL YEAR ENDED MARCH 31, 1998
                                                ---------------------------------------------------------------------------------

                                                                                                                    15% ABOVE
                                                   MINIMUM OF          MIDPOINT OF           MAXIMUM OF            MAXIMUM OF
                                                   ESTIMATED            ESTIMATED             ESTIMATED             ESTIMATED
                                                VALUATION RANGE      VALUATION RANGE       VALUATION RANGE       VALUATION RANGE
                                                ---------------      ---------------       ---------------       ---------------
                                                     93,500              110,000               126,500               145,475
                                                SHARES AT $10.00     SHARES AT $10.00     SHARES AT $10.00      SHARES AT $10.00
                                                   PER SHARE            PER SHARE             PER SHARE            PER SHARE(1)
                                                ---------------      ---------------       ---------------       ---------------
 Consolidated stockholders' equity per
   share:(2)

   Historical. . . . . . . . . . . . . . .             $10.55            $8.96                  $7.79                 $6.78

   Estimated net proceeds  . . . . . . . .               7.27             7.68                   7.99                  8.25
   Less:  Common stock acquired by ESOP(2)              (0.80)           (0.80)                 (0.80)                (0.80)

   Less:  Common stock acquired by MRP(3)               (0.40)           (0.40)                 (0.40)                (0.40)
                                                        -----            -----                  -----                 -----
   Pro forma consolidated
   stockholders' equity per share(3)(5)(6)             $16.62           $15.44                 $14.58                $13.83
                                                        -----            -----                  -----                 -----
                                                        -----            -----                  -----                 -----
 Offering price as a percentage of pro
   forma stockholders' equity per share(7)              60.17%           64.77%                 68.59%                72.31%

 Ratio of offering price to pro forma net
   income per share  . . . . . . . . . . .              16.95x           18.87x                 20.00x                21.28x

-------------------

(1) Estimated adjusted net proceeds consist of the estimated net Conversion proceeds, minus (i) the proceeds attributable to the purchase by the ESOP and
(ii) the value of the shares to be purchased by the MRP, subject to stockholder approval, after the Conversion at an assumed price of $10.00 per share.

(2) It is assumed that 8% of the shares of Common Stock issued in the Conversion will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Holding Company. The Savings Bank intends to make annual contributions to the ESOP over a ten-year period in an amount at least equal to the principal and interest requirement (which interest rate shall be 8%) of the debt. The pro forma net income assumes (i) that the ESOP expense for each respective period is equivalent to the principal payment for the respective period and was made at the end of each respective period; (ii) that 748, 880, 1,265 and 1,455 shares were committed to be released with respect to the year ended
March 31, 1998, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively; and (iii) in accordance with SOP 93-6, only the ESOP shares committed to be released during the respective period were considered outstanding for purposes of the net income per share calculations.

(3) The adjustment is based upon the assumed purchases by the MRP of 3,740, 4,400, 5,060 and 5,819 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, assuming that: (i) stockholder approval of the MRP has been received; (ii) the shares were acquired by the MRP at the beginning of the period in open market purchases at the Purchase Price; and (iii) the amortized expense for the year ended March 31, 1998 was 20% of the amount contributed. If the MRP purchases authorized but unissued shares instead of making open market purchases, the voting interests of existing stockholders would be diluted by approximately 3.9% and pro forma net income per share for the year ended March 31, 1998 would be $0.58, $0.53, $0.50 and $0.46, and pro forma stockholders' equity per share at March 31, 1998 would be $16.37, $15.24, $14.40 and $13.68, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(4) Net income per share computations are determined by taking the number of shares assumed to be sold in the Conversion and, in accordance with SOP 93-6, subtracting the ESOP shares which have not been committed for release during the respective period. See Note 2 above.

(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan. If the Stock Option Plan is approved by stockholders, an amount equal to 10% of the Common Stock issued in the Conversion, or 9,350, 11,100, 12,650 and 14,548 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under such plan will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the Stock Option Plan, that all the options were exercised at the end of the period at an exercise price of $10.00 per share, and that the MRP purchases shares in the open market at the Purchase Price, pro forma net income per share for the year ended March 31, 1998 would be $0.57, $0.52, $0.48 and $0.44, and pro forma stockholders' equity per share at March 31, 1998 would be $16.02, $14.95, $14.16 and $13.48, in each case, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively.

(6) The retained earnings of the Savings Bank will be substantially restricted after the Conversion. See "DIVIDEND POLICY" and "THE CONVERSION -- Liquidation Rights."

(7)    Based on the number of shares sold in the Conversion.

                                    THE OFFERINGS

OFFERING OF COMMON STOCK

       As part of the Conversion, the Holding Company is offering up to 126,500 shares of Common Stock at the Purchase Price of $10.00 per share in the Offerings. Non-transferable rights to subscribe for the Common Stock in the Subscription Offering have been granted to the following persons in the following order of priority: (1) Eligible Account Holders (depositors with aggregate account balances of $50 or more on deposit at the Savings Bank as of December 31, 1996), (2) the ESOP, (3) Supplemental Eligible Account Holders (depositors with aggregate account balances of $50 or more on deposit at the Savings Bank as of June 30, 1998, excluding directors and officers of the Savings Bank and their associates), and (4) Other Members (depositors who are not Eligible Account Holders or Supplemental Eligible Holders and who continue to be depositors as of August 7, 1998, the voting record date). Subject to the prior rights of holders of Subscription Rights, the Holding Company may subsequently offer shares of Common Stock in the Community Offering to members of the general public to whom this Prospectus and an Order Form are delivered with preference to natural persons residing in the Illinois county of Piatt. In the event of an oversubscription in the Subscription and Community Offerings, up to 18,975 additional shares may be issued to reflect changes in market and financial conditions and to cover additional subscriptions. The Holding Company may reject, in whole or in part, orders received in the Community Offering in it sole discretion.

SUBSCRIPTION AND COMMUNITY OFFERINGS

       THE SUBSCRIPTION OFFERING AND SUBSCRIPTION RIGHTS IN THE SUBSCRIPTION OFFERING WILL EXPIRE AT 12:00 NOON, CERRO GORDO, ILLINOIS TIME, ON September 9, 1998 (THE "SUBSCRIPTION EXPIRATION TIME"), UNLESS EXTENDED. THE SUBSCRIPTION EXPIRATION TIME MAYBE EXTENDED UNTIL OCTOBER 1, 1998, WITH THE APPROVAL OF THE COMMISSIONERAND THE FDIC, IF REQUIRED. THE COMMUNITY OFFERING, IF ANY, IS EXPECTED TO COMMENCE IMMEDIATELY AFTER THE SUBSCRIPTION EXPIRATION TIME AND MAY TERMINATE ON ANY DAY AFTER THE SUBSCRIPTION EXPIRATION TIME AT THE DISCRETION OF THE SAVINGS BANK WITHOUT PRIOR NOTICE, BUT NOT LATER THAN OCTOBER 26, 1998 (or November 16, 1998, if the Subscription Offering is fully extended, UNLESS EXTENDED WITH THE
APPROVAL OF THE COMMISSIONER.

       Orders for shares of Common Stock will not be filled until at least 93,500 shares of Common Stock have been subscribed for and sold. If the sale of the Common Stock is not completed by October 26, 1998 (or November 16, 1998, if the Subscription Offering is fully extended), and the Commissioner consents to an extension of time to complete the Conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions. In such an event, unless an affirmative indication is received from a subscriber that such subscriber wishes to continue to subscribe for shares, the funds delivered by such subscriber with his or her Order Form will be returned promptly, together with accrued interest at not less than the Savings Bank's then current passbook rate from the date payment is received until the funds are returned to the subscribers and all withdrawal authorizations will be cancelled. If such period is extended, or, in any event, if the Conversion is not completed by October 26, 1998 (or November 16, 1998, if the Subscription Offering is fully extended), all withdrawal authorizations will be terminated and all funds held will be promptly returned together with accrued interest from the date payment is received until the Conversion is terminated.

       Subscription Rights may only be exercised by completion of an Order
Form. Any person receiving an Order Form who desires to subscribe for shares of Common Stock must do so prior to the Subscription Expiration Time by delivering (by mail or in person) to the Savings Bank's office a properly executed and completed Order Form, together with full payment of $10.00 per share for each share for which subscription is made. All Subscription Rights will expire at the Subscription Expiration Time.

       Subscription Rights may be exercised only by the person to whom they are issued and only for his or her own account. SUBSCRIPTION RIGHTS ARE NON-TRANSFERABLE. PERSONS FOUND TO BE TRANSFERRING SUBSCRIPTION RIGHTS WILL BE SUBJECT TO FORFEITURE OF SUCH RIGHTS AND POSSIBLE FURTHER SANCTIONS AND PENALTIES IMPOSED BY THE COMMISSIONER OR THE FDIC. Each person subscribing for shares is required to represent that he is purchasing such shares for his own account and that he has no agreement or understanding with any other person for the sale or transfer of such shares.

       In the event Order Forms (i) are not delivered or are returned to the Savings Bank or the Holding Company as undeliverable by the United States Postal Service, (ii) are received after the Subscription Expiration Time, (iii) are defectively filled out or executed, or (iv) are not accompanied by the full required payment for the shares subscribed for (including instances where a deposit account or other account from which withdrawal is authorized is insufficient to fund the amount of such required payment), the Subscription Rights of the persons to whom such rights have been granted will lapse. The Savings Bank and Holding Company may waive any irregularity on any Order Form or require the submission of corrected Order Forms, but do not represent that they will do so. Pursuant to the Plan, the interpretation by the Savings Bank and the Holding Company of the terms and conditions of the Plan and of the Order Form will be final. AN EXECUTED ORDER FORM, ONCE RECEIVED BY THE HOLDING COMPANY, MAY NOT BE MODIFIED, AMENDED OR RESCINDED WITHOUT THE CONSENT OF THE HOLDING COMPANY, UNLESS THE CONVERSION IS NOT COMPLETED WITHIN 45 DAYS OF TERMINATION OF THE SUBSCRIPTION OFFERING.

PAYMENT FOR SHARES

       In order for subscriptions to be valid, payment for all subscribed shares computed on the basis of the Purchase Price (I.E., $10.00 per share) must accompany all completed Order Forms, except for shares subscribed for by the ESOP. Payment for shares will be permitted to be made by any of the following means: (i) in cash, if delivered to the office of the Savings Bank in person,
(ii) by check or money order, or (iii) by appropriate withdrawal authorization from a deposit account at the Savings Bank (including certificates of deposit). All checks or money orders must be made payable to CGB&L Financial Group, Inc.

       Payments made in cash or by check or money order will be placed in a segregated account at the Savings Bank and interest will be paid by the Savings Bank on such payments for Common Stock at not less than the Savings Bank's then current passbook rate. Such interest shall be paid from the date payments are received by the Savings Bank until consummation or termination of the Offerings. The Savings Bank will not knowingly lend funds or otherwise extend credit to any person to purchase Common Stock.

       The Order Form will contain a withdrawal authorization by which funds may be withdrawn from deposit accounts (including certificate of deposit accounts) at the Savings Bank to pay for subscribed shares. Once such a withdrawal has been authorized, a hold will be placed on the designated withdrawal amount and none of such amount may be withdrawn from the deposit account (except by the Savings Bank as payment for Common Stock) until consummation or termination of the Offerings. Pending completion of the Conversion, such deposits (including the amount of the authorized withdrawal) will continue to earn interest at the contractual rate. Deposit accounts will be permitted to be established for the purpose of making payment for subscribed shares of Common Stock.

       If a subscriber authorizes the Savings Bank to withdraw the amount of the purchase price from a savings account, such subscriber's savings account will be debited and the actual withdrawal will be made only on the effective date of the Conversion. The Savings Bank will waive any applicable penalties for early withdrawal from certificate of deposit accounts. If, as a result, of such withdrawal, the remaining balance of a certificate of deposit account is less than the applicable minimum balance, the certificate evidencing such account will be canceled as of the date of the actual withdrawal. In that event, the remaining balance will earn interest at the Savings Bank's then current passbook savings account rate.

COMPLETION OR TERMINATION OF THE OFFERING

       The Commissioner's regulations require that the Holding Company complete the sale of Common Stock within 45 days after the close of the Subscription Offering. The Subscription Offering and Subscription Rights in the Subscription Offering will expire at 12:00 noon, Cerro Gordo, Illinois time, on September 9, 1998, unless extended. The Subscription Offering maybe extended by the Savings Bank and the Holding Company until October 1, 1998, with the approval of the Commissioner and the FDIC, if required. If the Community Offering is not completed by October 26, 1998 (or November 16, 1998, if the Subscription Offering is fully extended), all funds received will be promptly returned with interest at not less than the Savings Bank's then current passbook rate and all withdrawal authorizations will be canceled or, if regulatory approval of an extension of the time period has been granted, all subscribers and purchasers will be given the right to increase, decrease or rescind their orders. If the Offerings are extended beyond October 26, 1998 (or November 16, 1998, if the Subscription Offering is fully extended), all subscribers will be notified of such extension, of the duration of any extension that has been granted, and of their rights to modify their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled). No single extension can exceed 90 days. The Offerings must be completed within 24 months after approval of the Plan at the Special Meeting. See "THE CONVERSION."

DELIVERY OF STOCK CERTIFICATES

       Certificates representing Common Stock issued in the Conversion will be mailed by the Holding Company's transfer agent to persons entitled thereto at the addresses of such persons appearing on the Order Form as soon as practicable following consummation of the Conversion. Consummation of the Conversion will occur as soon as practicable after the expiration of the Subscription and Community Offerings. Any certificates returned as undeliverable will be held by the Holding Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for Common Stock are available and delivered to subscribers, subscribers may not be able to sell the shares of Common Stock for which they have subscribed, even though trading of the Common Stock will have commenced.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth the number of shares of Common Stock of the Holding Company proposed to be purchased by the Holding Company's directors and by all directors and executive officers as a group (including purchases by any associates of or groups acting in concert with such persons), assuming that sufficient shares will be available to satisfy their subscriptions.

                                                                          AT THE MAXIMUM
                                                                    OF THE ESTIMATED VALUATION RANGE(1)
                                                             ---------------------------------------------------------
                                                                                                        AS A PERCENT
                         NAME                                 AMOUNT            NUMBER OF SHARES       OF SHARES OFFERED
               ----------------------                       -----------        ------------------     -------------------
Dale C. Born, Director. . . . . . . . . . .                 $ 15,000                 1,500                   1.2%
Noel R. Buckley, Director . . . . . . . . .                   63,250                 6,325                   5.0
Lester W. Crandall, Director. . . . . . . .                    5,000                   500                    .4
Larry D. Gaitros, Director. . . . . . . . .                    2,000                   200                    .2
Maralyn F. Heckman, Director, Secretary,. .
 Treasurer and CEO. . . . . . . . . . . . .                   63,250                 6,325                   5.0
John A. Sochor, D.D.S., Director. . . . . .                   10,000                 1,000                    .8
C. Russell York, Director . . . . . . . . .                   63,250                 6,325                   5.0
                                                             -------                ------                  -----
All Directors and Executive Officers. . . .
as a group (7 persons). . . . . . . . . . .                 $221,750                22,175                  17.60%
                                                             -------                ------                  -----
                                                             -------                ------                  -----

-------------------

(1) Includes proposed subscriptions, if any, by associates. The ESOP intends to acquire up to 8% of the Common Stock issued in the Conversion, or 10,120 shares at the maximum of the Estimated Valuation Range, which shares are not reflected in the amounts to be purchased by the Holding Company's directors and officers in the table above. In addition, this does not include awards pursuant to the Stock Option Plan or the MRP, which will be submitted for approval to stockholders at a meeting of stockholders expected to be held not earlier than six months following the completion of the Conversion. See "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK -- Employee Benefit Plans."

                         CERRO GORDO BUILDING AND LOAN, S.B.
                                 STATEMENTS OF INCOME

       The Statements of Income of the Savings Bank for the year ending
March 31, 1998 and the eleven month period ending March 31, 1997 have been audited by Geo. S. Olive Co. LLC, independent auditors, whose report thereon appears elsewhere in this Prospectus. The following statements should be read in conjunction with the Savings Bank's Financial Statements and related notes included elsewhere herein.

                                                        FOR THE PERIOD
                                                        ENDED MARCH 31,
                                                   ---------------------------
                                                       1998           1997
                                                   ------------     ----------
 Interest income:
  Loans receivable. . . . . . . . . . . . .          $466,389         $373,424
  Investment securities . . . . . . . . . .             4,680            4,267
  Deposits with financial institutions. . .            70,915           82,277
                                                      -------          -------
    Total interest income . . . . . . . . .           541,984          459,968

Interest expense:
  Deposits. . . . . . . . . . . . . . . . .           289,130          270,470
  FHLB advances . . . . . . . . . . . . . .            20,633            0
                                                      -------          -------
    Total interest expense. . . . . . . . .           309,763          270,470

Net Interest Income                                   232,221          189,498
  Provision for loan losses . . . . . . . .            26,500            0
                                                      -------          -------
Net interest income after provision
  for loan losses                                     205,721          189,498
                                                      -------          -------

Non-interest income:. . . . . . . . . . . .             6,708            6,510
                                                      -------          -------

                                                        FOR THE PERIOD
                                                        ENDED MARCH 31,
                                                   ---------------------------

                                                       1998           1997
                                                   ------------     ----------
Non-interest expense:
  Salaries and employee benefits . . . . . .
  Net occupancy and equipment expenses . . .          115,617           98,964
  Deposit insurance expense. . . . . . . . .            4,922            3,786
  Insurance expense. . . . . . . . . . . . .            3,436           42,219
  Other expenses . . . . . . . . . . . . . .            4,936            4,512
    Total non-interest expense . . . . . . .           30,944           27,190
                                                      -------          -------
                                                      159,855          176,671
                                                      -------          -------

  Income before income taxes . . . . . . . .           52,574           19,337

Income tax expense . . . . . . . . . . . . .           10,702            1,378
                                                      -------          -------
    Net income . . . . . . . . . . . . . . .         $ 41,872         $ 17,959
                                                      -------          -------
                                                      -------          -------

                   See accompanying notes to financial statements.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                         CONDITION AND RESULTS OF OPERATIONS

GENERAL

       Management's discussion and analysis of financial condition and results of operations is intended to assist in understanding the Savings Bank's financial condition, changes in financial condition and results of operations. The information contained in this section should be read in conjunction with the Financial Statements, the accompanying Notes to Financial Statements and the other sections contained in this Prospectus.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED MARCH 31, 1998 AND
1997

       GENERAL. The Savings Bank recorded net income of $42,000 in 1998, $22,000 or 110.0% higher on an annualized basis, than the $18,000 in net income reported for fiscal 1997. The increase in earnings was primarily attributable to an increase in net interest income which was somewhat offset by an increase in the provision for loan losses and a decline in noninterest expense.

       The return on average assets was 0.63% for 1998 compared to 0.31% for 1997 on an annualized basis. For 1998, the return on average equity was 4.60% compared to 2.27% for 1997, also on an annualized basis.

       SAIF ASSESSMENT. On September 30, 1996, the Deposit Insurance Funds Act of 1996 was enacted which required the Federal Deposit Insurance Corporation ("FDIC") to impose a one-time special assessment on deposits held by savings and loan institutions that are insured through the Savings Association Insurance Fund ("SAIF"). The special assessment was equal to $0.657 per $100 of insured deposits and was required to be applied against SAIF-assessable deposits held as of March 31, 1995. The charge to the Savings Bank for this one-time assessment, which was paid to the FDIC in November 1996, was $36,000.


       In 1997, SAIF insured institutions were assessed according to the same risk-based assessment schedule as the Bank Insurance Fund ("BIF") members -- 0 to 27 basis points per $100 of insured deposits. Prior to 1997, the SAIF assessment range was 23-to-31 basis points per $100 of insured deposits. In addition, SAIF assessed institutions were also billed an additional 6.48 basis points for payments on the Financing Corporation ("FICO") obligation. BIF members paid 1.296 basis points toward the FICO bonds. The Savings Bank expensed $3,000 for FDIC insurance in 1998, compared to $42,000 for fiscal 1997.

       NET INTEREST INCOME. Net interest income, which is the difference between interest income earned on loans and investments and interest expense recorded on deposits and other interest bearing liabilities, was $232,000 for 1998, an increase of $43,000 from the $189,000 recorded for the eleven months ended March 31, 1997. On an annualized basis, net interest income for 1997 was $206,000. This increase was attributable to increased interest income and was partially offset by an increase in interest expense.

       Interest income was $542,000 for 1998 compared to $502,000 in 1997, on an annualized basis. The increase was attributed to the increase in interest income from loans. The average balance of loans outstanding during 1998 was $5,289,000 compared to $4,629,000 during 1997. The majority of this growth was in one- to four-family residential mortgage loans which increased to $5,304,000 at March 31, 1998 from $4,680,000 at March 31, 1997. In addition, the average yield on loans increased to 8.81% for 1998 from 8.79% during 1997.

       INTEREST EXPENSE. Interest expense was $310,000 for 1998 compared to $295,000 in 1997, on an annualized basis. The increase was attributable to increased borrowings from the Federal Home Loan Bank ("FHLB"). During 1998, the Savings Bank began to use borrowings from the FHLB as a supplement to customer deposits for financing growth in its loan portfolio. As a result, interest expense on FHLB advances increased to $21,000 in 1998 from $0 in 1997. This increase was partially offset by a decline, on an annualized basis, in interest expense on deposits from $295,000 in 1997 to $289,000 in 1998.

       PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended March 31, 1998 was $26,500 compared to $0 for the eleven-month period ended March 31, 1997. The provision for both periods reflects management's analysis of the Savings Bank's loan portfolio based on information currently available. In particular, management considers the level of nonperforming loans and potential problem loans as well as the composition of its loan portfolio. While the level of nonperforming loans declined from 1997 to 1998 and no loans were charged-off for either period, management felt it prudent to increase the level of its allowance for loan losses as a result of increases in its commercial real estate loans which increased to $185,000 at March 31, 1998 from $24,000 at March 31, 1997 as well as to keep pace with the overall growth of its loan portfolio. While management of the Savings Bank believes that the allowance for loan losses is sufficient based on information currently available, no assurances can be made that future events, conditions, or regulatory directives will not result in increased provisions for loan losses or additions to the allowance for loan losses which may adversely affect net income.

       NON-INTEREST EXPENSE. Non-interest expense for the year ended March 31, 1998 was $160,000 compared to $193,000 for the period ended March 31, 1997, a decrease of 17.1% on an annualized basis. The fiscal 1997 amount includes the one-time SAIF special deposit insurance assessment of $36,000.

       Salaries and employee benefits were $116,000 for the year ended
March 31, 1998 compared to $108,000 for the period ended March 31, 1997. This represents an increase of $8,000 or 7.4%, on an annualized basis. This increase was attributable to the addition of one part-time employee during 1998 as well as regular annual salary increases. The increase in salary and employee benefit expense was partially offset by a decline in deposit insurance expense resulting from the previously mentioned SAIF assessment during fiscal year 1997.

       INCOME TAX EXPENSE. Total income tax expense was $11,000 for the year ending March 31, 1998, compared to $1,000 for the period ended March 31, 1997. This increase was attributable to higher income before tax in 1998 which resulted in the Savings Bank being in a higher federal tax bracket (note corporate income tax rates range from 15% to 39% for corporations with taxable income less than $335,000). In addition, the Savings Bank had significant net unrealized gains on securities available for sale which reduced its tax expense. Accordingly, the effective tax rates for 1998 and 1997 were 20.75% and 5.26%, respectively.

COMPARISON OF FINANCIAL CONDITION AND CHANGES IN FINANCIAL CONDITION AT AND FOR THE FISCAL YEARS ENDED MARCH 31, 1998 AND 1997

       TOTAL ASSETS. Total assets of the Savings Bank increased $646,000 or 10.3% from $6,289,000 at March 31, 1997 to $6,935,000 at March 31, 1998. The
growth in assets occurred primarily in loans, which increased by $848,000 or 18.0%, and cash and due from banks which increased $415,000 or 377.3%. These increases were partially offset by a decline in interest-bearing time deposits of $689,000 or 53.9%.

       CASH AND CASH EQUIVALENTS. Cash and cash equivalents increased from $110,000 at March 31, 1997 to $525,000 at March 31, 1998 while interest-bearing time deposits declined from $1,279,000 at March 31, 1997 to $590,000 at March 31, 1998. These changes were the result of management depositing proceeds from maturing time deposits into more liquid accounts at the FHLB in order to keep them available to fund loan growth.

       LOANS. Loan growth from March 31, 1997 to March 31, 1998 occurred in both one- to four-family and commercial real estate mortgage loans. One- to four-family mortgage loans increased $624,000 or 13.3%; commercial real estate mortgage loans increased $161,000 or 670.8%. This growth was the result of strong residential loan demand throughout the Savings Bank's lending area and two commercial real estate mortgage loans totalling $170,000 made during fiscal 1998. These increases were partially offset by slight declines in both multi-family real estate and share loans.

       PROVISION FOR LOAN LOSSES. The allowance for loan losses increased from $6,000 at March 31, 1997 to $33,000 at March 31, 1998 as a result of the $27,000 provision for loan losses recorded during fiscal 1998. The ratios of the Savings Bank's allowance for loan losses to total loans were 0.58% and 0.13% at March 31, 1998 and 1997. The ratios of the Savings Bank's allowance for loan losses to total nonperforming loans were 300.0% and 14.0% at March 31, 1998 and 1997.

       DEPOSITS AND LONG-TERM DEBT. Interest-bearing deposits remained fairly stable, declining $58,000 or 1.1% from 5,308,000 at March 31, 1997 to 5,250,000 at March 31, 1998 which reflects the Savings Bank's use of FHLB advances to supplement customer deposits as a source of financing for its loan portfolio. Accordingly, long-term debt (FHLB advances) increased from $0 at March 31, 1997 to $600,000 at March 31, 1998.

       EQUITY. Total equity capital increased from $895,000 at March 31, 1997 to $986,000 at March 31, 1998, an increase of $91,000. This increase is the result of fiscal year 1998 net income of $42,000 coupled with an increase in the unrealized gain on securities available for sale of $49,000.

AVERAGE BALANCE SHEET

       The Savings Bank's net income depends heavily on its net interest income, which represents the difference between income on interest-earning assets (primarily loans, deposits with financial institutions and investments) and expense on interest-bearing liabilities (primarily deposit accounts). Net interest income, in turn, depends upon the volumes of interest-earning assets and interest-bearing liabilities and the interest rate spread, which represents the difference the interest rate earned on such assets and paid on such liabilities.

       The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the total dollar amount of interest expense on average interest-bearing liabilities and the resultant rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on average monthly balances during the periods.


                                          AT MARCH 31,                             PERIOD ENDED MARCH 31,
                                          ------------      --------------------------------------------------------------------
                                              1998                       1998                                  1997
                                          ------------     --------------------------------      --------------------------------
                                             YIELD/        AVERAGE                   YIELD/      AVERAGE                   Yield/
                                              RATE         BALANCE     INTEREST       RATE       BALANCE      INTEREST     Rate(1)
                                              ----         -------     --------       ----       -------      --------     -------

                                                                           (Dollars in Thousands)
 Interest-earning assets:
   Loans, net  . . . . . . . . . . . .             8.45%      $5,289        $466        8.81%       $4,629         $373       8.79%
   Interest-bearing deposits with
     financial institutions  . . . . .              6.06       1,205          71         5.89        1,636           82        5.47
   Securities  . . . . . . . . . . . .              2.65         189           5         2.65          134            4        3.26
                                                              ------        ----                    ------         ----
     Total interest-earning assets . .              7.87       6,683         542         8.11        6,399          459        7.84
                                                                            ----                                   ----
   Non-interest-earning assets . . . .                            29                                    24
                                                              ------                                ------
     Total assets  . . . . . . . . . .                        $6,712                                $6,423
                                                              ------                                ------
                                                              ------                                ------

 Interest-bearing liabilities:
   Deposits:
   Savings . . . . . . . . . . . . . .              3.00      $  462          15         3.25       $  478           14        3.20
   Certificates  . . . . . . . . . . .              5.66       4,885         274         5.61        4,993          256        5.59
                                                              ------        ----                    ------         ----
   Total deposits  . . . . . . . . . .              6.36       5,347         289         5.40        5,471          270        5.38
                                                    ----
   FHLB advances . . . . . . . . . . .              5.52         351          21         5.98            0           --          --
                                                              ------        ----                    ------         ----

   Total interest-bearing liabilities               5.52       5,698         310         5.44       $5,471          270        5.38


 Non-interest-bearing liabilities  . .                           100                                    87
                                                                                                    ------
     Total liabilities . . . . . . . .                         5,798                                 5,558
   Equity capital                                                914                                   865
                                                              ------                                ------
     Total liabilities and equity capital                     $6,712                                $6,423
                                                              ------                                ------
                                                              ------                                ------

 Net interest income; interest rate                                         $232        2.67%                      $189       2.46%
                                                                            ----      ------                       ----     ------
                                                                            ----      ------                       ----     ------
   spread(2) . . . . . . . . . . . . .             2.35%                                3.47%                                 2.98%
                                                 ------                               ------                                ------
                                                 ------                               ------                                ------
 Net interest margin(3)  . . . . . . .
 Ratio of average-interest-earning                                                    117.29%                               116.96%
                                                                                      ------                                ------
                                                                                      ------                                ------
   assets to average interest-bearing
   liabilities . . . . . . . . . . . .           117.86%
                                                 ------
                                                 ------


------------------------------------------

(1)    Annualized.

(2) Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities.

(3) Net interest margin is net interest income divided by average interest-earning assets.

       RATE/VOLUME ANALYSIS. The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Savings Bank's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                       YEAR ENDED MARCH 31,
                                          --------------------------------------------
                                                          1998 VS. 1997
                                          --------------------------------------------

                                                   INCREASE
                                                  (DECREASE)
                                                    DUE TO
                                          ---------------------------
                                                                       TOTAL INCREASE
                                             VOLUME          RATE        (DECREASE)
                                          ------------   ------------  ---------------
                                         (In Thousands)
Interest-earning assets:
  Loans, net . . . . . . . . . . . .           $91             $2            $93
  Interest-bearing deposits with
    financial institutions . . . . .           (19)            (8)           (11)
  Securities . . . . . . . . . . . .             2             (1)             1
                                              ----           ----           ----
  Total change in interest income. .           $74             $9             83
                                              ----           ----           ----
Interest-bearing liabilities:. . . .
  Deposits:
  Savings. . . . . . . . . . . . . .            --              1              1
  Certificates . . . . . . . . . . .            (1)            19             18
  FHLB advances. . . . . . . . . . .            21             --             21
                                              ----           ----           ----
  Total change in interest expense .            20             20             40
                                              ----           ----           ----
Net change in net interest income. .           $54           $(11)           $43
                                              ----           ----           ----
                                              ----           ----           ----


ASSET AND LIABILITY MANAGEMENT

     The primary function of asset and liability management is to maintain an appropriate balance between liquidity for the Savings Bank, on the one hand, and interest-earning assets and interest-bearing liabilities, on the other, in order to produce stable net income during changing market interest-rate cycles. See "RISK FACTORS -- Potential Effect of Changes in Interest Rates".


     The Savings Bank's assets are comprised primarily of fixed rate one-to-four family residential mortgage loans, investment securities, and interest-bearing time deposits. The Savings Bank's liabilities are comprised primarily of savings accounts, certificates of deposit, and Federal Home Loan Bank borrowings. The Savings Bank's fixed rate loans have original maturities of twenty years or less and are outstanding for an estimated average of seven years. The loans are interest-rate sensitive in an increasing or decreasing interest-rate environment because the interest rate charged by the Savings Bank on the loans remains fixed for up to twenty years from the date of origination, regardless of an increase or decrease in market interest rates.
The Savings Bank's investment security portfolio consists solely of Federal Home Loan Mortgage Corporation common stock with no maturity date. Interest-bearing time deposits are short term in nature and, therefore reprice more rapidly. The savings accounts and certificates of deposit are short term in nature while the Federal Home Loan Bank borrowings have a fixed interest rate with a remaining maturity of approximately ten years. As interest rates increase, the Federal Home Loan Bank borrowing rates would remain fixed and would offset a portion of the fixed-rate loan portfolio value that also does not reprice. Conversely, if interest rates decrease, the fixed rate on the Federal Home Loan Bank borrowings would have a negative impact on the net portfolio value.



     As market rates increase, the Savings Bank's liabilities (primarily savings accounts, short-term certificates of deposit and Federal Home Loan Bank borrowings) will reprice more quickly than its assets (primarily its twenty-year fixed rate loans). In a decreasing interest-rate environment, the fixed-rate loans would have a shorter average maturity due to prepayments, which would have a negative impact on the net portfolio value. In addition, because the majority of the Savings Bank's deposits are in short-term certificates of deposit (which can be expected to reprice upon maturation), an increase in market interest rates will have more of a negative effect on the Savings Bank's cost of funds than if such deposits were in savings accounts. Conversely, a decrease in market interest rates would have a positive effect on the Savings Bank's cost of funds when they reprice upon maturity. The rates on the Savings Bank's certificates of deposit tend to fluctuate more quickly and in greater increments than the rates on savings accounts. The Savings Bank's Federal Home Loan Bank borrowings have a fixed rate with an original maturity of ten years, which will help to offset an increase in interest rates. In a decreasing interest rate environment, the fixed rate on the Federal Home Loan Bank borrowings would have a negative impact on the net portfolio value. The Savings Bank has minimal fee income to offset the risk of interest rate fluctuations.



     The Savings Bank's current strategy to reduce its sensitivity to interest rate fluctuations is twofold. First, the Savings Bank maintains liquidity through short-term, interest-bearing time deposits with other institutions. These interest-bearing time deposits will reprice more frequently and will increase as interest rates increase. As interest rates decrease, the liquidity is used to fund an increase in loan demand. Second, the Savings Bank manages it asset and liability risk by strategically pricing the various maturities of its certificates of deposit and through the utilization of the availability of Federal Home Loan Bank borrowings.


     The Savings Bank's Board of Directors monitors its interest rate sensitivity through the use of the net portfolio value model produced by the Commissioner which generates estimates of the change in the Savings Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The Commissioner produces such estimates utilizing its own model, based upon data submitted on the Savings Bank's Call Reports on a quarterly basis. The Commissioner's model assumes estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth the Savings Bank's NPV as of March 31, 1998 as calculated by the Commissioner.

                                                                                                   NPV AS % OF PORTFOLIO
                                             NET PORTFOLIO VALUE                                      VALUE OF ASSETS
                              ---------------------------------------------------          ---------------------------------------
     CHANGE (IN BASIS
          POINTS)                 AMOUNT            $ CHANGE          % CHANGE                NPV RATIO                CHANGE(1)
   IN INTEREST RATES(1)       --------------     --------------    --------------          --------------           --------------
   --------------------
                                                       (Dollars in Thousands)

           + 400                   $  901             $(445)             (33)                   14.05                    (431)
           + 300                    1,020              (326)             (24)                   15.36                    (300)
           + 200                    1,145              (201)             (15)                   16.63                    (173)
           + 100                    1,278               (68)              (5)                   17.92                     (44)
               0                    1,346                --               --                    18.36                      --
           - 100                    1,124              (222)             (16)                   15.51                    (285)
           - 200                    1,116              (230)             (17)                   15.15                    (321)
           - 300                    1,003              (343)             (25)                   13.58                    (478)
           - 400                      963              (383)             (28)                   12.86                    (550)

---------------

(1) Assumes an instantaneous and permanent uniform change in interest rates at all maturities.

     Management believes that the assumptions used by it to evaluate the vulnerability of the Savings Bank's operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of the Savings Bank's assets and liabilities and the estimated effects of changes in interest rates on the Savings Bank's net interest income and NPV indicated in the above table could vary substantially if different assumptions were used or actual experience differs from the historical experience on which they are based. In addition, the interest rate characteristics of certain of the Savings Bank's assets and liabilities impact the results of the above table.

LIQUIDITY AND CAPITAL RESOURCES

     The Savings Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing, and financing activities. The Savings Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and interest bearing time deposits and funds provided from operations. While scheduled payments from the amortization of loans and interest-bearing time deposits are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. In addition, the Savings Bank invests excess funds in overnight deposits and other short-term interest-earning assets which provide liquidity to meet lending requirements. The Savings Bank has been able to generate sufficient cash through its deposits and has begun limited use of borrowings as a source of funds during the past fiscal year. As of March 31, 1998, the Savings Bank had the ability to borrow up to $924 thousand from the FHLB.

     Liquidity management is both a daily and a long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits. On a longer-term basis, the Savings Bank maintains a strategy of investing in time deposits at other institutions. The Savings Bank uses its sources of funds primarily to meet its ongoing commitments. At March 31, 1998 there were no approved loan commitments outstanding.
Certificates scheduled to mature in one year or less at March 31, 1998 totaled $2.2 million. Management believes that a significant portion of maturing deposits will remain with the Savings Bank. The Savings Bank anticipates that even with interest rates at lower levels than have been experienced in recent years, which has caused a disintermediation of funds, it will continue to have sufficient funds together with borrowings, to meet its current commitments. The mixture of deposit liabilities and borrowings will depend on the relevant cost of each of these sources of funds.

     Federally-insured state-chartered banks are required to maintain minimum levels of regulatory capital. Under current FDIC regulations, insured state-chartered banks generally must maintain (i) a ratio of Tier 1 leverage capital to total assets of at least 3.0% (4.0% to 5.0% for all but the most highly rated banks) and (ii) a ratio of Tier 1 capital to risk weighted assets of at least 4.0% and a ratio of total capital risk weighted assets of at least 8.0%. At March 31, 1998, the Savings Bank was in compliance with applicable regulatory capital requirements. See "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE."

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investment by owners and distributions to owners." The comprehensive income and related cumulative equity impact of comprehensive income items will be required to be disclosed prominently as part of the notes to the financial statements. Only the impact of unrealized gains or losses on securities available for sale is expected to be disclosed as an additional component of the Savings Bank's income under the requirements of SFAS No. 130. This statement is effective for fiscal years beginning after December 15, 1997. The Savings Bank will adopt Statement 130 during fiscal year 1999.

     Also in 1997, the FASB issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information," which supersedes SFAS 14, "Financial Reporting for Segments of a Business Enterprise," and establishes standards for the way that public enterprises report information about operating segments in annual financial statements. In addition, it requires reporting of selected information about operating segments in annual financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic area and major customers. SFAS 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This standard is effective for financial statements periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Due to recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on the Savings Bank's future financial statement disclosures.


     In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies previous standards for computing EPS. SFAS No. 128 became effective for financial statements issued for periods ending after December 15, 1997. Accordingly, the Savings Bank will adopt SFAS No. 128 in computing EPS during the first period beginning after the successful completion of the Conversion.



     In June, 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all periods beginning after June 15, 1999. The Savings Bank will adopt Statement 133 during fiscal year 2001 and does not anticipate any impact to its financial statements.


IMPACT OF INFLATION AND CHANGING PRICES

     The Financial Statements of the Savings Bank and related notes presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

     Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services, since such prices are affected by inflation to a larger extent than interest rates. In the current interest rate environment, liquidity and the maturity structure of the Savings Bank's assets and liabilities are critical to the maintenance of acceptable performance levels. Over the three most recent fiscal years, interest rates have been relatively low and stable and such an environment has generally had a positive impact on the Savings Bank's revenues and income.

YEAR 2000 COMPLIANCE


     The Savings Bank has completed the initial phase of its Year 2000 preparedness assessment. During this phase, the Savings Bank identified those computer applications used to process information within the Savings Bank, including accounting software used for loans and deposits. Each of the companies providing these software programs has assured the Savings Bank in writing that its programs are Year 2000 compliant. In addition, the Savings Bank has contacted its principal external vendors and asked for assurance that they are adequately addressing system and software issues related to Year 2000. Each vendor responded that either they are or expect to be Year 2000 compliant prior to December 31, 1999. The Savings Bank has procedures in place to confirm compliance by vendors who expect to be compliant prior to December 31, 1999. The Savings Bank has also completed a review of its loan portfolio and determined that the Savings Bank has no significant loss exposure in the event a borrower's business is interrupted as a result of a Year 2000 compliance problem. The Savings Bank has developed a testing schedule and anticipates completion of this schedule prior to December 31, 1998. The Savings Bank has not incurred any material costs to date with respect to the Year 2000 and based on the results of its assessment does not anticipate that the costs to complete its Year 2000 testing schedule will be material.

                             BUSINESS OF THE SAVINGS BANK

GENERAL

     The Savings Bank is a community-oriented savings institution offering a variety of financial services to meet the needs of the markets it serves. The Savings Bank is primarily engaged in the business of attracting deposits from the general public and using such deposits, together with other funding sources, to invest in one- to four-family residential mortgage loans and, to a lesser extent, multi-family residential mortgage loans, commercial real estate loans, share loans, and other assets.


     The Savings Bank's deposit and lending base is presently concentrated within a ten mile radius of Cerro Gordo, Illinois. This area includes portions of the Illinois counties of Macon, Moultrie and Piatt. Cerro Gordo has a population of approximately 1,500, and its economy is based primarily on agriculture, industry, education and health care. The major employers in the area include the Cerro Gordo School District, Caterpillar, Inc., Archer Daniels Midland and Bridgestone/Firestone, Inc. Much of the surrounding community is agricultural and less populated. Cerro Gordo is a bedroom community of Decatur. Although the economy is diversified and generally stable, population and household growth, and median and per capita income levels for the Savings Bank's primary market area are generally lower than comparable levels for Illinois and the nation, while unemployment levels are generally higher. Management regards the Savings Bank's primary market area as a low growth area in which there is significant competition among financial service providers for market share. Management believes that opportunities for future earnings growth in the Savings Bank's primary market area are limited in light of these factors.


     At March 31, 1998, the Savings Bank had total assets of $6.9 million, total deposits of $5.3 million, retained earnings of $873 thousand and total equity capital of $986 thousand. The deposits of the Savings Bank are insured up to the applicable limits by the FDIC under the SAIF and will continue to be insured by the FDIC subsequent to the Conversion.

LENDING ACTIVITIES

     COMPOSITION OF THE LOAN PORTFOLIO. The Savings Bank's historical lending strategy has focused primarily on the origination of residential mortgage loans secured by one- to four-family homes. The Savings Bank also originates, from time to time, multi-family and commercial real estate loans, and consumer (share) loans, although such loans presently constitute a relatively small percentage of the Savings Bank's total loan portfolio.


     At March 31, 1998, the Savings Bank's total loan portfolio totaled
$5.7 million, of which $5.3 million or 93.8% were loans secured by first mortgages on one- to four-family properties. The balance of the gross loan portfolio consisted of $87,000 of loans secured by multi-family residences, or 1.5% of the total gross loan portfolio, $185,000 secured by commercial real estate, or 3.3% of the total gross loan portfolio, and $80,000 of share loans, or 1.4% of the total loan portfolio. Virtually all of the loan portfolio is secured by properties located in Macon, Moultrie and Piatt counties in Central Illinois. All loans are fixed rate loans. The Savings Bank is not now, and currently has no intention to become active in the secondary mortgage markets, including transactions with the FHLMC or mortgage brokers.


     The following table sets forth in greater detail the composition of the Savings Bank's loan portfolio by type of loan as of the dates indicated:

                                                                       AT MARCH 31,
                                                  -------------------------------------------------------
                                                             1998                          1997
                                                  -------------------------     -------------------------
 Type of Loan:                                      AMOUNT         PERCENT        AMOUNT          PERCENT
 -------------                                      ------         -------        ------          -------
Real Estate Mortgage Loans:
One- to four-family. . . . . . . . . . . . .      $5,303,917          93.78%    $4,680,155          94.88%
Multi-family . . . . . . . . . . . . . . . .          87,348           1.54         95,128           1.93
Commercial . . . . . . . . . . . . . . . . .         185,060           3.27         24,098           0.48
                                                  ----------     ----------     ----------     ----------
  Total Real Estate Mortgage Loans

Share loans. . . . . . . . . . . . . . . . .          79,534           1.41        133,586           2.71
                                                  ----------     ----------     ----------     ----------
  Total loans. . . . . . . . . . . . . . . .       5,655,859         100.00%     4,932,967         100.00%
                                                                 ----------                    ----------
                                                                 ----------                    ----------

Less:
Undisbursed portion of loans . . . . . . . .         (23,555)                     (156,598)
Deferred loan fees . . . . . . . . . . . . .         (73,415)                      (64,882)
Allowance for possible loan losses . . . . .         (32,700)                       (6,200)
                                                  ----------                    ----------
Net loans. . . . . . . . . . . . . . . . . .      $5,526,189                    $4,705,287
                                                  ----------                    ----------
                                                  ----------                    ----------

-----------------

     ONE- TO FOUR-FAMILY RESIDENTIAL LOANS. The primary lending activity of the Savings Bank is the extension of fixed rate first mortgage residential loans ranging in terms from 15 to 20 years to enable borrowers to purchase existing one- to four-family homes or to construct new one- to four-family homes. Management believes that its policy of focusing on one- to four-family residential mortgage loans has been successful in contributing to interest income while keeping delinquencies and losses to a minimum. At March 31, 1998, approximately $5.3 million of the Savings Bank's total loan portfolio consisted of loans secured by one- to four-family residential real estate.

     The average outstanding balance of the loans included in the Savings Bank's one- to four-family residential loan portfolio as of March 31, 1998 was approximately $28,500. Management estimates that the average size of a new single-family residential first-mortgage loan in its market area is approximately $45,000.

     The loan-to-value ratio of most single-family first-mortgage loans made by the Savings Bank is 80%. Under the Savings Bank's lending policies, the maximum loan-to-value ratio on a loan for the construction of a new single family residential home is 80%, and the maximum loan-to-value ratio on loans on two- to four-family dwellings is 80%.

     The Savings Bank requires title insurance, or an attorney's opinion as to title, and fire and casualty insurance coverage of the property securing any mortgage loan originated by the Savings Bank. All of the Savings Bank's real estate loans contain due-on-sale clauses which provide that if the mortgagor sells, conveys or alienates the property underlying the mortgage note, the Savings Bank has the right at its option to declare the note immediately due and payable without notice. See also "-- Loan Solicitation and Processing." The Savings Bank's practice is to enforce such due-on-sale clauses.

     MULTI-FAMILY RESIDENTIAL LENDING. At March 31, 1998, approximately $87,000, or 1.5%, of the Savings Bank's total loan portfolio consisted of loans secured by multi-family residential real estate.

     Under the Savings Bank's current lending policies, multi-family real estate loans are generally limited to 80% of the appraised value of the property or the selling price, whichever is less. Loans secured by multi-family real estate are generally larger and, like commercial real estate loans, involve a greater degree of risk than one- to four-family residential loans. See "-- Commercial Real Estate Loans." The number of multi-family residential dwellings in the Savings Bank's market area is limited, and mortgage loans on such dwellings have historically represented a relatively small percentage of the Savings Bank's loan portfolio. The Savings Bank does not anticipate that the origination of such loans will constitute a significant part of its future lending business.

     COMMERCIAL REAL ESTATE LOANS. The Savings Bank has historically made commercial real estate loans on a limited basis. Such loans are currently secured by office and retail buildings. At March 31, 1998, the Savings Bank's commercial real estate loan portfolio amounted to $185,000, or 3.3%, of the Savings Bank's total loan portfolio as of that date. Borrowers are always established businesses with ties to the Cerro Gordo community.

     Loans secured by commercial real estate are generally larger and involve a greater degree of risk than one-to four-family residential loans. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. The Savings Bank's practice has been to underwrite such loans based on its analysis of the amount of cash flow generated by the business in which the real estate is used and the resulting ability of the borrower to meet its payment obligations. Although such loans are secured by a first mortgage on the underlying property, the Savings Bank also generally seeks to obtain a personal guarantee of the loan by the owner of the business in which the property is used. The Savings Bank does not anticipate that the origination of such loans will constitute a significant part of its future lending business.

     SHARE LOANS. At March 31, 1998, approximately $80,000, or 1.4%, of the Savings Bank's total loan portfolio consisted of Share Loans. Share Loans are loans to depositors of the Savings Bank which are secured by the borrowers' deposits. Under the Savings Bank's current lending policies, share loans are limited to 90% of the borrower's savings on deposit with the Savings Bank. The borrower's passbook account or certificate of deposit is flagged by the Savings Bank. These accounts are monitored to insure that the loan principal and interest balance is not more than 90% of the borrower's passbook account or certificate of deposit. The rate of interest charged on share loans is the greater of (i) the rate on direct reduction mortgage loans on personal residences, or (ii) one and one-half percent over the interest rate paid on the passbook account or certificate of deposit which is pledged as collateral.

     LOAN SOLICITATION AND PROCESSING. The Savings Bank receives loan applications from a number of sources, including existing or past customers of the Savings Bank, residents of the communities located in the Savings Bank's primary market area, and prospective borrowers who have been referred to the Savings Bank by real estate brokers or builders. The Savings Bank also advertises its products and services in local newspapers circulated in the Savings Bank's primary market area. Further business is solicited from the Savings Bank's present customer base, from walk-in traffic, through brochures and lobby signs.

     Upon receipt of a completed loan application from a prospective borrower, the Savings Bank obtains a credit report from a credit reporting agency and, depending on the type of loan, verifies employment, income and other financial information received from the prospective borrower and requests additional financial information, if necessary. If a loan in the amount of $250,000 or more is secured by real estate, the Savings Bank also requires an appraisal of the real estate by an outside appraiser approved by the Savings Bank's Board of Directors. Real estate securing a loan of less than $250,000 is appraised by the Savings Bank's internal appraisal committee; an outside appraisal is not required. Once such information and appraisals are complete, the application is forwarded for review and action to the Loan Committee of the Board of Directors. The Board of Directors ratifies the actions of the Loan Committee. As of the date of this Prospectus, the Savings Bank's lending officers consist solely of its C.E.O., Maralyn F. Heckman, and Sharon McCarty.

     The following table shows loans originated and repaid during the periods indicated.

                                                     PERIOD ENDED MARCH 31,
                                                 ------------------------------
                                                     1998             1997
                                                 -------------    -------------
Net Mortgage Loans at Beginning of Period. .      $4,705,287       $4,405,920

Loans originated
Real estate mortgage loans:
  One- to four-family. . . . . . . . . . . .       1,739,550        1,313,940
  Multi-family . . . . . . . . . . . . . . .            -                -
  Commercial . . . . . . . . . . . . . . . .         200,000             -
Share loans. . . . . . . . . . . . . . . . .          40,190           14,970
                                                  ----------       ----------
    Total loans originated . . . . . . . . .       1,979,740        1,328,910

Loan Principal repayments. . . . . . . . . .       1,132,338        1,029,543
Provision for loan losses. . . . . . . . . .          26,500             -
                                                  ----------       ----------
Net loan activity. . . . . . . . . . . . . .         820,902          299,367
                                                  ----------       ----------

Net Loans at End of Period . . . . . . . . .      $5,526,189       $4,705,287
                                                  ----------       ----------
                                                  ----------       ----------

     LOAN COMMITMENTS. The Savings Bank issues commitments for first-mortgage residential loans, commercial real estate loans and share loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and are honored for up to 60 days from approval, subject to extension for an additional 15 days, depending on the type of loan. The Savings Bank had no outstanding commitments of any kind at March 31, 1998.

     LOAN ORIGINATION, SERVICING AND OTHER FEES. In addition to interest earned on loans, the Savings Bank receives income through fees charged in connection with loan origination late payments and miscellaneous services related to its loans. Income from these activities varies from period to period with the volume and type of loan originated.

     The Savings Bank charges points for the origination of certain types of mortgage loans. Each "point" is equal to 1% of the principal amount of the mortgage loan. The point structure offered by the Savings Bank may vary from time to time, depending upon the type of mortgage loan being made, the interest rate offered and other competitive factors. A borrower is also required to reimburse the Savings Bank for certain out-of-pocket expenses incurred by the Savings Bank in connection with the processing and closing of a loan, including the cost of independent appraisals, credit reports, title insurance, and private mortgage insurance (if required).

     Current accounting standards require fees received (net of certain loan origination costs) for originating loans to be deferred and amortized into interest income over the contractual life of the loan. At March 31, 1998, the Savings Bank's deferred loan fees totaled $73,000.

     LOANS TO ONE BORROWER. Under the ISBA and subject to certain limited exceptions, the total loans and extensions of credit of the Savings Bank outstanding at any time to any one borrower may not exceed the greater of $500,000 or 20% of the Savings Bank's total capital. Although the Savings Bank has the regulatory authority to make any type of loan up to $500,000, the Board has established a loan to one borrower limit on non-owner occupied properties of $250,000. It should be noted that the Board could increase this self-imposed limitation up to the limitations established by its regulators without prior regulatory approval. As of March 31, 1998, the Savings Bank's three largest outstanding loans to single borrowers, consisted of a eight single-family mortgage loans in the amount of $197,756 secured by one personal residence and seven rental properties, a single-family mortgage loan in the amount of $137,282 secured by a personal residence, and a single-family mortgage loan in the amount of $124,212 secured by a personal residence. Each of these loans was current as of such date and was well within the Savings Bank's lending limit.

     DELINQUENCIES. The Savings Bank's collection procedures with respect to delinquent loans include written notice of delinquency and contact by letter or telephone by Savings Bank personnel. Most loan delinquencies are cured within 90 days and no legal action is taken. With respect to mortgage loans, if the delinquency exceeds 90 days, the Savings Bank institutes measures to enforce its remedies resulting from the default, including the commencement of foreclosure action or the repossession of collateral.


     NON-PERFORMING ASSETS. Non-performing assets include loans placed on non-accrual status, loans that are 90 or more days past due, troubled debt restructurings and foreclosed properties. The Savings Bank places loans that are 90 days or more past due on non-accrual status unless such loans are adequately collateralized and in the process of collection. Accrual of interest on a non-accrual loan is resumed only when all contractually past due payments are brought current and management believes that the outstanding loan principal and contractually due interest are no longer doubtful of collection. As of March 31, 1998, no loans had been placed on non-accrual status.


     Property acquired by the Savings Bank as a result of a foreclosure, property upon which a judgment of foreclosure has been entered but for which no foreclosure sale has yet taken place and property which is in substance foreclosed are classified as foreclosed property or real estate owned. Foreclosed properties are recorded at the lower of the unpaid principal balance of the related loan or fair market value. The amount by which the recorded loan balance exceeds the fair market value at the time the property is classified as foreclosed property is charged against the allowance for loan losses. Any subsequent reduction in the carrying value of a foreclosed property, along with expenses to maintain or dispose of a foreclosed property, is charged against current earnings. As of March 31, 1998, the Savings Bank had no foreclosed properties or "real estate owned."

     The following table sets forth information with respect to Savings Bank's non-performing assets for the periods indicated. During the periods shown, Savings Bank had no troubled debt restructured loans within the meaning of Statement of SFAS 15.


                                                                     AT MARCH 31,
                                                            -----------------------------
                                                                 1998           1997
                                                            -------------   -------------
Loans accounted for on
  a non-accrual basis: . . . . . . . . . . . . . . . . .         $  --          $  --

Accruing loans which are contractually
  past due 90 days or more:
   Real estate -
    One- to four-family. . . . . . . . . . . . . . . . .        11,116         42,699
    Multi-family . . . . . . . . . . . . . . . . . . . .          --             --
    Commercial . . . . . . . . . . . . . . . . . . . . .          --             --
   Share . . . . . . . . . . . . . . . . . . . . . . . .          --             --
                                                               -------        -------
    TOTAL. . . . . . . . . . . . . . . . . . . . . . . .        11,116         42,699
                                                               -------        -------


    Total of Nonaccrual and 90 days past due loans . . .        11,116         42,699
Real estate owned. . . . . . . . . . . . . . . . . . . .          --             --
Other Non-Performing Assets. . . . . . . . . . . . . . .          --             --
                                                               -------        -------
  Total nonperforming assets . . . . . . . . . . . . . .       $11,116        $42,699
                                                               -------        -------
                                                               -------        -------
Total loans delinquent 90 days or more to net loans. . .         0.20%          0.91%
Total loans delinquent 90 days or more to total assets .         0.16%          0.68%
Total nonperforming assets
  to total assets. . . . . . . . . . . . . . . . . . . .         0.16%          0.68%



     As of March 31, 1998, the Savings Bank has no loans which are not described above, but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the present repayment terms.


     CLASSIFIED ASSETS. FDIC policies require that each insured depository institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, regulatory examiners have the authority to identify problem assets and, if appropriate, require them to be classified. The Savings Bank reviews and classifies its assets at least quarterly. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets must have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets, with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values, questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continued treatment of the asset as an asset on the books of the institution is not warranted.

     An insured institution is required to establish prudent general allowances for loan losses with respect to assets classified as substandard or doubtful. The institution is required either to charge off assets classified as loss or to establish a specific allowance for 100% of the portion of the asset classified as loss.

     At March 31, 1998 and 1997 the aggregate amounts of Savings Bank's classified assets, and of Savings Bank's general loss allowances for the period then ended, were as follows:

                                                    AT MARCH 31,
                                     ----------------------------------------
                                             1998                1997
                                     -------------------  -------------------
Substandard assets . . . . . . . .         $11,116               --
General loss allowances. . . . . .         $32,700             $6,200


     The classified asset identified in the table above relate to one residential mortgage loan.

     ALLOWANCE FOR LOAN LOSSES. Under applicable federal policies, the Savings Bank is required to establish general allowances for loan losses. In addition to such general valuation allowances, the Savings Bank may establish specific loss reserves against specific assets with respect to which a loss may be realized General allowances represent loss allowances which have been established to recognize the inherent risks associated with lending activities, but which, unlike specific allowances, have not been allocated to recognize probable losses on particular problem assets.

     The Savings Bank's management evaluates the amount of its allowance for loan losses quarterly. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers among other matters, the estimated market value of the underlying collateral of problem loans, prior loss experience, economic conditions and overall portfolio quality. The Savings Bank's determination as to its classification of assets and the amount of its specific and general valuation allowances are subject to review by the Commissioner and the FDIC, either of which can require the Savings Bank to establish additional general or specific loan loss allowances.

Provisions for losses are charged against earnings in the year they are established and added to the allowance. Loan losses are charged against the allowance.

     The Savings Bank established provisions for loan losses for the years ended March 31, 1998 and the eleven months ended March 31, 1997 of $27,000 and $0, respectively. At March 31, 1998, the Savings Bank had an allowance for loan losses of $33,000, or, 0.58%, of total loans, and 300.0% of total non-performing assets.

     Management believes that the Savings Bank's loan loss reserves were adequate at March 31, 1998. There can be no assurance, however, that the allowance for loan losses will be adequate to cover losses which may in fact be realized in the future and that additional provisions for loan losses will not be required. Any material increase in reserves or material loss for which an adequate reserve has not been established may adversely affect the Savings Bank's financial condition and earnings.

     The following table sets forth an analysis of the Savings Bank's gross allowance for possible loan losses for the periods indicated. Where specific loan loss reserves have been established, any difference between the loss reserve and the amount of loss realized has been charged or credited to current income.

                                                      PERIOD ENDED MARCH 31,

                                                       1998           1997
                                                  -------------   -------------
Allowance at beginning of period . . . . . .         $ 6,200        $6,200

Provision for loan losses. . . . . . . . . .          26,500          --
  Total recoveries . . . . . . . . . . . . .            --            --

  Total charge offs. . . . . . . . . . . . .            --            --
                                                     -------       -------
  Balance at end of period . . . . . . . . .         $32,700        $6,200
                                                     -------       -------
                                                     -------       -------
Ratio of allowance to total loans
 outstanding at the end of the period. . . .           0.58%         0.13%

Ratio of net charge offs to average
 loans outstanding during the period . . . .            N/A           N/A


     The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated.

                                                          AT MARCH 31,
                                    --------------------------------------------------------
                                              1998                             1997
                                  ----------------------------     ----------------------------
                                                                                   AS % OF
                                            AS % OF OUTSTANDING                  OUTSTANDING
                                  AMOUNT     LOANS IN CATEGORY     AMOUNT     LOANS IN CATEGORY
                                  -------    -----------------     ------     -----------------
Real estate -- mortgage:
  One- to four- family . . . .    $30,850          94.30%          $6,200           100.00%
  Multi-family . . . . . . . .        --              --              --                --
  Commercial . . . . . . . . .      1,850           5.70              --                --
Share. . . . . . . . . . . . .        --              --              --                --
                                  -------         -------          ------           -------

Total allowance for loan losses   $32,700         100.00%          $6,200           100.00%
                                  -------         -------          ------           -------
                                  -------         -------          ------           -------

INVESTMENT ACTIVITIES

     Under applicable regulations of the Commissioner, the Savings Bank has the authority to invest in various types of liquid assets, including United States Treasury obligations, obligations of various Federal agencies and corporations and of state and municipal governments, Federal Home Loan Bank of Chicago stock, and certificates of deposit, demand or savings accounts or other insured obligations of federally insured financial institutions. Subject to various restrictions, the Savings Bank may also invest a portion of its assets in investment grade commercial paper and debt securities.

     Investment decisions are made by the C.E.O. of the Savings Bank in accordance with an investment policy adopted by the Board of Directors of the Savings Bank. Under the investment policy in effect as of the date hereof, the Savings Bank is permitted to invest in U.S. treasury bills, notes and bonds, securities backed by the full faith and credit of the federal government or federal agencies, state, county and municipal securities that meet specified credit standards and certificates of deposit, demand or savings accounts or other insured obligations of federally insured financial institutions. Under the Savings Bank's investment policy, the Savings Bank may invest in certain other forms of bank-eligible securities if such investment is approved by the Board of Directors.

     At March 31, 1998, the Savings Bank held $175 thousand in investment securities, compared with $101 thousand at March 31, 1997.

     The following table sets forth certain information with respect to each security which had an aggregate book value in excess of 10% of the Savings Bank's retained earnings at the dates indicated.

                                                                    AT MARCH 31,
                                      --------------------------------------------------------------------
                                                    1998                                1997
                                      --------------------------------    --------------------------------
                                         CARRYING           MARKET           CARRYING           MARKET
                                           VALUE             VALUE             VALUE             VALUE
                                      --------------    --------------    --------------    --------------
Federal Home Loan Mortgage
 Corporation ("FHLMC") common
 stock  . . . . . . . . . . . .           $175,329          $175,329         $100,716          $100,716


     The following table sets forth the Savings Bank's investment securities portfolio at carrying value at the dates indicated.

                                                                    MARCH 31,
                                      --------------------------------------------------------------------
                                                    1998                                1997
                                      --------------------------------    --------------------------------
                                           BOOK           PERCENT OF           BOOK           PERCENT OF
                                         VALUE(1)          PORTFOLIO           VALUE          PORTFOLIO
                                      --------------    --------------    --------------    --------------
FHLMC common stock  . . . . . .          $175,329            100             $100,716            100
                                         --------            ----            --------            ----
  Total . . . . . . . . . . . .          $175,329            100%            $100,716            100%
                                         --------            ----            --------            ----
                                         --------            ----            --------            ----

------------------------------------


(1) The Savings Bank adopted the provisions set forth in SFAS No. 115 on April 1, 1994, which requires entities to carry securities that are available for sale at their market value while continuing to carry securities that are held to maturity at their amortized cost. The Savings Bank had no securities classified as held to maturity at March 31, 1998 or 1997.


DEPOSIT ACTIVITIES AND OTHER SOURCES OF FUNDS


     GENERAL. The Savings Bank's primary sources of funds for use in lending and investing and for other general purposes are deposits and proceeds from principal and interest payments on loans, investment securities and interest bearing time deposits. The Holding Company does not currently intend to change but does intend to expand the products and services offered by the Savings Bank. Contractual loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources.


     The following table sets forth information concerning the deposit flows of the Savings Bank during the periods indicated.

                                               AT AND FOR THE PERIOD
                                                   ENDED MARCH 31,
                                      ---------------------------------------
                                             1998                 1997
                                        --------------       --------------
Total deposits at beginning of period     $5,308,464           $5,482,630

Net withdrawals                            (227,181)            (339,561)

Interest credited on deposits                169,024              165,395
                                          ----------           ----------

Total deposits at end of period           $5,250,307           $5,308,464
                                          ----------           ----------
                                          ----------           ----------


     DEPOSIT ACCOUNTS. The Savings Bank attracts deposits within its primary market area by offering a variety of deposit accounts, including passbook savings accounts and certificates of deposit. The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates, and competition. See "RISK FACTORS -- Risks Associated with the Savings Bank's Primary Market Area." Management generally reviews at least on a monthly basis the interest rates set for its deposit accounts. The Savings Bank has historically paid deposit rates at the higher end of the range offered by its competitors, in order to retain existing and attract new deposits, although there are no assurances that management will continue the practice in the future. Such practice is also subject to regulation by the FDIC. See "SUPERVISION AND REGULATION -- The Savings Bank -- Brokered Deposits." The Savings Bank also relies on customer service and long-standing relationships with customers to attract and retain deposits.


     The following table sets forth the balances of savings deposits in the various types of savings accounts offered by the Savings Bank at the dates indicated.

                                                                  AT AND FOR THE PERIOD ENDED MARCH 31,

                                                                    1998                           1997
                                                       -----------------------------    ---------------------------
                                                         AMOUNT     PERCENT OF TOTAL    AMOUNT     PERCENT OF TOTAL
                                                         ------     ----------------    ------     ----------------
Regular savings accounts . . . . . . . . . . . . .     $  461,384         8.79%       $  409,467          7.71%
Fixed-rate certificates which mature
in the year ending (1):
  March 31, 1999 . . . . . . . . . . . . . . . . .      2,190,214        41.72         2,590,242         48.79
  March 31, 2000 . . . . . . . . . . . . . . . . .      1,469,142        27.98           390,223          7.35
  March 31, 2001 . . . . . . . . . . . . . . . . .        311,441         5.93         1,335,233         25.16
  Certificates maturing thereafter . . . . . . . .        818,126        15.58           583,299         10.99
                                                       ----------       ------        ----------        ------
  Total. . . . . . . . . . . . . . . . . . . . . .     $5,250,307       100.00%       $5,308,464        100.00%
                                                       ----------       ------        ----------        ------
                                                       ----------       ------        ----------        ------

NOTE: Employee IRA-SEP accounts are included in certificate balances: amounts are $132,641 and $112,577 for March 31, 1998 and 1997, respectively.

(1)  At March 31, 1998 and 1997 jumbo certificates amounted to $100,000.

     The following table sets forth the amount and maturities of time deposits classified by rates at March 31:

                                                                 1998
                                                              AMOUNT DUE                                               1997
                           -------------------------------------------------------------------------------          ----------
                            LESS THAN           1-2              2-3             AFTER
                            ONE YEAR           YEARS            YEARS           3 YEARS            TOTAL               TOTAL
                            --------           -----            -----           -------            -----               -----
4.00  -  4.99%. . . . .    $   53,662            --              --               --            $   53,662          $  151,929
5.00  -  5.99%. . . . .     2,054,587        $  410,863       $ 57,601         $165,510          2,688,561           2,437,819
6.00  -  6.99%. . . . .        73,974         1,046,724        160,580          616,476          1,897,754           2,150,786
7.00  -  7.99%. . . . .         7,991            11,555         93,260           36,140            148,946             158,463
                           ----------        ----------       --------         --------         ----------          ----------
Total . . . . . . . . .    $2,190,214        $1,469,142       $311,441         $818,126         $4,788,923          $4,898,997
                           ----------        ----------       --------         --------         ----------          ----------
                           ----------        ----------       --------         --------         ----------          ----------

     BORROWINGS. The Savings Bank may obtain advances from the FHLB of Chicago upon the security of the common stock it owns in that bank and certain of its residential mortgage loans and securities held to maturity, provided certain standards related to creditworthiness have been met. Such advances are made pursuant to several credit programs, each of which has its own interest rate and range of maturities. Prior to fiscal 1998, the Savings Bank had, from time to time, used short-term borrowings, however, the Savings Bank had not used long-term borrowings.

     The following table sets forth the amounts of the Savings Bank's borrowings and the weighted average rates for the year ended March 31, 1998. The Savings Bank had no borrowings at the year ended March 31, 1997.


                                                                                         FOR THE YEAR ENDED
                                                                                           MARCH 31, 1998
                                                                                         ------------------
      FHLB advances:
      Average balance outstanding during the period(1) . . . . . . . . . . . . . . .          $366,500
      Maximum amount outstanding at any month-end during the period. . . . . . . . .          $600,000
      Balance outstanding at end of period . . . . . . . . . . . . . . . . . . . . .          $600,000
      Weighted average interest rate during the period . . . . . . . . . . . . . . .            5.98%
      Weighted average interest rate at the end of period. . . . . . . . . . . . . .            6.36%



---------------------------
(1) The average balance was computed using an average of monthly balances during the year.

COMPETITION

     The Savings Bank faces strong competition both in attracting deposits and making real estate loans. Its most direct competition for deposits has historically come from other savings institutions, credit unions and commercial banks located in its market area including many large financial institutions which have greater financial and marketing resources available to them. As of June 30, 1997, the Savings Bank's total deposits ranked eighth out of eight commercial banks and savings associations operating in Piatt County, Illinois. In addition, during times of high interest rates, the Savings Bank has faced significant competition for investors' funds from short-term money market securities, mutual funds and other corporate and government securities. The ability of the Savings Bank to attract and retain savings deposits depends on its ability to generally provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities.

     The Savings Bank experiences strong competition for real estate loans principally from other savings institutions, and commercial banks. The Savings Bank competes for loans principally through the interest rates and loan fees it charges, the efficiency and quality of services it provides borrowers and the convenient location of its office. Competition may increase as a result of the continuing reduction of restrictions on the interstate operations of financial institutions.

PROPERTIES

     The Savings Bank's sole office is located at 229 E. South Street,
Cerro Gordo, Illinois 62801. The office was opened in 1963 and consists of the first floor of a two-story, brick building. At March 31, 1998, the net book value of the Savings Bank's premises and equipment was $16,000. The Savings Bank believes that its facilities are adequate for its current needs and will continue to be adequate for its needs following the Conversion.

EMPLOYEES

     As of March 31, 1998, the Savings Bank had a total of 4 full-time employees. The Savings Bank's employees are not represented by a union or collective bargaining group. The Savings Bank considers its relationship with its employees to be satisfactory.

LEGAL PROCEEDINGS

     The Savings Bank is, from time to time, a party to legal proceedings arising in the ordinary course of its business, including legal proceedings to enforce its rights against borrowers. The Savings Bank is not currently a party to any legal proceedings which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Savings Bank.

                  MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK


DIRECTORS OF THE HOLDING COMPANY



     The Board of Directors of the Holding Company is currently the same as that of the Savings Bank. Their names and biographical information are set forth below under "Directors of the Savings Bank." The Board of Directors is divided into three classes, each of which will serve a three-year term (except with respect to two of the classes for the first two years after the incorporation of the Holding Company). One class of directors, consisting of Lester W. Crandall and C. Russell York, has a term of office expiring at the first annual meeting of the Holding Company following the Conversion; a second class, consisting of Noel R. Buckley, Larry D. Gaitros and John A. Sochor, D.D.S, has a term of office expiring at the annual meeting to be held one year thereafter, and a third class, consisting of Dale C. Born and Maralyn F. Heckman, has a term of office expiring at the annual meeting to be held two years thereafter. Mrs. Heckman is the President, Secretary and Treasurer of the Holding Company.


     None of the directors has received remuneration from the Holding Company to date, and it is expected that no compensation will initially be paid to them by the Holding Company after the Conversion. Information concerning the principal occupations and employment of, and compensation received from the Savings Bank by, the directors of the Holding Company is set forth under "-- Directors of the Savings Bank," and "-- Directors' Fees."


     The Certificate of Incorporation of the Holding Company provides that no director of the Holding Company shall be personally liable to the Holding Company or its stockholders for monetary damages for breach of fiduciary duty by such person as a director, except for liability: (1) for any breach of the director's duty of loyalty to the Holding Company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware, or (4) for any transaction from which the director derived improper personal benefit.


DIRECTORS OF THE SAVINGS BANK

     The direction and control of the Savings Bank is vested in its Board of Directors who, because the Savings Bank is organized in mutual form, have previously been elected by the members of the Savings Bank. Upon completion of the Conversion, each director of the Savings Bank immediately prior to the Conversion will continue to serve as a director of the Savings Bank after the Conversion. All of the members of the Board of Directors stand for election each year. Because the Holding Company will own all of the issued and outstanding capital stock of the Savings Bank following the Conversion, the Holding Company will elect the directors of the Savings Bank following the Conversion.


     The Bylaws of the Savings Bank provide that a director is not personally liable to the Savings Bank or its shareholders for monetary damages for breach of the director's fiduciary duty except for liabilities for: (1) an act or omission that is grossly negligent, (2) a breach of the director's duty of loyalty to the Savings Bank or its shareholders, (3) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(4) a transaction from which the director derived an improper personal benefit, or (5) an act or omission occurring before the effective date of the provision in the Bylaws.


     The following table sets forth certain information with respect to the persons who currently serve as members of the Board of Directors of the Savings Bank.

                                     AGE AT                   POSITIONS HELD
           NAME                   MARCH 31, 1998           WITH THE SAVINGS BANK           DIRECTOR SINCE          TERM EXPIRES
 -------------------------       ----------------         -----------------------         ----------------        --------------
Dale C. Born                           66                        Director                       1993                   1999

Noel R. Buckley                        63                        Director                       1995                   1999

Lester W. Crandall                     40                        Director                       1998                   1999

Larry D. Gaitros                       38                        Director                       1997                   1999

Maralyn F. Heckman                     57                  Director, Secretary,                 1977                   1999
                                                             Treasurer and CEO

John A. Sochor, D.D.S.                 50                      Director and                     1981                   1999
                                                            President of Board

C. Russell York                        56                      Director and                     1983                   1999
                                                          Vice President of Board

     The business experience for the past five years of each of the current directors is as follows:

     Mr. Born has been retired from the A.E. Staley Manufacturing Company since 1987. For more than the past five years, Mr. Born has been engaged in family farming.

     Mr. Buckley retired as a floor supervisor from the Firestone Tire and Rubber Company in 1994.

     Mr. Crandall has been the meat manager of Eagle Food Center in Decatur, Illinois for more than the past five years.

     Mr. Gaitros has been a millwright at Archer Daniels Midland in Decatur, Illinois for more than the past five years.

     Mrs. Heckman has held various positions with the Savings Bank since 1976. In May of 1977, Mrs. Heckman became the Chief Executive Officer of the Savings Bank.

     Dr. Sochor has been a licensed self-employed dentist in Cerro Gordo, Illinois for more than the past five years.

     C. Russell York has been a service technician for Phil Flaugher Electric Corporation in Decatur, Illinois since October of 1994. Prior to that, Mr. York was employed with the A.E. Staley Manufacturing Company in Decatur, Illinois for 35 years.

MEETINGS AND COMMITTEES OF THE BOARDS OF DIRECTORS

     The Savings Bank's Board of Directors conducts its business through meetings of the Board and the activities of committees of the Board. During the fiscal year ended March 31, 1998, the Savings Bank's Board of Directors held
18 meetings. Other than Mr. Coffey, who has been ill, no director of the Savings Bank attended fewer than 75% of the aggregate number of meetings of the Board of Directors or meetings of committees on which such director served held in the 1998 fiscal year.

     On April 15, 1998, the Board of Directors of the Savings Bank reviewed its committee structure and established six standing committees: audit, loan, nominating, compensation, appraisal and conversion. It is expected that the loan and appraisal committees will meet on a regular basis and that the audit, nominating, compensation and conversion committees will meet only a few times per year.

     Messrs. Born, Buckley and York are members of the audit committee. The audit committee is principally responsible for recommending which firm to engage as the Savings Bank's external auditor. Further, the entire board meets with the outside auditors to review the Savings Bank's annual financial statements and matters relating thereto. If any matter needs additional attention, the audit committee meets with the auditors without management present.

     Mrs. Heckman and Dr. Sochor are members of the loan committee. The loan committee is principally responsible for insuring that the lending policies of the Savings Bank are implemented and observed. They meet between regular scheduled board meetings to review the recommendations of the appraisal committee and approve loan applications within the limits set forth in the Savings Bank's lending policies.

     Messrs. Born, Buckley, Crandall, Gaitros, York and director Emeritus Miller are members of the appraisal committee. The appraisal committee is principally responsible for insuring that the appraisal policy of the Savings Bank is implemented and observed. Three members of this committee visually inspect each property being appraised. All members of the appraisal committee sign a written recommendation to the loan committee regarding each loan application and appraisal.

     Messrs. Buckley, Gaitros and York are members of the nominating committee. The nominating committee is principally responsible for recommending to the Board of Directors the slate of nominees of directors to be elected by the members of the Savings Bank. Any member of the Savings Bank may nominate an individual for election as a director by notifying the secretary of the Savings Bank in writing at least five days before the meeting at which the election is to take place. Following the Conversion, the Holding Company will be the sole stockholder of the Savings Bank, and such nomination procedures will no longer apply.

     All board members are members of the compensation committee. The compensation committee is principally responsible for reviewing and establishing the salaries and benefits for employees.

     Mrs. Heckman and Messrs. Born and Buckley are members of the conversion committee. The conversion committee is principally responsible for taking action necessary or appropriate to implement the decision of the board to proceed with adopting the Plan of Conversion.

DIRECTORS' FEES

     All directors of the Savings Bank, including directors who are officers of the Savings Bank, receive a fee of $125 for each meeting of the Board they attend. No fees are paid for attending committee meetings. The Holding Company's Board of Directors intends to meet quarterly. Directors of the Holding Company will not receive any fees in consideration of their service.

EXECUTIVE OFFICERS

     The Holding Company currently has one executive officer. Mrs. Maralyn F. Heckman is the Secretary, Treasurer and President of the Holding Company. For information concerning Mrs. Heckman's prior business experience, see
"-- Directors of the Savings Bank."

     The Savings Bank currently has one executive officer. Mrs. Maralyn F. Heckman is the Secretary, Treasurer and Chief Executive Officer of the Savings Bank and has held that position since May, 1977.

     Messrs. Sochor and York are respectively President and Vice President of the Savings Bank's Board of Directors but only perform policy making functions in their capacity as a director. Accordingly, the Board of Directors does not consider Messrs. Sochor and York to be executive officers of the Savings Bank.

EXECUTIVE COMPENSATION

     The table below sets forth the total amount of cash compensation paid by the Savings Bank to its Chief Executive Officer during the fiscal year ended March 31, 1998. No officer or employee of the Savings Bank received compensation in excess of $100,000 during the fiscal year ended March 31, 1988.

EXECUTIVE COMPENSATION TABLES


                              SUMMARY COMPENSATION TABLE

                                                                    ANNUAL COMPENSATION
                                                   ------------------------------------------------------
         NAME AND                                                                           OTHER ANNUAL           ALL OTHER
    PRINCIPAL POSITION            YEAR               SALARY               BONUS             COMPENSATION          COMPENSATION
    ------------------         ----------          ----------          ----------          --------------        --------------
Maralyn F. Heckman                1998              $35,100              $1,000                  --                $1,800(1)


(1)  Directors fees.

     The Holding Company has paid no compensation to date to the sole executive officer of the Holding Company. The Holding Company does not plan to pay compensation to officers of the Holding Company for their services as such.

EMPLOYEE BENEFIT PLANS

     SIMPLIFIED EMPLOYEE PENSION PLAN. The Savings Bank currently maintains a simplified employee pension plan (the "SEP") to provide retirement benefits for employees eligible to participate therein. The SEP is a qualified plan under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The SEP provides that the Savings Bank shall make monthly contributions of not more than 15% of each eligible employee's compensation to an Individual Retirement Account established for that employee. Employees, who have attained at least age 21 and who have worked for the Savings Bank in two out of the five preceding years are eligible for SEP contributions. Employees who are covered under a collective bargaining agreement and employees who have compensation during the year of less than $300 are not eligible to participate for that year. The Savings Bank may, but does not anticipate that it will continue to make contributions to the SEP, due to the costs associated with funding the ESOP being adopted in connection with the Conversion and due to the limitations on retirement plan contributions set forth in the Code.

     EMPLOYEE STOCK OWNERSHIP PLAN. The Board of Directors of the Savings Bank and the Holding Company have approved the adoption of an ESOP, to be effective in connection with the Conversion. Employees of age 21 or older who have completed at least 1,000 hours of service in a 12-month period of employment with the Savings Bank will be eligible to participate in the ESOP. The Savings Bank will submit an Application for a Letter of Determination to the Internal Revenue Service as to the tax qualified status of the ESOP under Section 401(a) of the Code. Although no assurances can be given, the Savings Bank and the Holding Company expect that the ESOP will receive a favorable determination letter.

     Benefits under the ESOP will be paid in shares of Common Stock. The ESOP anticipates borrowing funds from the Holding Company to acquire 8% of the Common Stock sold in the Conversion. This loan will be secured by the shares purchased with the proceeds and will be repaid by the ESOP with funds from the Savings Bank's contributions to the ESOP and earnings on ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. Such shares will be allocated among the officers and employees of the Savings Bank each year, pro rata, in accordance with their compensation for such year. The Savings Bank expects to make contributions to the ESOP at such times and in an amount that, at a minimum, will enable the ESOP to meet its debt service obligations in accordance with the loan terms. Any contributions in excess of this amount may be made at the Savings Bank's discretion. While the loan is outstanding, any cash dividends received with respect to the shares purchased with the proceeds of the loan will be applied to the principal and interest payments due on such loan. The loan will require annual interest and principal payments over a ten-year period and will bear interest at a rate of 8%.

     The Savings Bank's contributions to the ESOP to retire the principal and interest on the ESOP debt will be accounted for as compensation and employee benefits expense. The Savings Bank expects that the annual compensation and employee benefits expense related to the ESOP will be approximately $15,000 (including $8,000 for interest on the ESOP debt) on a pre-tax basis and assuming that the ESOP purchases 8% ($101,200) of the Common Stock sold in the Conversion based on the maximum of the Estimated Valuation Range ($1,265,000). The contributions to repay principal and interest on the ESOP debt are tax deductible to the Savings Bank.


     The ESOP intends to purchase 8% of the Common Stock sold in the Conversion; however, under certain circumstances the ESOP's purchases in the Conversion may
be limited to an amount less than 8% or may be prohibited altogether.   The ESOP
will be permitted to purchase Common Stock in the Offering only if stock is available after satisfaction of orders by Eligible Account Holders. If an insufficient amount of stock is available after the satisfaction of orders by Eligible Account Holders to permit the ESOP to purchase 8% of the total number of shares sold in the Offering, the ESOP intends to purchase stock after the Conversion, either in the open-market or from the Holding Company's authorized but unissued shares, so that, following such purchase, the ESOP will own 8% of the Holding Company's then outstanding Common Stock. If the ESOP purchases shares of Common Stock after the Conversion, the ESOP must purchase the Common Stock at the then prevailing market price.


     ESOP participants must have completed 1,000 hours of service during a plan year and be employed on the last day of the plan year or have terminated their employment on account of death, disability or retirement during the plan year in order to receive an allocation of shares for that plan year. Participants' benefits vest at a rate of 20% for each year of service and are 100% vested at the end of five years of service. Vesting will be accelerated upon retirement, death or disability of the participant or upon termination of the ESOP. Vested benefits will be payable upon retirement, death, disability, or separation from service. Contributions and forfeitures will be allocated pro rata, based on the ratio each participant's compensation bears to the compensation of all participants entitled to share in such allocation.

     The compensation committee of the Savings Bank's Board of Directors will administer the ESOP. A trustee for the ESOP (the "ESOP Trustee") will be appointed prior to the Conversion. The ESOP Trustee will invest the trust assets only upon the direction of the compensation committee. The ESOP Trustee will vote shares allocated to participants' accounts in accordance with the participants' written instructions. The ESOP Trustee will vote unallocated shares in accordance with the instructions of the compensation committee, or, in the absence of such instructions, in the same proportions as the allocated shares are voted.

     STOCK OPTION PLAN. The Board of Directors of the Holding Company expects to approve the adoption of the Stock Option Plan, subject to receipt of Stock Option Plan Stockholder Approval. The Stock Option Plan may not, and will not, be established and become effective unless and until Stock Option Plan Approval is obtained. The Stock Option Plan is intended to promote stock ownership by directors and selected officers and employees of the Holding Company and the Savings Bank to increase their proprietary interest in the Holding Company and to encourage them to remain in the employ of the Holding Company or the Savings Bank.

     The Stock Option Plan is to be administered by a committee (the "Committee") comprised of two or more members of the Board of Directors of the Holding Company. None of the members of the Committee may be an officer or employee of the Holding Company or the Savings Bank or may have received any discretionary stock-based incentive awards under any plan of the Holding Company or the Savings Bank during the year prior to or during service on the Committee. The Committee will have the authority, among other things, to select the employees to whom options may be granted, to determine the terms of each option, to interpret the provisions of the Stock Option Plan and to make all other determinations that it may deem necessary or advisable for the administration of the Stock Option Plan. Each determination or other action made or taken pursuant to the Stock Option Plan, including interpretation of the Stock Option Plan and the specific terms and conditions of the options granted thereunder, by the Committee will be final and conclusive for all purposes and upon all persons.

     The Stock Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Code, and for options that do not constitute incentive stock options (referred to herein as "nonstatutory options"), as determined in each individual case by the Committee. Incentive stock options granted under the Stock Option Plan have certain advantageous tax attributes under federal and Illinois income tax laws. No taxable income is recognized by the option holder for federal or Illinois income tax purposes at the time of the grant or exercise of an incentive stock option, and no federal or Illinois income tax deduction is available to the Holding Company or the Savings Bank as a result of such a grant or exercise. Any gain or loss recognized by an option holder on the later disposition of shares acquired pursuant to the exercise of an incentive stock option generally will be treated as long-term capital gain or loss if such disposition does not occur prior to one year after the date of exercise of the option or two years after the date the option was granted.

     As in the case of incentive stock options, the grant of a nonstatutory stock option will not result in taxable income to the recipient of the option for federal or Illinois income tax purposes nor will the Holding Company or the Savings Bank be entitled to an income tax deduction. Upon exercise of a nonstatutory stock option, however, the option holder will generally recognize ordinary income for federal and Illinois income tax purposes equal to the difference between the exercise price and the fair market value of the shares acquired on the date of exercise, and the Holding Company, the Savings Bank or the subsidiary of the Holding Company which is the employer of the option holder will be entitled to federal and Illinois income tax deductions in the amount of the ordinary income recognized by the option holder. In general, any further gain or loss realized by the option holder on the subsequent disposition of such shares will be long-term or short-term capital gain or loss, depending on the length of time the shares are held after the option is exercised.

     Upon receipt of stockholder approval to establish the Stock Option Plan, the Board of Directors intends to reserve, out of the authorized but unissued shares of Common Stock of the Holding Company, an amount of stock equal to 10% of the Common Stock sold in the Conversion for issuance under the Stock Option Plan (or between 9,350 shares and 12,650 shares, assuming the sale of between 93,500 shares and 126,500 shares of Common Stock in the Conversion). Under the Plan and presently effective regulations and policies of the FDIC, the shares of Common Stock for which options may be granted during the first year following the Conversion may not exceed 10% of the total number of shares of Common Stock sold in the Conversion. In general, any shares of Common Stock subject to issuance upon exercise of options but which are not issued because of a surrender, forfeiture, expiration, termination or cancellation of any such option will once again be available for issuance pursuant to subsequently granted options.

     The Committee will initially, and from time to time thereafter, select those officers and other key employees of the Holding Company, the Savings Bank or any of their subsidiaries to participate in the Stock Option Plan on the basis of the special importance of their services in the management, development and operations of the Holding Company, the Savings Bank or their subsidiaries. Such officers and other key employees may receive either incentive stock options or nonstatutory options under the Stock Option Plan. Unless expressly provided otherwise at the time of the grant however, such officers and other key employees will receive incentive stock options.

     If the Stock Option Plan is implemented within the one year period following consummation of the Conversion, options granted under the Stock Option Plan will vest and become exercisable at a rate of 20% per year, commencing one year after the grant date, and 20% on each anniversary date thereof for the following four years. Notwithstanding such a five-year vesting schedule, all awards will be 100% vested upon the death or disability of the recipient. If an employee's employment terminates (or a director's service as a director terminates) with the Savings Bank or the Holding Company for reasons other than death, disability or retirement, the employee's unvested options will be forfeited. Options held by nondirector optionees will continue to become exercisable pursuant to the terms of the applicable option agreements in the event of a nondirector's early or normal retirement as defined in the ESOP. Options held by director optionees will continue to become vested pursuant to the terms of the applicable option agreements in the event of a director's retirement in accordance with the retirement policies of the Board of Directors. Options granted under the Stock Option Plan may be exercisable for up to ten years.

     The exercise price of options granted under the Stock Option Plan must at least equal the fair market value of the Common Stock subject to the option (determined as provided in the Stock Option Plan) on the date the option is granted.


     An incentive stock option granted under the Stock Option Plan to an employee owning more than 10% of the total combined voting power of all classes of stock of the Holding Company is subject to the further restrictions that such option must have an exercise price of at least 110% of the fair market value (determined as of the date the option is granted) of the shares issuable on exercise of the option and will expire, and all rights to purchase shares thereunder will cease, no later than the fifth anniversary of the date the incentive stock option was granted. Incentive stock options are subject to the further restriction that the aggregate fair market value (determined as of the date of grant) of stock as to which any such incentive stock option first becomes exercisable in any calendar year is limited to $100,000. To the extent options covering more than $100,000 worth of stock first become exercisable in any one calendar year, the excess will be nonstatutory options.


      The full exercise price for all shares purchased on exercise of options granted under the Stock Option Plan may be paid in cash, in cash received from a broker-dealer to whom the optionee has submitted an exercise notice consisting of a fully endorsed option, by delivering shares of Common Stock having an aggregate fair market value on the date of exercise equal to the exercise price, by directing the Holding Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of such option having an aggregate fair market value on the date of exercise equal to the exercise price, by such other medium of payment, in the case of an officer or employee, as the Committee, in its discretion, shall authorize at the time of grant, or by any combination of the above.

     If the Stock Option Plan is implemented within one year following consummation of the Conversion, applicable regulations do not permit vesting on options created under the plan at a rate greater than 20% per year, accelerated vesting of stock options granted under a plan in the event of a change in control or the granting of stock options to directors and officers in excess of certain limits established by applicable regulations. If the Stock Option Plan is implemented after the one year period following consummation of the Conversion, subject to applicable regulatory requirements then in effect, the Stock Option Plan described above may then provide for vesting in options at a rate greater than 20% per year, accelerated vesting of previously granted options in the event of a change in control of the Holding Company or the Savings Bank and the grant of stock options to directors and officers in excess of the limits that would have applied had the Stock Option Plan been implemented within one year following consummation of the Conversion. A change in control would be defined in the plan document and would generally occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Holding Company or the Savings Bank or, in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Holding Company or the Savings Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

     The Board of Directors or the Committee has the authority to terminate, suspend or amend the Stock Option Plan, in whole or in part, from time to time, without the approval of the stockholders of the Holding Company to the extent allowed by law; provided, however, that (i) no amendment will be effective until approved by the stockholders of the Holding Company insofar as stockholder approval thereof is required in order for the Stock Option Plan to continue to satisfy the requirements of Rule 16b-3 under the Exchange Act, and (ii) the provisions of the Stock Option Plan applicable to non-employee directors may not be amended more than once every six months, except to comply with changes in the Code or the rules and regulations thereunder. The Stock Option Plan provides for appropriate adjustment in the number and kind of shares subject to the Stock Option Plan, and the number, kind and per share exercise price of shares subject to unexercised options, in the event of any change in the outstanding Common Stock by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event.

     Pursuant to the Plan of Conversion, if the Stock Option Plan is adopted within one year following consummation of the Conversion, no individual may be granted options to purchase more than 25% of the total shares covered by the Stock Option Plan, and non-employee directors may not be granted options to purchase more than 5% individually, or more than 30% as a group, of the shares covered by the Stock Option Plan, unless the Commissioner and the FDIC allow greater awards.

     Although no specific award determinations have been made at this time, the Holding Company and the Savings Bank anticipate that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent and under terms and conditions permitted by applicable regulations. The size of individual awards will be determined prior to submitting the Stock Option Plan for stockholder approval, and disclosure of anticipated awards will be included in the proxy materials for such meeting.

     The shares used to fund the option awards will come from authorized but unissued shares. As a result, in the event that all options under the Stock Option Plan are awarded and exercised, the percentage interests of stockholders as of the date the Conversion is consummated will be diluted by approximately 9%. If more or less than 110,000 shares of Common Stock are sold in the Conversion, the number of options granted under the Stock Option Plan will be adjusted to maintain the ratio of the awards intended to be made to the number of shares sold at the midpoint of the Estimated Valuation Range. In the event of a stock split, reverse stock split or stock dividend; the number of shares of Common Stock reserved under the Stock Option Plan and the number of options granted pursuant thereto and exercise price of the options will be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding.

     MANAGEMENT RECOGNITION PLAN. The Board of Directors of the Holding Company expects to approve the adoption of the MRP, subject to receipt of MRP Stockholder Approval. The MRP may not, and will not, be established and become effective unless and until MRP Stockholder Approval is obtained. The Board of Directors of the Holding Company has approved the MRP as a method of providing directors, officers and employees of the Holding Company and the Savings Bank with a proprietary interest in the Holding Company and to encourage such persons to remain with the Holding Company and the Savings Bank. If and when the Holding Company receives stockholder approval to establish the MRP, the Holding Company will contribute funds to the MRP to enable it to acquire shares of Common Stock in an amount equal to up to 4% of the Common Stock sold in the Conversion, or up to 4,400 shares of Common Stock assuming the sale of 110,000 shares at $10.00 per share (the midpoint of the Estimated Valuation Range). No contributions by employees or recipients will be permitted. Under the Plan of Conversion and present regulations and policies of the FDIC, the total number of shares acquired by the MRP and by the ESOP during the first year following consummation of the Conversion may not, in the aggregate, exceed 12% of the total number of shares sold in the Conversion.

     The Plan of Conversion and applicable regulations and policies of the FDIC prohibit the MRP from subscribing for shares of Common Stock in the Conversion or otherwise being funded with shares of stock purchased in the Conversion. Following consummation of the Conversion and MRP Stockholder Approval, the MRP may purchase either outstanding shares of Common Stock in the open market at the then market price of the Common Stock or authorized but previously unissued shares of stock from the Holding Company (which the Holding Company intends to reserve for issuance) at the then market price of the Common Stock. Assuming that the MRP is funded entirely through purchases of authorized but previously unissued shares of stock from the Holding Company, the percentage interest of stockholders as of the date of such purchase will be diluted by approximately 4.0%.

     The MRP will be administered by a committee appointed by the Board of Directors of the Holding Company. Officers and employees of the Holding Company, the Savings Bank and any of their subsidiaries as of the date of MRP Stockholder Approval will be eligible for grants of shares of Common Stock of the Holding Company held by the MRP. It is the intention of the Board of Directors that each non-employee director as of the effective date of the MRP will be granted 220 shares of Common Stock held by the MRP (based on 110,000 shares of Common Stock sold at the midpoint of the Estimated Valuation Range and 4,400 shares of Common Stock purchased by the MRP in the open market). Recipients are not charged for grants made under the MRP. If the MRP is implemented within the one year period following the Conversion, non-employee directors, officers and employees become vested in shares of Common Stock awarded to them under the MRP at a rate of 20% per year, commencing one year after the grant date, and 20% on each anniversary date thereof for the following four years. Notwithstanding such a five-year vesting schedule, all awards will be 100% vested upon the death or disability of the recipient. If an employee's employment terminates (or a director's service as a director terminates) with the Savings Bank or the Holding Company for reasons other than death or disability, the employee's unvested awards will be forfeited.

     MRP award recipients will recognize taxable income equal to the fair market value of the shares of Common Stock at the time such shares become vested. Income recognized by MRP award recipients will be a deductible expense of the Holding Company or the Savings Bank for tax purposes. When cash dividends are paid with respect to plan shares vested and allocated to a recipient, such recipient will be entitled to receive an amount equal to such cash dividend. No recipient will have any voting or other rights of a stockholder with respect to any plan shares awarded to such recipient prior to the time such shares are actually distributed.

     Pursuant to the Plan of Conversion, if the MRP is adopted within one year following consummation of the Conversion, no individual may be awarded more than 25% of the total number of shares of Common Stock held by the MRP, and nonemployee directors may not be awarded more than 5% individually, or more than 30% as a group, of the number of shares of Common Stock held by the MRP, unless the Commissioner and the FDIC allow greater awards. Although no specific award determinations have been made at this time, the Holding Company and the Association anticipate that if stockholder approval is obtained it would provide awards to its directors, officers and employees to the extent and under terms and conditions permitted by applicable regulations. The size of individual awards will be determined prior to submitting the MRP for stockholder approval, and disclosure of anticipated awards will be included in the proxy materials for such meeting.

     If more or less than 110,000 shares of Common Stock are sold in the Conversion, the number of MRP awards granted to directors, executive officers and other employees of the Holding Company and Savings Bank will be adjusted to maintain the ratio of the awards intended to be made to the number of shares sold at the midpoint of the Estimated Valuation Range. In the event of a stock split, reverse stock split or stock dividend, the number of shares of Common Stock under the MRP will be adjusted to reflect such increase or decrease in the total number of shares of Common Stock outstanding.

     If the MRP is implemented within one year following consummation of the Conversion, applicable regulations do not permit vesting in MRP awards at a rate greater than 20% per year, accelerated vesting in MRP awards in the event of a change in control or the grant of stock options to directors and officers in excess of certain limits established by applicable regulations. If the MRP is implemented after one year following consummation of the Conversion, subject to applicable regulatory requirements then in effect, the MRP may then provide for vesting in a MRP award at a rate greater than 20% per year, accelerated vesting of previous MRP awards in the event of a change in control at the Holding Company or the Savings Bank and the grant of MRP awards to directors and officers in excess of the limits that would have applied had the MRP been implemented within one year following consummation of the Conversion.A change in control is expected to be defined in the plan document, to generally occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of a class of equity securities of the Holding Company or the Savings Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Holding Company or the Savings Bank or contested election of directors which results in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

EMPLOYMENT AGREEMENTS

     Upon the Conversion, the Savings Bank and the Holding Company each intend
to enter into an employment   agreement with Mrs. Maralyn F. Heckman
(collectively, the "Employment Agreements"). The Employment Agreements are intended to ensure that the Savings Bank and the Holding Company will be able to maintain a stable and competent management base after the Conversion. The continued success of the Savings Bank and the Holding Company depends to a significant degree on the skills and competence of the above referenced officer.


     The Employment Agreements provide for three-year terms for Mrs. Heckman's employment. The term of the Employment Agreements will be automatically extended on a daily basis unless written notice of non-renewal is given by the Board of Directors or Mrs. Heckman. Therefore, on any day that Mrs. Heckman is employed by the Savings Bank and the Holding Company, and assuming that neither the Board of Directors nor Mrs. Heckman have provided prior notice of non-renewal, the remaining term in Mrs. Heckman's employment agreements will be three years. The Employment Agreements provide that Mrs. Heckman's base salary will be reviewed annually. The base salary which will be effective for such Employment Agreements for Mrs. Heckman will be her current salary, $40,000.00. In addition to the base salary, the Employment Agreements provide for, among other things, participation in stock benefits plans and other fringe benefits applicable to executive personnel. The Employment Agreements provide for termination by the Savings Bank or the Holding Company for cause, as defined in the Employment Agreements, at any time. In the event the Savings Bank or the Holding Company chooses to terminate Mrs. Heckman's employment for reasons other than for cause, or in the event of Mrs. Heckman's resignation from the Savings Bank and the Holding Company upon: (i) failure to re-elect Mrs. Heckman to her current offices; (ii) a material change in Mrs. Heckman's functions, duties or responsibilities; (iii) a relocation of Mrs. Heckman's principal place of employment by more than 25 miles; (iv) a reduction in the benefits and perquisites being provided to Mrs. Heckman in the Employment Agreements;
(v) liquidation or dissolution of the Savings Bank or the Holding Company; or
(vi) a breach of the Employment Agreement by the Savings Bank or the Holding Company, Mrs. Heckman or, in the event of death, her beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to Mrs. Heckman for the remaining term of the Employment Agreement and the contributions that would have been made on Mrs. Heckman's behalf to any employee benefit plans of the Savings Bank and the Holding Company during the remaining term of the Employment Agreements. The Savings Bank and the Holding Company would also continue to pay for Mrs. Heckman's life, health, dental and disability coverage for the remaining term of the Employment Agreements. Upon termination of Mrs. Heckman's employment, except upon a change in control, Mrs. Heckman is subject to a one year non-competition clause.


     Under the Employment Agreements, if voluntary or involuntary termination follows a change in control of the Savings Bank or the Holding Company, Mrs. Heckman or, in the event of Mrs. Heckman's death, her beneficiary would be entitled to a severance payment equal to the greater of: (i) the payments due for the remaining terms of the Employment Agreements; or (ii) three times the average of the five preceding taxable years' annual compensation. The Savings Bank and the Holding Company would also continue Mrs. Heckman's life, health, and disability coverage for thirty-six months. Notwithstanding that both

Employment Agreements provide for a severance payment in the event of a change in control, Mrs. Heckman would only be entitled to receive a severance payment under one agreement.

     Payments to Mrs. Heckman under the Savings Bank's Employment Agreement will be guaranteed by the Holding Company in the event that payments or benefits are not paid by the Savings Bank. Payment under the Holding Company's Employment Agreement would be made by the Holding Company. All reasonable costs and legal fees paid or incurred by Mrs. Heckman pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Savings Bank or Holding Company, respectively, if Mrs. Heckman is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Savings Bank and Holding Company shall indemnify Mrs. Heckman to the fullest extent allowable under Illinois and Delaware law, respectively. In the event of a change in control of the Savings Bank or the Holding Company, the total amount of payments due under the Employment Agreements, based solely on current base salary for such Employment Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $120,000.

CERTAIN INDEBTEDNESS OF MANAGEMENT

     The Savings Bank makes loans to executive officers and directors of the Savings Bank and their affiliates, in the ordinary course of its business. Such loans to executive officers, directors and their affiliates are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time the transaction is originated for comparable transactions with nonaffiliated persons and do not, in the opinion of the Savings Bank's management, involve more than the normal risk of collectibility or present any other unfavorable features. As of March 31, 1998, approximately $272,000 of loans were outstanding from the Savings Bank to executive officers and directors of the Savings Bank and their affiliates, which equals approximately 21.3% of the Savings Bank's pro forma stockholders' equity at March 31, 1998, assuming the sale of 110,000 shares at $10.00 per share, and approximately 31.2% of the Savings Bank's retained earnings at March 31, 1998. Of the total loans outstanding from the Savings Bank to officers and directors at March 31, 1998, approximately $113,000 was outstanding to Dr. Sochor in connection with a mortgage loan on his personal residence.

                              SUPERVISION AND REGULATION

GENERAL

     Financial institutions and their holding companies are extensively regulated under federal and state law by various regulatory authorities including the Federal Reserve Board, the FDIC and the Commissioner. The financial performance of the Holding Company and the Savings Bank may be affected by such regulation, although the extent to which they may be affected cannot be predicted with a high degree of certainty.

     Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to the Holding Company and the Savings Bank establishes a comprehensive framework for their operations and is intended primarily for the protection of the FDIC's deposit insurance funds and the depositors of the Savings Bank, rather than the stockholders of the Holding Company.

     The following references to material statutes and regulations affecting the Holding Company and the Savings Bank are brief summaries thereof and are qualified in their entirety by reference to such statutes and regulations. Any change in applicable law or regulations may have a material effect on the business of the Holding Company and the Savings Bank.

THE SAVINGS BANK

     GENERAL. The Savings Bank is an Illinois-chartered savings bank, the deposit accounts of which are insured by the SAIF of the FDIC. As a SAIF-insured, Illinois-chartered savings bank, the Savings Bank is subject to the examination, supervision, reporting and enforcement requirements of the Commissioner, as the chartering authority for Illinois savings banks, and the FDIC, as administrator of the SAIF, and to the statutes and regulations administered by the Commissioner and the FDIC governing such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority. The Savings Bank is required to file reports with the Commissioner and the FDIC concerning its activities and financial condition and will be required to obtain regulatory approvals prior to entering into certain transactions, including mergers with, or acquisitions of, other financial institutions.

     The Commissioner and the FDIC have extensive enforcement authority over Illinois-chartered savings banks, such as the Savings Bank. This enforcement authority includes, among other things, the ability to issue cease-and-desist or removal orders, to assess civil money penalties and to initiate injunctive actions. In general, these enforcement actions may be initiated!for violations of laws and regulations and unsafe and unsound practices.

     The Commissioner has established a schedule for the assessment of "supervisory fees" upon all Illinois savings banks to fund the operations of the Commissioner. These supervisory fees are computed on the basis of each savings bank's total assets (including consolidated subsidiaries) and are payable at the end of each calendar quarter. A schedule of fees has also been established for certain filings made by Illinois savings banks with the Commissioner. The Commissioner also assesses fees for examinations conducted by the Commissioner's staff, based upon the number of hours spent by the Commissioner's staff performing the examination. During the fiscal year ended March 31, 1998, the Savings Bank paid approximately $3,000 in supervisory fees and expenses.

     CAPITAL REQUIREMENTS. Under the ISBA and the regulations of the Commissioner, an Illinois savings bank must maintain a minimum level of total capital equal to the higher of 3% of total assets or the amount required to maintain insurance of deposits by the FDIC. The Commissioner has the authority to require an Illinois savings bank to maintain a higher level of capital if the Commissioner deems such higher level necessary based on the savings bank's financial condition, history, management or earnings prospects.

     FDIC-insured institutions are required to follow certain capital adequacy guidelines which prescribe minimum levels of capital and require that institutions meet certain risk-based and leverage capital requirements. Under the FDIC capital regulations, an FDIC-insured institution is required to meet the following capital standards: (i) "Tier 1 capital" in an amount not less than 3% of average adjusted total assets; (ii) "Tier 1 capital" in an amount not less than 4% of risk-weighted assets; and (iii) "total capital" in an amount not less than 8% of risk-weighted assets.

     FDIC-insured institutions in the strongest financial and managerial condition (with a composite rating of "1" under the Uniform Financial Institutions Rating System established by the Federal Financial Institutions Examination Council) are required to maintain "Tier 1 capital" equal to at least 3% of total assets (the "leverage limit" requirement). For all other FDIC-insured institutions, the minimum leverage limit requirement is 3% of total assets plus at least an additional 100 to 200 basis points. Tier 1 capital is defined to include the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus), and minority interests in consolidated subsidiaries, minus all intangible assets (other than qualifying servicing rights, qualifying purchased credit-card relationships and qualifying supervisory goodwill), certain identified losses (as defined in the FDIC's regulations) and investments in certain subsidiaries.

     FDIC-insured institutions also are required to adhere to certain risk-based capital guidelines which are designed to provide a measure of capital more sensitive to the risk profiles of individual banks. Under the risk-based capital guidelines, capital is divided into two tiers: core (Tier 1) capital, as defined above, and supplementary (Tier 2) capital. Tier 2 capital that may be recognized for risk-based capital purposes is limited to 100% of core capital and includes cumulative perpetual preferred stock, perpetual preferred stock for which the dividend rate is reset periodically based on current credit standing, regardless of whether dividends are cumulative or non-cumulative, mandatory convertible securities, subordinated debt, intermediate preferred stock and the allowance for possible loan and lease losses. The allowance for possible loan and lease losses includable in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital. The risk-based capital framework assigns balance sheet assets to one of four broad risk categories which are assigned risk weighs ranging from 0% to 100% based primarily on the degree of credit risk associated with the obligor. Off-balance sheet items are converted to an on-balance sheet "credit equivalent" amount utilizing certain conversion factors. The sum of the four risk-weighted categories equals risk weighted assets. See "HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE" for a discussion of the Savings Bank's historical and pro forma capital position relative to its capital requirements on March 31, 1998.

     DIVIDENDS. Under the ISBA, dividends may only be declared when the total capital of the Savings Bank is greater than that required by Illinois law. Dividends may be paid by the Savings Bank out of its net profits (I.E., earnings from current operations, plus actual recoveries on loans, investments and other assets, after deducting all current expenses, including dividends or interest on deposits, additions to reserves as required by the Commissioner, actual losses, accrued dividends on preferred stock, if any, and all state and federal taxes). The written approval of the Commissioner must be obtained, however, before a savings bank having total capital of less than 6% of total assets may declare dividends in any calendar year in an amount in excess of 50% of its net profits for that calendar year. A savings bank may not declare dividends in excess of its net profits in any year without the approval of the Commissioner. In addition, before declaring a dividend on its capital stock, the Savings Bank must transfer no less than 10% of its net profits of the preceding half year in the case of quarterly or semi-annual dividends, or not less than 10% of the net profits for the preceding two half year periods in the case of annual dividends to its paid-in surplus until it shall have paid in surplus equal to its capital stock. Finally, the Savings Bank will be unable to pay dividends in an amount which would reduce its capital below the greater of (i) the amount required by the FDIC, (ii) the amount required by the Commissioner or (iii) the amount required for the liquidation account to be established by the Savings Bank in connection with the Conversion. The Commissioner and the FDIC also have the authority to prohibit the payment of any dividends by the Savings Bank if the Commissioner or the FDIC determines that the distribution would constitute an unsafe or unsound practice. For the calendar year ended March 31, 1998, the Savings Bank's net profits were $41,872, and the Savings Bank could have paid dividends totaling $41,872 without the written approval of the Commissioner and continued to maintain compliance with its capital requirements.

     STANDARDS FOR SAFETY AND SOUNDNESS. Federal law requires each federal banking agency to prescribe for depository institutions under its jurisdiction standards relating to, among other things: internal controls; information systems and audit systems; loan documentation; credit underwriting; interest rate risk exposure; asset growth; compensation; fees and benefits; and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted final regulations and Interagency Guidelines Establishing Standards for Safety and Soundness (the "Guidelines") to implement these safety and soundness standards. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems, internal audit system, credit underwriting, loan documentation, interest rate risk exposure, asset growth, asset quality, earnings and compensation, and fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard.

     BROKERED DEPOSITS. FDIC regulations govern the acceptance of brokered deposits by insured financial institutions. Well-capitalized insured financial institutions that are not troubled are not subject to brokered deposit limitations. Adequately-capitalized insured financial institutions are able to accept, renew or roll over brokered deposits but only (i) with a waiver from the FDIC and (ii) subject to the limitation that they do not pay an effective yield on any such deposit that exceeds by more than 75 basis points (a) the effective yield paid on deposits of comparable size and maturity in such association's normal market area for deposits accepted in its normal market area or (b) the national prime rate paid on deposits of comparable size and maturity for deposits accepted outside the institution's normal market area.
Undercapitalized insured financial institutions are not permitted to accept brokered deposits and may not solicit deposits by offering an effective yield that exceeds by more than 75 basis points the prevailing effective yields on insured deposits of comparable maturity in the institution's normal market area or in
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the market area in which such deposits are being solicited.  The Savings Bank is not presently soliciting brokered deposits.

     LENDING RESTRICTIONS. Under the ISBA, the Savings Bank is prohibited from making secured or unsecured loans for business, corporate, commercial or agricultural purposes representing in the aggregate an amount in excess of 15% of its total assets, unless the Commissioner authorizes in writing a higher percentage limit for such loans upon the request of an institution.

     The Savings Bank is also subject to a loans-to-one borrower limitation. Under the ISBA, the total loans and extensions of credit, both direct and indirect, by the Savings Bank to any person (other than the United States or its agencies, the State of Illinois or its agencies, and any municipal corporation for money borrowed) outstanding at one time must not exceed the greater of $500,000 or 20% of the Savings Bank's total capital plus general loan loss reserves. In addition, the Savings Bank may make loans in an amount equal to an additional 10% of the Savings Bank's capital plus general loan loss reserves if the loans are 100% secured by readily marketable collateral.

     The FDIC and the other federal banking agencies have adopted regulations that prescribe standards for extensions of credit that (i) are secured by real estate or (ii) are made for the purpose of financing the construction or improvements on real estate. The FDIC regulations require each institution to establish and maintain written internal real estate lending standards that are consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its real estate lending activities. The standards also must be consistent with accompanying FDIC guidelines, which include loan-to-value limitations for the different types of real estate loans. Institutions are also permitted to make a limited amount of loans that do not conform to the proposed loan-to-value limitations os long as such exceptions are reviewed and justified appropriately. The guidelines also list a number of lending situations in which exceptions to the loan-to-value standard are justified.

     PROMPT CORRECTIVE REGULATORY ACTION. Federal law requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

     The FDIC has adopted regulations to implement the prompt corrective action legislation. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio of 10% or greater, a Tier I risk-based capital ratio of 6% or greater, and a leverage ratio of 5% or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of 8% or greater, a Tier I risk-based capital ratio of 4% or greater, and generally a leverage ratio of 4% or greater. An institution is deemed to be "undercapitalized" if it has a total risk-based capital ratio of less than 8%, a Tier I risk-based capital ratio of less than 4%, or generally a leverage ratio of less than 4%. An institution is deemed to be "significantly undercapitalized" if it has a total risk-based capital ratio of less than 6%, a Tier I risk-based capital ratio of less than 3%, or a leverage ratio of less than 3%. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2%.

     "Undercapitalized" banks are subject to growth, capital distribution (including dividend) and other limitations and are required to submit a capital restoration plan. A bank's compliance with such plan is required to be guaranteed by any company that controls the undercapitalized institutions in an amount equal to the lesser of 5.0% of the Savings Bank's total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized." "Significantly undercapitalized" banks are subject to one or more of a number of additional restrictions, including but not limited to an order by the FDIC to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cease receipt of deposits from correspondent banks or dismiss directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital


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distributions by the parent holding company.  "Critically undercapitalized"
institutions also may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on certain subordinated debt or extend credit for a highly leveraged transaction or enter into any material transaction outside the ordinary course of business. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator. Generally, subject to a narrow exception, the appointment of a receiver or conservator is required for a "critically undercapitalized" institution within 270 days after it obtains such status.

     TRANSACTIONS WITH AFFILIATES. Under current federal law, transactions between depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings bank is any company or entity that controls, is controlled by, or is under common control with the savings bank, other than a subsidiary. In a holding company context, at a minimum, the parent holding company of a savings bank and any companies which are controlled by such parent holding company are affiliates of the savings bank. Generally, Section 23A limits the extent to which the savings bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such savings bank's capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. The term "covered transaction" includes the making of loans or other extensions of credit to an affiliate; the purchase of assets from an affiliate; the purchase of, or an investment in, the securities of an affiliate; the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person; or issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate. Section 23A also establishes specific collateral requirements for loans or extensions of credit to, or guarantees, acceptances on letters of credit issued on behalf of an affiliate. Section 23B requires that covered transactions and a broad list of other specified transactions be on terms substantially the same, or no less favorable, to the savings bank or its subsidiary as similar transactions with nonaffiliates.

     Further, Section 22(h) of the Federal Reserve Act restricts a savings bank with respect to loans to directors, executive officers, and principal stockholders. Under Section 22(h), loans to directors, executive officers and stockholders who control, directly or indirectly, 10% or more of voting securities of a savings bank, and certain related interests of any of the foregoing, may not exceed, together with all other outstanding loans to such persons and affiliated entities, the savings bank's total capital and surplus.
Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers, and shareholders who control 10% or more of voting securities of a stock savings bank, and their respective related interests, unless such loan is approved in advance by a majority of the board of directors of the savings bank. Any "interested" director may not participate in the voting. The loan amount (which includes all other outstanding loans to such person and their related interests) as to which such prior board of director approval is required, is the greater of $25,000 or 5% of capital and surplus or any loans over $500,000. Further, pursuant to
Section 22(h), loans to directors, executive officers and principal shareholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made pursuant to a benefit or compensation program that is widely available to the Savings Bank's employees and does not give preference to the insider over other employees. Section 22(g) of the Federal Reserve Act places additional limitations on loans to executive officers.

     ENFORCEMENT. The Commissioner and FDIC have extensive enforcement authority over Illinois-chartered savings banks, including the Savings Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The Commissioner is given authority by Illinois law to appoint a conservator or receiver for an Illinois savings bank under certain circumstances including, but not limited to, insolvency, a substantial dissipation of assets due to violation of law, regulation, order of the Commissioner or due to any unsafe or unsound practice, or the occurrence of an unsafe or unsound condition likely to cause insolvency or a substantial dissipation of assets or earnings that will weaken the condition of the savings bank and prejudice the interests of depositors. The FDIC also has authority under federal law to appoint a conservator or receiver for an insured


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savings bank under certain circumstances.  The FDIC is required, with certain exceptions, to appoint a receiver or conservator for an insured state savings bank if that savings bank was "critically undercapitalized" on average during the calendar quarter beginning 270 days after the date on which the savings bank became "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. See "- Prompt Corrective Regulatory Action." The FDIC may also appoint itself as conservator or receiver for a state savings bank under certain circumstances on the basis of the institution's financial condition or upon the occurrence of certain events, including: (i) insolvency (whereby the assets of the savings bank are less than its liabilities to depositors and others);
(ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     INSURANCE OF DEPOSIT ACCOUNTS. Deposits of the Savings Bank are presently insured by the SAIF. The SAIF and the Bank Insurance Fund (the "BIF") are required by law to achieve and maintain a ratio of insurance reserves to total insured deposits equal to 1.25% percent. The BIF reached this required reserve ratio during 1995, while some predictions indicated the SAIF would not reach this target until the year 2002. The SAIF had not grown as quickly as the BIF for many reasons, but in large part because almost half of SAIF premiums had to be used to retire bonds issued by the Financing Corporation ("FICO Bonds") in the late 1980s to recapitalize the Federal Savings and Loan Insurance Corporation.

     Until 1995, the SAIF and BIF deposit insurance premium rate schedules had been identical. But in mid-1995, the FDIC issued final rules modifying its assessment rate schedules for SAIF and BIF member institutions. Under the revised schedule, SAIF members continued to pay assessments ranging from $0.23 to $0.31 per $100 of deposits, while BIF members paid assessments ranging from zero to $0.27 per $100 of deposits, but the majority of BIF members paid only the $2,000 minimum annual premium. Thrift industry representatives argued that this significant premium differential caused savings associations to operate at a competitive disadvantage to their BIF insured bank counterparts.

     On September 30, 1996, President Clinton signed the Deposit Insurance Funds Act of 1996 ("DIFA") which among other things, imposed a special assessment of
65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996. As a result of the DIFA and the special assessment, the FDIC has lowered the SAIF assessment to the current rate of 0 to 27 basis points.

     The amount each insured depository institution pays for FDIC deposit insurance coverage is determined in accordance with a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. SAIF member institutions classified as well-capitalized and considered healthy pay the lowest premium (currently 0% of deposits) while SAIF member institutions that are undercapitalized and of substantial supervisory concern pay the highest premium (currently up to .27% of deposits).

     FICO BOND PAYMENTS. The DIFA also amended the Federal Home Loan Bank Act to impose the assessment for the payment of the FICO Bonds against both SAIF and BIF deposits beginning in 1997. As of January 1, 1997, BIF deposits are assessed for FICO payments at a rate that is 20% of the rate assessed on SAIF deposits. The FICO assessment rate on BIF and SAIF deposits will be the same beginning on the earlier of January 1, 2000 or the date the BIF and SAIF are merged.

     THRIFT RECHARTERING LEGISLATION. The DIFA provides that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain at that time. It is possible that legislation will be enacted in Congress eliminating the savings association charter. However, the Savings Bank is unable to predict whether the SAIF and the BIF will be merged and what impact, if any, such merger could have on the Savings Bank.


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     FEDERAL RESERVE SYSTEM.  The Federal Reserve Board regulations require depository institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $47.8 million or less (subject to adjustment by the Federal Reserve Board) the reserve requirement is 3%; and for accounts greater than $47.8 million, the reserve requirement is $1.43 million plus 10% (subject to adjustment by the Federal Reserve Board between 8% and 14%) against that portion of total transaction accounts in excess of $47.8 million. The first
$4.7 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The Savings Bank is in compliance with the foregoing requirements. Because required reserves must be maintained in the form of either vault cash, a non-interest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce the Savings Bank's interest-earning assets. Federal Home Loan Bank ("FHLB") System members are also authorized to borrow from the Federal Reserve "discount window," but Federal Reserve Board regulations require institutions to exhaust all FHLB sources before borrowing from a Federal Reserve Bank.

     COMMUNITY REINVESTMENT ACT. Under the Community Reinvestment Act, as amended ("CRA"), as implemented by FDIC regulations, a savings bank has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the FDIC, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The FDIC is required to provide a written evaluation of an institution's CRA performance utilizing a four-tiered descriptive rating system and an institution's rating is subject to public disclosure. The Savings Bank's latest CRA rating, received from the FDIC was "Satisfactory."

     FEDERAL HOME LOAN BANK SYSTEM. The Savings Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Savings Bank, as a member of the FHLB of Chicago, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB of Chicago, whichever is greater. The Savings Bank was in compliance with this requirement with an investment in FHLB of Chicago stock at March 31, 1998, of $46,000. FHLB advances must be secured by specified types of collateral and all long-term advances may only be obtained for the purpose of providing funds for residential housing financing. At March 31, 1998, the Savings Bank had $600,000 in FHLB advances.

THE HOLDING COMPANY

     GENERAL. Upon consummation of the Conversion, the Holding Company will become the sole stockholder of the Savings Bank. As such, the Holding Company will be a bank holding company. As a bank holding company, the Holding Company will be required to register with, and will become subject to regulation by, the Federal Reserve Board under the BHCA. In accordance with Federal Reserve Board policy, the Holding Company will be expected to act as a source of financial strength to the Savings Bank and to commit resources to support the Savings Bank in circumstances where the Holding Company might not do so absent such policy. Under the BHCA, the Holding Company will be subject to periodic examination by the Federal Reserve Board and will be required to file periodic reports of its operations and such additional information as the Federal Reserve Board may require. Because the Savings Bank is chartered under Illinois law, the Holding Company will also be subject to registration with, and regulation by, the Commissioner under the ISBA.

     The BHCA requires prior Federal Reserve Board approval for, among other things, the acquisition by a bank holding company of direct or indirect ownership or control of more than five percent of the voting shares or


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substantially all the assets of any bank or bank holding company, or for a merger or consolidation of a bank holding company with another bank holding company. With certain exceptions, the BHCA prohibits a bank holding company from acquiring direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in any activity other than banking or managing or controlling banks or performing services for its authorized subsidiaries. A bank holding company may, however, engage in or acquire an interest in a company that engages in activities which the Federal Reserve Board has determined by regulation or order to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     A bank holding company is a legal entity separate and distinct from its subsidiary bank or banks. Normally, the major source of a holding company's revenue is dividends a holding company receives from its subsidiary banks. The right of a bank holding company to participate as a stockholder in any distribution of assets of its subsidiary banks upon their liquidation or reorganization or otherwise is subject to the prior claims of creditors of such subsidiary banks. The subsidiary banks are subject to claims by creditors for long-term and short-term debt obligations, including substantial obligations for federal funds purchased and securities sold under repurchase agreements, as well as deposit liabilities. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, in the event of a loss suffered by the FDIC in connection with a banking subsidiary of a bank holding company (whether due to a default or the provision of FDIC assistance), other banking subsidiaries of the holding company could be assessed for such loss.

     Federal laws limit the transfer of funds by a subsidiary bank to its holding company in the form of loans or extensions of credit, investments or purchases of assets. Transfers of this kind are limited to ten percent of a bank's capital and surplus with respect to each affiliate and to twenty percent to all affiliates in the aggregate, and are also subject to certain collateral requirements. These transactions, as well as other transactions between a subsidiary bank and its holding company, must also be on terms substantially the same as, or at least as favorable as, those prevailing at the time for comparable transactions with non-affiliated companies or, in the absence of comparable transactions, on terms or under circumstances, including credit standards, that would be offered to, or would apply to, non-affiliated companies.

     CAPITAL REQUIREMENTS. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies (on a consolidated basis) substantially similar to those of the FDIC for the Savings Bank. On a pro forma basis assuming consummation of the Conversion, the Holding Company's pro forma Tier 1 and total capital would exceed the Federal Reserve Board's capital adequacy requirements.

INTERSTATE BANKING AND BRANCHING

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act"), since September 29, 1995, the Federal Reserve Board is permitted, under specified circumstances to approve the acquisition by a bank holding company located in one state of a bank or a bank holding company located in another state, without regard to any prohibition contained in state law.

     The Riegle-Neal Act permits states to require that a target bank have been in operation for a minimum period, up to five years, and to impose non-discriminatory limits on the percentage of the total amount of deposits with insured depository institutions in the state which may be controlled by a single bank or bank holding company. In addition, the Riegle-Neal Act imposes federal deposit concentration limits (10% of nationwide total deposits, and 30% of total deposits in the host state on applications subsequent to the applicant's initial entry to the host state), and adds new statutory conditions to Federal Reserve Board approval, I.E., the applicant meets or exceeds all applicable federal regulatory capital standards and is "adequately managed."

     The Riegle-Neal Act also authorized, effective June 1, 1997, the responsible federal banking agency to approve applications for mergers of depository institutions across state lines without regard to whether such activity is contrary to state law. Any state could, however, by adoption of a non-discriminatory law after September 29, 1994


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and before June 1, 1997, either elect to have this provision take effect before
June 1, 1997 or opt-out of the provision. The effect of opting out is to prevent banks chartered by, or having their main office located in, such state from participating in any interstate branch merger. Each state is permitted to retain a minimum age requirement of up to five years, a non-discriminatory deposit cap, and non-discriminatory notice or filing requirements. The responsible federal agency will apply the same federal concentration limits and capital management adequacy requirements noted above with respect to BHCA applications. Only Texas opted-out of the interstate merger provision.

     While Illinois adopted legislation to opt-in to the interstate merger provision, unlike some states and as permitted by federal law, Illinois law does not authorize the establishment of de novo branches or the purchase by an out-of-state bank of one or more branches of a bank with its main office in Illinois. Since the laws of the various states which do authorize de novo branches or branch purchases normally have reciprocity provisions, Illinois state-chartered banks generally are not able to establish or acquire branches in other states except through the merger with a bank in another state.

     Branches acquired in a host state by both out-of-state state-chartered and national banks will be subject to community reinvestment, consumer protection, fair lending and interstate branching laws of the host state to the same extent as branches of a national bank having its main office in the host state. Among other things, the Riegle-Neal Act also preserves state taxation authority, prohibits the operation by out-of-state banks of interstate branches as deposit production offices, imposes additional notice requirements upon interstate banks proposing to close branch offices in a low or moderate-income area, and creates new Community Reinvestment Act evaluation requirements for interstate depository institutions.

                              FEDERAL AND STATE TAXATION

FEDERAL TAXATION

     GENERAL. The Holding Company and the Savings Bank are subject to the corporate tax provisions of the Code, as well as certain additional provisions of the Code, which apply to thrift and other types of financial institutions. The following discussions of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Holding Company and the Savings Bank.

     FISCAL YEAR. The Holding Company will file its federal income tax return on a March 31 year-end basis.

     METHOD OF ACCOUNTING. The Savings Bank maintains its books and records for federal income tax purposes using the cash method of accounting. The cash method of accounting generally requires that items of income be recognized when cash is received, and that items of expense be recorded when cash is paid.

     BAD DEBT RESERVES. Savings institutions, such as the Savings Bank, which meet certain definitional tests primarily relating to their assets and the nature of their businesses, are permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions may, within specified formula limits, be deducted in arriving at the institution's taxable income. For purposes of computing the deductible addition to its bad debt reserve, the institution's loans are separated into "qualifying real property loans" (i.e., generally those loans secured by certain interests in real property) and all other loans ("non-qualifying loans"). The deduction with respect to non-qualifying loans must be computed under the experience method as described below. The following formulas may be used to compute the bad debt deduction with respect to qualifying real property loans: (i) actual loss experience, or (ii) a percentage of taxable income. Reasonable additions to the reserve for losses on non-qualifying loans must be based upon actual loss experience and would reduce the current year's addition to the reserve for losses on qualifying real property loans, unless that addition is also determined under the experience method. The sum of the additions as to each reserve for each year is the institution's annual bad debt deduction.

     Under the experience method, the deductible annual addition to the institution's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of (a) the amount


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which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of the six years, or (b) the lower of (i) the balance of the reserve account at the close of the Savings Bank's "base year," which was its tax year ended March 31, 1988, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

     Under the percentage of taxable income method, the bad debt deduction equals 8% of taxable income determined without regard to that deduction and with certain adjustments. The availability of the percentage of taxable income method permits a qualifying savings institution to be taxed at a lower effective Federal income tax rate than that applicable to corporations in general. This resulted generally in an effective Federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction permitted under the percentage of taxable income method, in the absence of other factors affecting taxable income, of 31.3% exclusive of any minimum tax or environmental tax (as compared to 34% for corporations generally). For tax years beginning on or after January 1, 1993, the maximum corporate tax rate was increased to 35%, which increased the maximum effective federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction to 32.2%. Any savings institution at least 60% of whose assets are qualifying assets as described in the Code, will generally be eligible for the full deduction of 8% of taxable income. As of April 30, 1996, 99.86% of the assets of the Savings Bank were "qualifying assets" as defined in the Code and the Savings Bank anticipates that at least 60% of its assets will continue to be qualifying assets in the immediate future. If this ceases to be the case, the institution may be required to restore some portion of its bad debt reserve to taxable income in the future.

     Under the percentage of taxable income method, the bad debt deduction for an addition to the reserve for qualifying real property loans cannot exceed the amount necessary to increase the balance in this reserve to an amount equal to 6% of such loans outstanding at the end of the taxable year. The bad debt deduction is also limited to the amount which, when added to the addition to the reserve for losses on non-qualifying loans, equals the amount by which 12% of deposits at the close of the year exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Based on experience, it is not expected that these restrictions will be a limiting factor for the Savings Bank in the foreseeable future. In addition, the deduction for qualifying real property loans is reduced by an amount equal to all or part of the deduction for non-qualifying loans.

     At March 31, 1998, the Federal income tax reserves of the Savings Bank included $125 thousand for which no Federal income tax has been provided. Because of these Federal income tax reserves and the liquidation account to be established for the benefit of certain depositors of the Savings Bank in connection with the conversion of the Savings Bank to stock form, the retained earnings of the Savings Bank are substantially restricted.

     Pursuant to certain legislation which was recently enacted and which is effective for tax years beginning after 1995, a small thrift institution (one with an adjusted basis of assets of less than $500 million), such as the Savings Bank, no longer is permitted to make additions to its tax bad debt reserve under the percentage of taxable income method. Such institutions are permitted to use the experience method in lieu of deducting bad debts only as they occur. Such legislation requires the Savings Bank to realize increased tax liability over a period of at least six years, beginning in 1996. Specifically, the legislation requires a small thrift institution to recapture (i.e., take into income) over a multi-year period the balance of its bad debt reserves in excess of the lesser of (i) the balance of such reserves as of the end of its last taxable year ending before 1988 or (ii) an amount that would have been the balance of such reserves had the institution always computed its additions to its reserves using the experience method. The recapture requirement is suspended for each of two successive taxable years beginning January 1, 1996 in which the Bank originates an amount of certain kinds of residential loans which in the aggregate are equal to or greater than the average of the principal amounts of such loans made by the Savings Bank during its six taxable years preceding 1996. It is anticipated that any recapture of the Savings Bank's bad debt reserves accumulated after 1987 would not have a material adverse effect on the Savings Bank's financial condition and results of operations. As of March 31, 1998, the Savings Bank's accumulated bad debt reserves after 1987 amounted to $12,602.


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

     DISTRIBUTIONS. If the Savings Bank were to distribute cash or property to its sole stockholder, and the distribution was treated as being from its accumulated bad debt reserves, the distribution would cause the Savings Bank to have additional taxable income. A distribution is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-qualified distribution." A distribution with respect to stock is a non-qualified distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, it exceeds the institution's current and post-1951 accumulated earnings and profits. The amount of additional taxable income created by a non-qualified distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

     MINIMUM TAX. The Code imposes an alternative minimum tax at a rate of 20%. The alternative minimum tax generally applies to a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and is payable to the extent that tax calculated on AMTI in excess of an exemption amount exceeds the regular tax liability. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. Other items of tax preference that constitute AMTI include (a) tax-exempt interest on newly issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses).

     NET OPERATING LOSS CARRYOVERS. A financial institution may carry back net operating losses ("NOLs") to the preceding two taxable years and forward to the succeeding twenty taxable years. This provision applies to losses incurred in taxable years beginning after August 5, 1997. At March 31, 1998, the Savings Bank had no NOL carryforwards for Federal income tax purposes.

     AUDIT BY THE IRS. The Savings Bank's Federal income tax returns for taxable years through March 31, 1994 have been closed for the purpose of examination by the Internal Revenue Service (the "IRS").

STATE AND LOCAL TAXATION

     STATE OF ILLINOIS. The Holding Company and the Savings Bank will file Illinois income tax returns. For Illinois income tax purposes, they are taxed at an effective rate equal to 7.2% of Illinois Taxable Income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations). The exclusion of income on United States Treasury obligations has the effect of reducing Illinois Taxable Income. The Holding Company is also required to file an annual report with and pay an annual franchise tax to the State of Illinois.

     DELAWARE TAXATION. As a Delaware holding company not earning income in Delaware, the Holding Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware.

                                    THE CONVERSION

   THE BOARD OF DIRECTORS OF THE SAVINGS BANK AND THE COMMISSIONER HAVE APPROVED THE PLAN SUBJECT TO APPROVAL BY THE MEMBERS OF THE SAVINGS BANK AND TO SATISFACTION OF CERTAIN OTHER CONDITIONS. THE PLAN HAS ALSO BEEN REVIEWED BY THE FDIC, WHICH HAS ISSUED A NOTICE OF ITS INTENT NOT TO OBJECT TO THE CONVERSION, SUBJECT TO SATISFACTION OF CERTAIN CONDITIONS. COMMISSIONER APPROVAL AND THE ABSENCE OF FDIC OBJECTION DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE COMMISSIONER, OR THE FDIC, RESPECTIVELY.


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GENERAL

     The Board of Directors of the Savings Bank adopted the Plan on March 11, 1998 and amendments to the Plan of Conversion on May 26, 1998 and on July
16, 1998. The Plan was adopted subject to approval by the Commissioner, to receipt of notice from the FDIC of its intent not to object to the Conversion, and to approval of the members of the Savings Bank holding not less than a majority of the votes outstanding as of the record date fixed for the Special Meeting and who continue to be members on the date of the Special Meeting. Pursuant to the Plan, the Savings Bank will be converted from an Illinois-chartered mutual savings bank to an Illinois-chartered stock savings bank and will become a wholly-owned subsidiary of the Holding
Company; and the Holding Company will issue the Common Stock to be sold in the Offerings and will use 50% of the net proceeds of the sale of the Common Stock, less the amount necessary to finance the ESOP's purchase of Common
Stock in the Conversion, to purchase the capital stock of the converted
Savings Bank.  On August 7, 1998, the Commissioner approved the Savings
Bank's Application for Approval of Conversion, subject to the receipt by the Savings Bank and the Holding Company of all other required regulatory approvals and compliance with all other outstanding legal requirements. On August 3, 1998, the FDIC issued a letter to the Savings Bank stating it does not object to the Conversion, subject to the satisfaction of certain conditions, including approval of the Plan of Conversion by the Savings
Bank's members and the receipt by the FDIC of an updated appraisal that takes into account the results of the Subscription Offering. The Special Meeting of members of the Savings Bank will be held on September 15, 1998 for the purpose of considering and voting on the Plan and the Conversion. On August 3, 1998, the Federal Reserve Board approved the Holding Company's application to become the holding company of the converted Savings Bank.

     If the Board of Directors of the Savings Bank decides for any reason (such as policies or conditions which could adversely affect the Savings Bank's or the Holding Company's ability to consummate the Conversion and the Savings Bank's ability to transact its business as contemplated herein and in accordance with its operating policies), at any time prior to the issuance of the Common Stock, not to use the holding company form of organization in implementing the Conversion, the Plan of Conversion will be amended not to use the holding company form of organization in the Conversion. In the event that such a decision is made, the Savings Bank will withdraw the Holding Company's registration statement from the SEC and will take all steps necessary to complete the Conversion without the Holding Company, including filing any necessary documents with the Commissioner and the FDIC. In such event, and provided there is no regulatory action, directive or other basis upon which the Savings Bank determines not to complete the Conversion, the Savings Bank will issue and sell the common stock of the Savings Bank. A resolicitation for the Savings Bank's common stock will be commenced and subscribers for the Common Stock will be required to reconfirm their orders. The description of the Plan contained herein assumes that a holding company form of organization will be utilized in the Conversion. In the event that a holding company form of organization is not utilized, all other pertinent terms of the Plan as described below will apply to the conversion of the Savings Bank from a mutual to stock form of organization and the sale of the Savings Bank's common stock.

     The following is a brief summary of the material aspects of the Conversion. It is qualified in its entirety by the provisions of the Plan, which contain a more detailed description of the terms of the Conversion. Copies of the Plan, including the proposed articles of incorporation and bylaws of the converted Savings Bank, are available without charge upon request from the Savings Bank.
A copy of the Plan is available for inspection at the office of the Savings Bank and at the offices of the Commissioner in Chicago, Illinois and Springfield, Illinois. The Plan is also filed as an exhibit to the Registration Statement of which this Prospectus is part and may be obtained from the SEC. See "AVAILABLE INFORMATION."

PURPOSES OF CONVERSION

     The Savings Bank, as an Illinois-chartered mutual savings bank, has no stockholders and no authority to issue capital stock. By converting to the stock form of organization the Savings Bank will be structured in the form used by commercial banks, most other business entities and a growing number of savings institutions. Conversion to the stock form of organization and the formation of a holding company in connection therewith offer a number of


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advantages which may be important to the future growth and performance of the
Savings Bank, including (i) a larger capital base for the converted Savings Bank's operations, (ii) enhanced future access to capital markets, and (iii) an opportunity for depositors of the Savings Bank to become stockholders of the Holding Company and thereby participate more directly in any future growth of the Savings Bank. In addition, the capital contributed to the Savings Bank by the Holding Company may assist the Savings Bank in offering new programs and expanded service to its customers.

     Management believes that the formation of the Holding Company will provide greater flexibility than the converted Savings Bank would have to diversify its business activities through existing or newly formed subsidiaries or through acquisitions of other financial institutions (including banks and savings associations) and other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Holding Company will be in a position after the Conversion, subject to regulatory limitations and the Holding Company's financial position, to take advantage of any such opportunities that may arise.

     After completion of the Conversion, the unissued common and preferred stock authorized by the Holding Company's certificate of incorporation will permit the Holding Company, subject to market conditions, to raise additional equity capital through further sales of securities and to issue securities in connection with possible acquisitions. At the present time, the Holding Company has no plans with respect to acquisitions or additional offerings of securities. Management of the Savings Bank believes that the converted Savings Bank will also benefit from management and employee ownership of stock in the Holding Company, because such stock ownership is an effective performance incentive and a means of attracting, retaining and compensating personnel. Following the Conversion, the Holding Company will also be able to use stock-related incentive programs to attract, retain and provide incentives for qualified executive and other personnel for itself and its subsidiaries. See "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK -- Employee Benefit Plans."

EFFECTS OF CONVERSION

     GENERAL. The Savings Bank is presently an Illinois-chartered mutual savings bank. Each person with a deposit account in a mutual savings bank, such as the Savings Bank, has pro rata ownership rights, based upon the balance in his or her account, to the net worth of the Savings Bank upon liquidation. However, this right is tied to the depositor's account and has no tangible market value separate from such deposit account. Further, mutual savings bank depositors can realize value with respect to their interests only in the unlikely event that the mutual savings bank is liquidated and has a positive net worth. In such an event, the depositors of record at the time of liquidation would share pro rata, based on the amounts of their deposits, in any residual surplus after other claims, including those of depositors for the amounts of their deposit accounts (including accrued interest), are paid.

     When a mutual savings bank converts to stock form, the institution's charter is amended to authorize the issuance of capital stock to represent ownership of the bank, including its net worth. The Common Stock is separate and apart from deposit accounts and is not insured by the SAIF or any other government agency. Certificates are issued to evidence ownership of the stock. The stock certificates are transferable and, therefore, the stock may be sold or traded if a purchaser is available, with no effect on any deposit account the seller may hold in the institution.

      In connection with the Conversion, the Savings Bank will amend its articles of incorporation to authorize the issuance of capital stock which will be separate and apart from any deposit accounts of the converted Savings Bank and will not be insured by the SAIF or any other government agency.
Certificates evidencing ownership of this capital stock will be issued to the Holding Company. The Holding Company's certificate of incorporation likewise authorizes the issuance of capital stock, which will be separate and apart from any deposit accounts of the converted Savings Bank and will not be insured by the SAIF or any other government agency. Persons who purchase shares of the Common Stock in the Conversion will be issued certificates evidencing ownership of such shares, which will be transferable and, therefore, may be sold or traded by the holder if a purchaser is available, with no effect on any deposit account the seller may hold in the converted Savings Bank.


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

     DEPOSIT ACCOUNT AND LOANS. The account balances, interest rates and other terms of deposit accounts at the Savings Bank will not be affected by the Conversion (except to the extent that a depositor directs the Savings Bank to withdraw funds from his or her deposit account to pay for shares of Common Stock and except with respect to voting and liquidation rights). Likewise, the existing SAIF insurance coverage of such accounts will not be affected by the Conversion. Upon completion of the Conversion, each depositor of the Savings Bank will continue as a depositor in the converted Savings Bank, and will continue to hold a deposit account or accounts with the same account balance(s), interest rate(s) and other terms as the deposit account(s) held by such depositor in the Savings Bank immediately prior to consummation of the Conversion (after taking into account any reduction in account balance or change in interest rate resulting from a withdrawal of funds at the direction of the depositor to pay for his or her Common Stock and except with respect to voting and liquidation rights). Furthermore, the Conversion will not affect any loan account, the balances, interest rates or maturities of these accounts or the obligations of borrowers or the Savings Bank under their individual contractual arrangements with the Savings Bank. Upon consummation of the Conversion, all loans of the Savings Bank will automatically become loans of the converted Savings Bank, with no change in the outstanding principal balances, interest rates or other contract terms of such loans.

     CONTINUITY. The Savings Bank will continue without interruption, during and after completion of the Conversion, to provide its services to depositors and borrowers pursuant to existing policies and will maintain its office operated by the existing management and employees of the Savings Bank. No assets of the Savings Bank will be distributed in the Conversion other than for the payment of expenses incident to the Conversion.

     VOTING RIGHTS. Under the Savings Bank's current charter, deposit account holders of the Savings Bank have voting rights with respect to certain matters relating to the Savings Bank, including the election of directors. For the most part, deposit account holders of the Savings Bank exercised these voting rights by granting proxies to the Savings Bank's Board of Directors at the time such depositors opened their accounts at the Savings Bank ("Omnibus Proxies"). These Omnibus Proxies gave the Savings Bank's Board of Directors the ability to control the voting on any issue requiring member approval. The Board of Directors may not, however, use the Omnibus Proxies to vote for the Plan of Conversion.

     After the Conversion, (i) account holders will not have voting rights with respect to the converted Savings Bank and will therefore not be able to elect directors of the converted Savings Bank or to control its affairs; (ii) any Omnibus Proxies previously granted by the Savings Bank's depositors to the Savings Bank's Board of Directors will be of no further force and effect;
(iii) voting rights with respect to the converted Savings Bank will be vested in the Holding Company, as the sole stockholder of the converted Savings Bank; and
(iv) voting rights with respect to the Holding Company will be vested in the Holding Company's stockholders. Each purchaser of Common Stock will be entitled to vote on any matters to be considered by the Holding Company's stockholders. For a description of the voting rights of the holders of Common Stock, see "DESCRIPTION OF CAPITAL STOCK -- Common Stock."


     MATERIAL TAX EFFECTS. An opinion has been received from Geo. S. Olive & Co. LLC with respect to material tax consequences of the proposed Conversion of the Savings Bank to stock form that:

     (i) the Conversion of the Savings Bank from a state-chartered mutual savings bank to a state-chartered stock savings bank will constitute a reorganization transaction within the meaning of
            Section 368(a)(1)(F) of the Code, and neither the Savings Bank in its mutual form nor the Savings Bank in its stock form will recognize any gain or loss as a result of the Conversion and the Savings Bank in its mutual and stock form will each be a party to a reorganization within the meaning of Section 368(b) of the Code;

     (ii) the Savings Bank in its stock form will not reorganize gain or loss upon the receipt of money and other property, if any, in exchange for shares of its common stock;



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

     (iii) no gain or loss will be recognized by the Holding Company upon the receipt of money for Shares of Common Stock;

     (iv) the basis of the Savings Bank's assets in the hands of the Savings Bank after the Conversion will be the same as the basis of those assets in the hands of the Savings Bank immediately prior to the Conversion;

     (v) the holding period of the assets of the Savings Bank after the Conversion will include the period during which such assets were held by the Savings Bank prior to the Conversion;

     (vi) the creation of the Liquidation Account on the records of the Savings Bank after the Conversion will have no effect on the taxable income of the Savings Bank in either its mutual or stock form;

     (vii) the Savings Bank in its stock form will succeed to and take into account, immediately after the reorganization, the dollar amounts of those accounts of the Savings Bank in its mutual form which represent bad debt reserves in respect of which the Savings Bank in its mutual form has taken a bad debt deduction for taxable years ending on or before the date of reorganization, the bad debt reserves will not be required to be restored to the gross income of either the Savings Bank in its mutual form or the Savings Bank in its stock form for the taxable year of the reorganization, and such bad debt reserves will have the same character in the hands of the Savings Bank in its stock form as they would have had in the hands of the Savings Bank in its mutual form, had no reorganization transaction occurred;

     (viii) for purposes of Section 381 of the Code, the Savings Bank in its stock form will be treated as if there had been no reorganization, the tax attributes of the Savings Bank in its mutual form enumerated in Section 381(a) of the Code will be taken into account by the Savings Bank in its stock form as if there had been no reorganization, the tax year of the Savings Bank in its mutual form will not end on the effective date of the Conversion, the part of the tax year of the Savings Bank before the Conversion will be includable in the tax year of the Savings Bank in its stock form after the Conversion and the Savings Bank in its stock form will not be required to make a federal income tax return for the portion of the tax year prior to the Conversion;

     (ix) depositors will realize gain, if any, upon the constructive issuance to them of withdrawable deposit accounts of the Savings Bank in its stock form, Subscription Rights, and/or interests in the Liquidation Account of the Savings Bank in its stock form and any gain resulting therefrom, will be recognized, but only in an amount not in excess of the fair market value of the Subscription Rights and Liquidation Account received, and the Liquidation Account will have nominal, if any, fair market value;

     (x) based solely on the accuracy of the conclusions reached in an opinion of JMP (the "JMP Opinion") that the Subscription Rights have no economic value at the time of distribution or exercise, no gain or loss will be required to be recognized by the depositors upon receipt or distribution of Subscription Rights, no taxable income will be realized by the depositors of the Savings Bank as a result of the exercise of the Subscription Rights to purchase Common Stock at fair market value, and no taxable income will be realized by the Savings Bank in either mutual or stock form or the Holding Company on the issuance or distribution of Subscription Rights;

     (xi) a depositor's basis in the deposit accounts of the Savings Bank in its stock form will be the same as the basis of the deposit accounts in the Savings Bank in its mutual form, the basis of the Subscription Rights received to acquire Common Stock will be zero, and the basis of the interest in the Liquidation Account of the Savings Bank in its stock form received by Eligible Account


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

            Holders and Supplemental Eligible Account Holders will be equal to the cost of such property (which is assumed to be zero);

     (xii) account holders will not recognize gain or loss upon the deemed exchange of their deposit accounts in the Conversion;

     (xiii) the basis of the Common Stock to its holders will equal the purchase price thereof;

     (xiv) a stockholder's holding period for Common Stock acquired through the exercise of Subscription Rights shall begin on the date on which the Subscription Rights are exercised and the holding period for the Common Stock purchased pursuant to the Community Offering or under other purchase arrangements will commence on the date following the date on which Common Stock is purchased;

     (xv) regardless of any financial accounting entries that are made for the establishment of a Liquidation Account, the reorganization will not diminish the accumulated earnings and profits of the Savings Bank in its stock form available for subsequent distribution of dividends within the meaning of Section 316 of the Code and the Savings Bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Savings Bank in its mutual form as of the date of the Conversion; and

     (xvi) the State of Illinois consequences of the proposed transaction will be consistent with the federal tax results.

     The opinion from Geo. S. Olive & Co. LLC is based on certain representations made by the Savings Bank to Geo. S. Olive & Co. LLC, including the representation that the exercise price of the Subscription Rights to purchase Common Stock will be equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Savings Bank has relied upon the JMP Opinion which, based on certain assumptions, concludes that the Subscription Rights to be received by Eligible Account Holders and other eligible subscribers have no ascertainable fair market value at the time of distribution or exercise. All recipients of Subscription Rights are encouraged to consult with their own tax advisors as to the tax consequences which may result if it is subsequently determined that the Subscription Rights have a fair market value.

     The opinion of Geo. S. Olive & Co. LLC is limited to applicable Federal and Illinois law. No legal opinion has been or will be received with respect to the value of the Holding Company, of the Savings Bank (in either mutual or stock form) or of the Subscription Rights, or with respect to any tax consequences of the Conversion not specifically described above, including the tax consequences under the laws of any other state or local or foreign taxing jurisdiction to which they may be subject.

     The JMP Opinion concludes that the Subscription Rights have no ascertainable market value. The JMP Opinion is based on JMP's observation that the Subscription Rights will be available to such parties without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in the Community Offering. The JMP Opinion is an exhibit to the Registration Statement.

     Unlike a private letter ruling, the opinion of Geo. S. Olive & Co. LLC and the JMP Opinion have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Illinois tax authorities.

     LIQUIDATION RIGHTS. In the unlikely event of a complete liquidation of the Savings Bank before the Conversion or of the converted Savings Bank after the Conversion, account holders would have claims for the amount of their deposit accounts, including accrued interest, and would receive the protection of SAIF insurance up to applicable limits.

     Prior to the Conversion, in the event of a complete liquidation of the Savings Bank, each holder of a deposit account in the Savings Bank would receive such holder's pro rata share of any assets of the Savings Bank remaining after payment of the valid claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts, including accrued interest). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion as the value of such holder's deposit account was to the total value of all deposit accounts in the Savings Bank at the time of liquidation.

     As required by the Commissioner's regulations, the Plan provides that, upon completion of the Conversion, a "Liquidation Account" will be established on the converted Savings Bank's books, for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts at the converted Savings Bank. The amount of the Liquidation Account will be equal to the regulatory capital of the Savings Bank as of the latest practicable date prior to consummation of the Conversion. Under applicable regulations of the Commissioner, the converted Savings Bank will not be permitted to pay dividends on its common stock if its regulatory capital would thereby be reduced below the aggregate amount then required for the Liquidation Account. After the Conversion, Eligible Account Holders and Supplemental Eligible Account Holders will be entitled, in the event of liquidation of the converted Savings Bank, to receive liquidating distributions of any assets remaining after payment of all valid creditors' claims (including the claims of all depositors to the withdrawal values of their deposit accounts, including accrued interest), but before any distributions are made on the converted Savings Bank's common stock, equal to their proportionate interests in the Liquidation Account at the time of liquidation.

     Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest ("subaccount balance") in the Liquidation Account for each deposit account as of the Eligibility Record Date or Supplemental Eligibility Record Date, respectively. Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the Liquidation Account by a fraction, (i) the numerator of which is the total of the deposit balances of the deposit accounts (as defined in the Plan) of an Eligible Account Holder and Supplemental Eligible Account Holder as of the close of business on the Eligibility Record Date or, in the case of a Supplemental Eligible Account Holder, the Supplemental Eligibility Record Date ("Qualifying Deposit") (provided that deposit accounts of an Eligible Account Holder or Supplemental Eligible Account Holder with total deposit balances of less than $50 shall not constitute a Qualifying Deposit), and (ii) the denominator of which is the total of all Qualifying Deposits of all Eligible Account Holders or Supplemental Eligible Account Holders, respectively. If the amount in the deposit account on any subsequent annual closing date (I.E., each March 31 commencing March 31, 1999) of the converted Savings Bank is less than the balance in such deposit account on any other annual closing date or the balance in such account on the Eligibility Record Date, this interest in the Liquidation Account will be reduced by an amount proportionate to any such reduction and will not thereafter be increased despite any subsequent increase in the related deposit account. Each Eligible Account Holder's and Supplemental Eligible Account Holder's interest in the Liquidation Account will cease to exist if the Eligible Account Holder or Supplemental Eligible Account Holder ceases to maintain an account at the converted Savings Bank. The Liquidation Account will never increase and will be correspondingly reduced as the subaccount balances in the Liquidation Account are reduced or cease to exist. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company, as sole stockholder of the converted Savings Bank. A merger, consolidation, sale of bulk assets or similar combination or transaction with another FDIC insured institution, whether or not the converted Savings Bank is the surviving institution, would not be viewed as a complete liquidation for purposes of distribution of the Liquidation Account. In any such transaction, the Liquidation Account would be assumed by the surviving institution to the full extent authorized by regulations of the Commissioner as then in effect.

THE SUBSCRIPTION AND COMMUNITY OFFERINGS

     SUBSCRIPTION OFFERING. In accordance with the Commissioner's and the FDIC's regulations, Subscription Rights have been granted pursuant to the Subscription Offering under the Plan to the following persons (collectively, the "Eligible Subscribers") in the following order of priority: (1) Eligible Account Holders (depositors with aggregate account balances of $50 or more on deposit at the Savings Bank as of December 31, 1996); (2) the ESOP;


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(3) Supplemental Eligible Account Holders (depositors with aggregate account balances of $50 or more on deposit at the Savings Bank, other than officers or directors of the Savings Bank or any of their associates, as of June 30, 1998); and (4) Other Members (depositors who are not Eligible Account Holders or Supplemental Eligible Holders and who continue to be depositors as of August 7, 1998, the voting record date). Subscription Rights are non-transferable and have been granted to Eligible Subscribers without charge. No Eligible Subscriber is required to purchase any shares of Common Stock in the Subscription Offering. All subscriptions received will be subject to the availability of Common Stock after satisfaction of subscriptions of all Eligible Subscribers having prior rights in the Subscription Offering and to the maximum purchase limitations and other terms and conditions set forth in the Plan and described below.

     CATEGORY 1: ELIGIBLE ACCOUNT HOLDERS. Subject to the maximum and minimum purchase limitations set forth in the Plan, each Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to an amount which, when added to the Common Stock purchased by all of his associates and/or any persons acting in concert with such Eligible Account Holder, equals 5% of the shares of Common Stock offered in the Conversion (6,325 shares or $63,250), as calculated without giving effect to any increase, subsequent to the date hereof in the Estimated Valuation Range and the corresponding increase in the number of shares offered and sold.

     Subscription Rights of Eligible Account Holders that are received by officers and directors of the Savings Bank and the Holding Company and their associates based on their increased deposits in the Savings Bank in the one-year period preceding the Eligibility Record Date shall be subordinated to all other subscriptions involving the exercise of Subscription Rights by Eligible Account Holders.

     If Eligible Account Holders subscribe for more shares than are available for purchase, other Eligible Subscribers will not be entitled to purchase any shares and available shares will be allocated among Eligible Account Holders in accordance with the following formula. Available shares of Common Stock will first be allocated so as to permit each subscribing Eligible Account Holder, as the case may be, to purchase the lesser of 100 shares of Common Stock or the amount of each such subscriber's subscription. Thereafter, shares of Common Stock remaining shall be allocated among subscribing Eligible Account Holders in the proportion that the amount of the Qualifying Deposit of each such subscriber bears to the total amount of the Qualifying Deposits of all such Eligible Account Holders. If the amount of shares so allocated to one or more of such subscribers exceeds the amount subscribed for by such subscriber(s), the excess shall be reallocated (one or more times, as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     CATEGORY 2: ESOP. The ESOP has been granted, without payment therefor, non-transferable Subscription Rights to purchase up to 8% of the Common Stock sold in the Subscription Offering. It is anticipated that the ESOP will exercise Subscription Rights to purchase 8% of the shares sold in the Offerings, assuming such shares are available after subscriptions of Eligible Account Holders have been filled. Under certain circumstances, the ESOP's purchases in the Conversion may be limited to an amount less than 8% or may be prohibited altogether. For information regarding these restrictions, see "MANAGEMENT OF THE HOLDING COMPANY AND SAVINGS BANK -- Employee Benefit Plans -- Employee Stock Ownership Plan." Pursuant to the Plan, shares of Common Stock purchased by the ESOP will not be aggregated with shares of Common Stock purchased directly by, or which are otherwise attributable to, any other participants in the Offerings, including subscriptions of any of the Savings Bank's directors, officers, employees or associates thereof.

     CATEGORY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Subject to the maximum and minimum purchase limitations set forth in the Plan, each Supplemental Eligible Account Holder has been granted, without payment therefor, non-transferable Subscription Rights to purchase Common Stock up to an amount which, when added to the Common Stock purchased by all of his associates and/or any persons acting in concert with such Supplemental Eligible Account Holder, equals 5% of the shares of Common Stock offered in the Conversion (or 6,325 shares, assuming the sale of 126,500 shares), as calculated without giving effect to any increase in the Estimated Value Range and the corresponding increase in the number of shares offered and sold subsequent to the date hereof. The Subscription Rights of each Supplemental Eligible Account Holder will be reduced by any Subscription Rights received by such person as an Eligible Account Holder.

     If Supplemental Eligible Account Holders subscribe for more shares than are available for purchase, other subscribers will not be entitled to purchase any shares. In the event of an oversubscription by Supplemental Eligible Account Holders, shares of Common Stock available to the oversubscribing subclass will be allocated in accordance with the following formula. Available shares of Common Stock will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase the lesser of 100 shares of Common Stock or the amount of each such subscriber's subscription. Thereafter, shares of Common Stock remaining shall be allocated among subscribing Supplemental Eligible Account Holders in the proportion that the amount of the Qualifying Deposit of each such Subscriber bears to the total amount of the Qualifying Deposits of all such Supplemental Eligible Account Holders. If the amount of shares so allocated to one or more of such subscribers exceeds the amount subscribed for by such subscriber(s), the excess shall be reallocated (one or more times, as necessary) among those Supplemental Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied.

     CATEGORY 4: OTHER MEMBERS. Subject to the maximum and minimum purchase limitations set forth in the Plan, each Other Member has been granted, without payment therefor, nontransferable Subscription Rights to purchase Common Stock up to an amount which, when added to the Common Stock purchased by all of his or her associates and any persons acting in concert with such Other Member, equals 5% of the Common Stock offered in the Conversion (or 6,325 shares, assuming the sale of 126,500 shares), as calculated without giving effect to any increase, subsequent to the date hereof, in the Estimated Valuation Range and the corresponding increase in the number of shares offered and sold, to the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the ESOP and Supplemental Eligible Account Holders. In the event of an oversubscription by Other Members, available shares of Common Stock will be allocated among Other Members in the proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all such Other Members.

     COMMUNITY OFFERING. Subsequent to the Subscription Offering, and subject to the availability of shares of the Common Stock after satisfaction of all subscriptions of Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, the remaining shares of the Common Stock will be offered in the Community Offering to members of the general public to whom this Prospectus and Order Form are delivered with a preference to natural persons residing in the Illinois county of Piatt in a manner designed to achieve the widest possible distribution of Common Stock.

     No individual who purchases Common Stock in the Community Offering, directly or indirectly or together with his or her associates or other persons with whom such person is acting in concert, may subscribe for an amount of Common Stock which would exceed 5% of the shares of Common Stock sold in the Conversion (or 6,325 shares, assuming the sale of 126,500 shares), as calculated without giving effect to any increase in the Estimated Valuation Range, and corresponding increase in the number of shares offered and sold, subsequent to the date hereof.

     If orders are received in the Community Offering for shares in excess of the available shares of Common Stock to be offered in the Conversion, accepted subscriptions from purchasers in the Community Offering shall first be filled in full up to a maximum of 2% of the Common Stock offered in the Conversion and thereafter remaining shares shall be allocated on an equal number of shares per order until all orders of such purchasers have been filled (subject to the minimum and maximum purchase limitations).

     The Holding Company reserves the right to accept or reject, in whole or in part, any or all orders in the Community Offering, either at the time of receipt of an order or as soon as practicable following the termination of the Offerings.


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

     In the event that a Community Offering does not appear feasible, the Savings Bank will consult with the Commissioner to determine the most viable alternative available to effect completion of the Conversion. If no viable alternative exists, the Savings Bank may terminate the Conversion with the concurrence of the Commissioner.

SUBSCRIPTION AND COMMUNITY OFFERINGS MARKETING AND OTHER FEES

     The Savings Bank has engaged Trident act on a best efforts basis as selling agent in connection with the Offerings and to consult and advise the Holding Company and Savings Bank with respect to the Subscription and Community Offerings. Trident is a registered broker-dealer and is a member of the NASD. Trident will assist the Holding Company and the Savings Bank in the Conversion by, among other things, (i) training the Savings Bank's employees regarding the mechanics and regulatory requirements of the Conversion process; (ii) conducting informational meetings for potential subscribers and purchasers of the Common Stock; (iii) organizing the sales efforts in the Savings Bank's local community; (iv) soliciting subscriptions and purchases of Common Stock; (v) maintaining records of all subscriptions and purchases of Common Stock and (vi) developing and managing a Syndicated Community Offering, if implemented, involving local and regional brokerage firms. For its services, Trident will receive a $53,500 financial advisory fee, and an amount not to exceed $35,000 for reimbursement of certain out-of-pocket expenses (including fees of Trident's legal counsel). If a Syndicated Community Offering is implemented, Trident will be paid a fee to be agreed upon jointly by Trident and the Savings Bank to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering. If the Conversion is not consummated for any reason, or if the Conversion is consummated without using the services of Trident, Trident shall be entitled to retain the fees received up to the time that the Conversion is terminated or Trident services no longer are utilized. Under the agreement with Trident, the Savings Bank is also obligated to indemnify Trident against certain liabilities and expenses, including legal fees, to which Trident may become subject in connection with its engagement.

     The Savings Bank has retained JMP to provide an appraisal of the pro forma market value of the Common Stock to be issued in connection with the Conversion and to prepare a business plan that is required to be filed with the FDIC and the Commissioner as part of the conversion application. JMP will receive $12,500 for this service. For information concerning fees paid to JMP in its capacity as appraiser, see "-- Stock Pricing and Number of Shares to be Issued."

PLAN OF DISTRIBUTION

     Offering materials for the Subscription Offering and subsequent Community Offering, if necessary, will be distributed to certain persons by mail, with copies also available by request or at the Savings Bank's office. In the Subscription and Community Offerings, officers and directors of the Savings Bank will be available to answer questions concerning factual or historical information regarding the Savings Bank and may also hold informational meetings for interested persons. A representative of Trident will be present at all such meetings and will respond to questions concerning the Offerings. Officers and directors will not be permitted to make statements about the Savings Bank unless such information is also set forth in the Prospectus nor may they render investment advice. All subscribers for or purchasers of the shares to be offered will be instructed to send payment directly to the Savings Bank, where such funds will be held in a segregated account and not released until all shares are sold or the Offerings are terminated.

     In the event the Savings Bank is unable to find purchasers from the general public for all unsubscribed shares, other purchase arrangements will be made by the Board of Directors of the Savings Bank, if feasible. Such other arrangements will be subject to the approval of the Commissioner and the FDIC. The Commissioner may grant one or more extensions of the offering period, provided that (i) no single extension exceeds 90 days, (ii) subscribers are given the right to increase, decrease or rescind their subscriptions during the extension period, and (iii) the extensions do not go more than two years beyond the date on which the members of the Savings Bank approved the Plan. If the Conversion is not completed by October 26, 1998 (or November 16, 1998, if the Subscription Offering is fully extended), all funds received will be returned with interest (and withdrawal authorizations canceled) or, if the Commissioner has granted an extension of such period, all subscribers will be given the right to increase, decrease or rescind their subscriptions at any time prior to 20 days before the end

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

of the extension period. If an extension of time is obtained, all subscribers will be notified of such extension and of their rights to modify their orders. If an affirmative response to any resolicitation is not received by the Holding Company from a subscriber, the subscriber's order will be rescinded and all funds received will be promptly returned with interest (or withdrawal authorizations will be canceled).

DESCRIPTION OF SALES ACTIVITIES

     The Common Stock will be offered in the Subscription Offering and subsequent Community Offering, if necessary, principally by the distribution of this Prospectus and through activities conducted at a Savings Bank facility not open to the public (the "Conversion Center"). The Conversion Center is expected to operate during normal business hours throughout the Subscription and Community Offerings. A representative of Trident will supervise the activities in the Conversion Center and will respond to all questions regarding the mechanics of the Subscription and Community Offerings.

     Officers and directors of the Savings Bank may have occasion to discuss the Subscription and Community Offerings in social or business situations and otherwise answer questions from interested parties concerning factual or historical information regarding the Savings Bank. Parties interested in participating in the Subscription and Community Offerings or with questions concerning the mechanics of the Subscription and Community Offerings will be directed to a representative of Trident at the Conversion Center.

     None of the Savings Bank's employees or directors who participate in the Subscription and Community Offerings, either in the Conversion Center or otherwise, will receive any special compensation or other remuneration for such activities.

     None of the Savings Bank's personnel participating in the Subscription and Community Offerings are registered or licensed as a broker or dealer or an agent of a broker or dealer. The Savings Bank's personnel will assist in the above-described activities pursuant to an exemption from registration as a broker or dealer provided by Rule 3a4-1 ("Rule 3a4-1") promulgated under the Exchange Act. Rule 3a4-1 generally provides that an "associated person of an issuer" of securities shall not be deemed a broker solely by reason of participation in the sale of securities of such issuer if the associated person meets certain conditions. Such conditions include, but are not limited to, that the associated person participating in the sale of an issuer's securities not be compensated in connection therewith at the time of participation, that such person not be associated with a broker or dealer and that such person observe certain limitations on his participation in the sale of securities. For purposes of this exemption, "associated person of an issuer" is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

     In connection with this Offering, Trident has conducted due diligence with respect to the Holding Company and Savings Bank to the extent it considers necessary to satisfy its obligations as an underwriter under the federal securities laws. Trident and its counsel have reviewed, among other things, the corporate records of the Savings Bank and Holding Company and will receive a "comfort" letter prepared by the Savings Bank's independent certified public accountants and a legal opinion prepared by the Savings Bank's outside counsel with respect to the Offering. Trident has also spent time at the Savings Bank to view its operations and has conducted extensive interviews with the Chief Executive Officer of the Savings Bank as part of its due diligence. Finally, Trident and its counsel have been extensively involved in the drafting of the Prospectus. THE DUE DILIGENCE PROCEDURES FOLLOWED BY TRIDENT IN CONNECTION WITH THE OFFERINGS, HOWEVER, ARE NOT INTENDED AND SHOULD NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE COMMON STOCK.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     The Commissioner's regulations and the Plan of Conversion require that the aggregate purchase price of the Common Stock to be issued in the Conversion be based upon an independent appraisal of the estimated pro forma


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

market value of the Common Stock. The Savings Bank has retained JMP to prepare an appraisal of the pro forma market value of the Common Stock to be issued in connection with the Conversion. JMP's fee for its appraisal services will be $12,500. The Savings Bank has agreed to indemnify JMP under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.

     For its analysis, JMP undertook substantial investigations to learn about the Savings Bank's business and operations. Management supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, JMP reviewed the Savings Bank's Conversion Application and the Registration Statement. Further, JMP visited the Savings Bank's facilities and had discussions with the Savings Bank's management. No detailed individual analysis of the separate components of the Holding Company's or the Savings Bank's assets and liabilities was performed in connection with the evaluation.

     In estimating the pro forma market value of the Common Stock, JMP's analysis utilized three generally accepted valuation procedures, the Price/Book ("PUB") method, the Price/Earnings ("PIE") method, and Price/Assets ("PEA") method, all of which are described in its report. JMP placed the greatest emphasis on the PIE and PUB methods in estimating pro forma market value. In applying these procedures, JMP reviewed among other factors, the economic make-up of the Savings Bank's primary market area, the Savings Bank's financial performance and condition in relation to publicly-traded institutions that JMP deemed comparable to the Savings Bank, the specific terms of the offering of the Common Stock, the pro forma impact of the additional capital raised in the Conversion, conditions of securities markets in general, and the market for thrift institution common stock in particular. JMP's analysis provides an approximation of the pro forma market value of the Common Stock based on the valuation methods applied and the assumptions outlined in its report. The use of other valuation methods and/or different assumptions would likely yield somewhat different results. JMP concluded that an appropriate range for the pro forma market value of the Holding Company (and therefore the Savings Bank) as of May 27, 1998 was from a minimum of $935,000 to a maximum of $1,265,000 with a mid-point of $1,100,000. Assuming that the shares of Common Stock are sold at $10.00 per share in the Conversion, the estimated number of shares would be between 93,500 and 126,500 with a mid-point of 110,000.

     If, upon completion of the Subscription and Community Offerings, at least the minimum number of shares are subscribed for, JMP, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of the Holding Company (and therefore the Savings Bank) upon Conversion, as of the close of the Subscription and Community Offerings.

     Depending upon market and financial conditions, the number of shares issued in connection with the Conversion may be more or less than the range in number of shares shown above. In the event the total amount of shares issued is less than 93,500 or more than 145,475 (15% above the maximum of the Estimated Valuation Range) for aggregate proceeds of less than $935,000 or more than $1,454,750 subscribers will be given the opportunity to increase, decrease or rescind their subscriptions and subscription funds will be returned promptly with interest to each subscriber unless he indicates otherwise. In the event a new valuation range is established by JMP, such new range will be subject to approval by the Commissioner and the FDIC.

     No sale of the shares will take place unless prior thereto, JMP confirms to the Commissioner and the FDIC that, to the best of JMP's knowledge and judgment, nothing of a material nature has occurred which would cause it to conclude that the actual total purchase price on an aggregate basis was incompatible with its estimate of the total pro forma market value of the Holding Company and the Savings Bank as converted at the time of the sale. If, however, the facts do not justify such a statement, the Subscription and Community Offerings or other sale may be canceled, a new Estimated Valuation Range and price per share set and new Subscription Offering held. Under such circumstances, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced.


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

     In formulating its appraisal JMP relied upon the truthfulness, accuracy and completeness of all documents furnished by the Savings Bank. JMP also considered financial and other information from regulatory agencies, other financial institutions and other public sources, as appropriate. While JMP believes this information to be reliable, JMP does not guarantee the accuracy or completeness of such information and did not independently verify the financial statements and other data provided by the Savings Bank and the Holding Company or independently value the assets or liabilities of the Holding Company and the Savings Bank.

     On June 10, 1998, the Board of Directors of the Savings Bank held a meeting to review and discuss the original appraisal report prepared by JMP. The representative of JMP who prepared the report attended the meeting via telephone and explained its contents including the methodology that JMP employed to determine the pro forma market value of the Holding Company and the assumptions JMP used in determining this value. JMP also answered questions from the Board of Directors concerning the report.

     A copy of the complete appraisal is filed as an exhibit to the Registration Statement of which this Prospectus is a part. See "ADDITIONAL INFORMATION." A copy is also on file and available for inspection at the offices of the Commissioner, 205 W. Randolph Street, Suite 1900, Chicago, Illinois 60606, and 500 E. Monroe Street, Suite 800, Springfield, Illinois 62701, and at the executive offices of the Savings Bank, 229 E. South Street, Cerro Gordo, Illinois 61818. A copy of the complete appraisal report may be inspected at the office of the Savings Bank, 229 E. South Street, Cerro Gordo, Illinois, and inquiries concerning such inspection can be made to the Savings Bank at (217) 763-2911.

     THE APPRAISAL BY JMP IS NOT INTENDED TO BE, AND MUST NOT BE INTERPRETED AS, A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE CONVERSION OR OF PURCHASING SHARES OF COMMON STOCK. MOREOVER, BECAUSE THE APPRAISAL IS NECESSARILY BASED ON MANY FACTORS WHICH CHANGE FROM TIME TO TIME, THERE IS NO ASSURANCE THAT PERSONS WHO PURCHASE SUCH SHARES IN THE CONVERSION WILL LATER BE ABLE TO SELL SHARES THEREAFTER AT PRICES AT OR ABOVE THE PURCHASE PRICE.

PROCEDURE FOR PURCHASING SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS

     To purchase shares in the Subscription and Community Offerings, an executed Order Form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at the Savings Bank (which may be given by completing the appropriate blanks in the Order
Form), must be received by the Savings Bank at or before the Subscription Expiration Time or expiration of the Community Offering, if and as applicable. Order Forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted. The Savings Bank and the Holding Company have the right to waive or permit the correction of incomplete or improperly executed Order Forms, but do not represent that they will do so. Once received, an executed Order Form may not be modified, amended or rescinded without the consent of the Holding Company except in the event of resolicitation or unless the Conversion has not been completed within 45 days after the end of the Subscription Offering. For additional information concerning the payment for shares, see "THE OFFERING -- Payment for Shares."

     If the ESOP subscribes for shares during the Subscription and Community Offerings, it will not be required to pay for such shares at the time of subscription but rather, may pay for such shares upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time, a loan commitment from an unaffiliated financial institution or the Holding Company to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

     Any interest due will be paid after completion of the Conversion. Interest will be paid on payments whether or not the Conversion is completed or terminated at the Savings Bank's then current passbook rate from the date


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

payment is received until completion or termination of the Conversion. Certificates representing shares of Common Stock purchased will be mailed to purchasers at the address specified in properly completed Order Forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be held by the Holding Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law.

     To ensure that each purchaser receives a prospectus at least 48 hours prior to the date on which the Subscription Expiration Time occurs, in accordance with Rule 15c2-8 under the Exchange Act, no Prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the Order Form will confirm receipt or delivery in accordance with Rule 15c2-8. Order Forms will only be distributed with a Prospectus. The Savings Bank will accept for processing only orders submitted on Order Forms. Payment by cash, check, money order, bank draft or withdrawal authorization from an existing account at the Savings Bank must accompany the Order Form.

LIMITATIONS ON PURCHASES OF SHARES

     To the extent shares of Common Stock are available, each person subscribing for Common Stock in the Offerings must subscribe for at least 25 shares of Common Stock (or $250, assuming a Purchase Price of $10.00). In addition, all purchases of Common Stock by any person or entity, other than the ESOP, in the Offerings are subject to the following maximum purchase limitations:

     - the maximum number of shares of Common Stock purchased in all phases of the Offerings by any person, together with all associates of such person, or group of persons otherwise acting in concert, is 6,325 shares of Common Stock (or $63,250, assuming a Purchase Price of $10.00); and

     - The maximum number of shares of Common Stock purchased by all directors and officers of the Savings Bank, together with all associates of such directors and officers, when aggregated with any shares of Common Stock attributable to such directors and officers and their associates but purchased by the MRP within one year following consummation of the Conversion, may not exceed 35% of the total number of shares sold in the Conversion.

     Notwithstanding the foregoing limits:

     - the ESOP will be permitted, and is expected, to subscribe for 8% of the total number of shares of Common Stock sold in the Conversion.

     The Plan also permits the Holding Company and the Savings Bank, in their sole discretion, to increase the maximum number of shares of Common Stock which may be purchased in the Offerings by any one person, together with all associates of such person or group of persons otherwise acting in concert, above the generally applicable limit of 6,325 shares of Common Stock (which represents 5% of the shares of Common Stock being offered in the Offerings at the maximum of the Estimated Valuation Range and may be more or less than 5% of the number of shares actually sold in the Offerings). The maximum purchase limitation may be increased to exceed 5% of the shares of Common Stock sold in the Conversion, provided that orders for Common Stock exceeding 5% of the total offering of shares of Common Stock shall not exceed in the aggregate 10% of the total offering of such shares (except that the ESOP may purchase up to 8% of the total offering and not be included in the order limit). If an increase is effected, each person who subscribed for the maximum number of shares of Common Stock prior to such increase will be given the opportunity to increase his subscription to the then applicable maximum number of shares of Common Stock, and the Savings Bank and the Holding Company may, in their sole discretion, resolicit certain other large subscribers. The Savings Bank or the Holding Company may, with the approval of the Commissioner and the FDIC, decrease the maximum purchase limitation below 6,325 shares of Common Stock. The purchase limitations may be increased if, for example, there is a substantial undersubscription for shares of Common Stock in the Offerings; conversely, the



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

purchase limitations may be decreased if, for example, there is a substantial oversubscription for shares of Common Stock in the Offerings.

     The Plan provides that for purposes of the maximum purchase limitations, the term "associate" is used to indicate any of the following relationships with a person:

     - any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Savings Bank, any of its subsidiaries or the Holding Company;

     - any corporation or organization (other than the Savings Bank or a majority-owned subsidiary of the Savings Bank or the Holding Company) of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; or

     - any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity.

     Further, for purposes of the maximum purchase limitations:

     -    persons will be deemed to be "acting in concert" if they are
          (i) engaged in knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether pursuant to an express agreement or otherwise, or (ii) engaged in a combination or pooling of voting or other interests in the securities of the Holding Company for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     The members of the Savings Bank's or the Holding Company's Board of Directors will not be deemed to be associates, or affiliated with each other or a group of persons acting in concert, solely as a result of being directors. Shares of Common Stock attributed to directors, officers or employees of the Savings Bank or the Holding Company but held in the ESOP will not be included in calculating the maximum number of shares that may be purchased by directors, officers or employees of the Savings Bank or the Holding Company individually or as a group. Shares of Common Stock attributed to directors, officers and employees of the Savings Bank or the Holding Company but purchased by the MRP within one year of consummation of the Conversion will be included in applying the 35% limit on aggregate purchases by directors, officers and their associates. The ESOP and MRP participants, officers and trustees will not be deemed to be associated or affiliated with other participants or a group acting in concert solely as a result of their participation in such plan or service as an officer or trustee, nor will a trustee of the ESOP or an MRP be deemed to hold shares held by the ESOP or the MRP, respectively, for purposes of determining the number of shares which such trustee may purchase in his or her individual capacity.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND SHARES

     Prior to the completion of the Conversion, the Commissioner's regulations prohibit any person with Subscription Rights, including Eligible Account Holders, the ESOP, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the Subscription Rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his account. Each person exercising such Subscription Rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares.
The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such Subscription Rights or shares of Common Stock prior to the completion of the Conversion.

     The Savings Bank and the Holding Company may pursue any and all legal and equitable remedies in the event they become aware of the transfer of Subscription Rights and will not honor orders known by them to involve the transfer of such rights.

     Certain purchasers of Common Stock in the Conversion will be subject to restrictions on the ability to transfer their shares. Members of the NASD, persons associated with an NASD member, a member of the immediate family of any such person to whose support such person contributes, directly or indirectly, or the holder of an account in which an NASD member or person associated with an NASD member has a beneficial interest may not sell, transfer or hypothecate shares of Common Stock purchased in the Conversion for a period of 150 days following the issuance of the Common Stock. Shares purchased by directors, executive officers or their associates in the Conversion will be subject to the restriction that such shares may not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder. Accordingly, stock certificates issued by the Holding Company to directors, executive officers and their associates will bear a legend giving appropriate notice of such restriction and, in addition, the Savings Bank and the Holding Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock.

     Shares of Common Stock purchased by any "affiliate" of the Holding Company (as that term is defined under the rules and regulations issued under the Securities Act) may also be sold only pursuant to an effective registration statement covering such resales or in compliance with Rule 144 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 144, as currently in effect, permits an affiliate of the Holding Company (or persons whose sales of Common Stock are aggregated with the sales of such affiliate) to sell within any three-month period, beginning 90 days after the consummation of the Offerings, a number of shares of common stock of the Holding Company equal to the greater of:
(i) 1% of the shares of common stock outstanding, or (ii) the average weekly trading volume of such common stock during the four calendar weeks immediately preceding such sale. Sales under Rule 144 are also subject to certain restrictions on the manner of sale, notice requirements and the continued availability of current public information about the Holding Company. Apart from the foregoing restrictions, shares of Common Stock purchased in the Conversion will be freely transferable.

RESTRICTIONS ON REPURCHASES OF COMMON STOCK

     The Holding Company has committed to the FDIC that it will not repurchase its capital stock for one year following consummation of the Conversion. Following the first anniversary of the consummation of the Conversion, the Holding Company's ability to repurchase its capital stock will be governed by the regulations of the Commissioner, the Federal Reserve Board and the FDIC.

     Under the Commissioner's regulations, the Holding Company may not repurchase any of its Common Stock from any person for a period of one year from the date of the Conversion, except that capital stock repurchases of no greater than 5% of the capital stock issued in the conversion may be repurchased during this one year period if the Commissioner finds that: (a) the repurchase would not adversely affect the financial condition of the savings bank; (b) the repurchase would not reduce the savings bank's capital below requirements established by the Commissioner or federal law; (c) the repurchase would be equitable to shareholders; (d) the repurchase would be undertaken for legitimate business reasons; and (e) the Savings Bank submits information which is sufficient for the Commissioner to reach a conclusion regarding such exception.

     In addition to the foregoing, the Federal Reserve Board generally must be given written notice before a bank holding company may purchase or redeem its equity securities if the gross consideration for the purchase or redemption, when aggregated with the net consideration paid by the bank holding company for all purchases and redemptions during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. The Federal Reserve Board has eliminated this prior notice requirement for bank holding companies that are, and after giving effect to the repurchase will be, well-capitalized and in generally satisfactory condition.

APPROVAL, AMENDMENT AND TERMINATION

     Under the Plan, the letter of the Commissioner giving approval thereto and applicable Commissioner regulations, or the FDIC's notice of intent not to object to the Conversion, consummation of the Conversion is subject to satisfaction of the following conditions: (i) approval of the Plan by the affirmative vote of members of the Savings Bank holding a majority of the outstanding votes; (ii) sale of all the shares of Common Stock within a prescribed range; (iii) receipt by the Holding Company and the Savings Bank of favorable opinions of counsel or other tax advisors as to the federal and state tax consequences of the Conversion and, (iv) receipt by the FDIC of an updated appraisal that takes into account the results of the Subscription Offering. Consummation of the Conversion is also subject to receipt of all regulatory approvals, and satisfaction of all conditions with respect to such approvals, required for consummation of the Conversion in accordance with applicable laws and regulations. As of the date of this Prospectus, all required approvals have been received.

     The Plan may be substantively amended by the Savings Bank at any time prior to the Special Meeting, and at any time thereafter with the concurrence of the Commissioner and the FDIC. If the Savings Bank determines upon the advice of counsel and after consultation with the Commissioner and the FDIC that any such amendment is material, subscribers will be given the opportunity to increase, decrease or cancel their subscriptions.

     As required by the regulations of the Commissioner, the Conversion may be terminated by the Board of Directors of the Savings Bank at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Savings Bank at any time after the Special Meeting, but prior to the completion of the Conversion, with the concurrence of the Commissioner, notwithstanding approval of the Plan by the members of the Savings Bank at the Special Meeting. If the Conversion is terminated, no shares of Common Stock would be issued by the Holding Company, the Savings Bank will remain an Illinois-chartered mutual savings bank, all funds delivered to the Savings Bank or withdrawn from deposit accounts in payment for Common Stock will be promptly returned, and all holds on funds authorized for withdrawal, but not withdrawn, from deposit accounts will be cancelled.

                  RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY

RESTRICTIONS IN CERTIFICATE OF INCORPORATION AND BYLAWS

     GENERAL. The Holding Company has implemented certain measures designed to enhance the Board of Directors's ability to protect stockholders against, among other things, unsolicited attempts to acquire a significant interest in the Holding Company or to influence the Holding Company's management (whether through open market purchases, tender offers or otherwise) that do not offer an adequate price to all stockholders or that the Board of Directors otherwise considers not in the best interests of the Holding Company and its stockholders.

     Certain provisions in the certificate of incorporation and bylaws of the Holding Company may impact significantly the stockholders' ability to change the composition of the incumbent Board of Directors or the ability of a substantial holder of the Common Stock to acquire control of, or to remove, the incumbent Board of Directors, and might discourage certain types of transactions that involve an actual or threatened change of control of the Holding Company.

     The provisions of the certificate of incorporation and bylaws are intended to encourage persons seeking to acquire control of the Holding Company to initiate such an acquisition through arm's-length negotiations with the Holding Company's management and Board of Directors. These provisions could have the effect of discouraging a third party from making a tender offer to or otherwise attempting to obtain control of the Holding Company, even though certain stockholders of the Holding Company might deem such an attempt to be in the best interests of the Holding Company and its stockholders. At the same time, these provisions ensure that the Board of Directors, if confronted by an unsolicited proposal from a third party who has recently acquired a block of Common Stock, will have sufficient time to review the proposal and alternatives to it and to seek better proposals or negotiate better terms for its stockholders, employees, suppliers, customers and others. These provisions are discussed below.

     CLASSIFIED BOARD OF DIRECTORS. The Holding Company's certificate of incorporation provides that the Board of Directors of the Holding Company shall be divided into three classes of directors serving staggered three-year terms. In addition, the certificate of incorporation and the bylaws provide that directors may be removed from office only for cause and only upon the vote of the holders of at least 80% of the outstanding shares of all classes of capital stock of the Holding Company. The classification of directors and the removal requirements have the effect of making it more difficult for stockholders to change the composition of the Board of Directors in a relatively short period of time.

     VOTING RESTRICTIONS ON CERTAIN BUSINESS COMBINATIONS; FAIR PRICE PROVISION. The adoption or approval of certain business transactions, including mergers, consolidations, asset and securities sales, plans of liquidation or dissolution and certain reclassifications, involving any "Interested Party" (as defined below) and certain affiliates of such Interested Party, requires an affirmative vote of the holders of at least that number of voting shares which equals the sum of (i) the number of voting shares beneficially owned by all Interested Parties with respect to the business transaction, plus (ii) 80% of the remaining number of voting shares that are not beneficially owned by any such Interested Party. An "Interested Party" is defined in the Holding Company certificate of incorporation to mean generally the beneficial owner of 10% or more of the voting stock of the Holding Company.

     The 80% affirmative voting requirement is not applicable to business transactions (i) approved by a resolution adopted by a majority of the Board of Directors holding office at the time such resolution is adopted provided that such resolution approving the business transaction is adopted prior to the time all Interested Parties with respect to the business transaction become Interested Parties, or (ii) approved by a resolution adopted by 66-2/3% of the directors holding offices at the time such resolution is adopted who are not themselves Interested Parties or an affiliate of an Interested Party.

     The 80% affirmative voting requirement also is not applicable to any business transaction and the business transaction need only be approved by a simple majority vote of the stockholders (if such vote is required under applicable Delaware law) if: (i) the per share consideration to be received by holders of Common Stock in such business transaction is not less than the greater of (A) the highest per share price paid by the Interested Party in acquiring its holdings of Common Stock during the preceding five years, (B) the per share book value of the Common Stock at the end of the fiscal quarter preceding such business transaction, or (C) the highest market price per share of Common Stock during the two-year period ending immediately prior to the first public announcement of such business transaction; (ii) the consideration to be received by holders of Common Stock is in cash or in the same form as the consideration paid by the Interested Party to acquire the largest number of shares of Common Stock acquired by the Interested Party from a non-Interested Party; (iii) as of the record date for the determination of stockholders entitled to vote on the business transaction, there is one or more directors of the Holding Company who is not an Interested Party or an affiliate of an Interested Party; and (iv) holders of voting shares as of the record date for the determination of stockholders entitled to vote on the business transaction shall have received a proxy or information statement complying with the rules and regulations under the Exchange Act, which proxy or information statement includes, among other things, an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration to be received by stockholders in the business transaction.

     NO ACTION BY STOCKHOLDER CONSENT; SPECIAL STOCKHOLDERS' MEETINGS. The Holding Company's certificate of incorporation and bylaws prohibit action that is required or permitted to be taken at any annual or special meeting of stockholders of the Holding Company from being taken by the written consent of the stockholders without a meeting. The certificate of incorporation and bylaws allow only the chairman of the Board of Directors, the president or a majority of the Board of Directors to call a special stockholders' meeting. Stockholders do not have the right to call such a meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting of stockholders, unless a special meeting is called by one or more of the persons entitled to call such meetings.

     ADVANCE NOTIFICATION. The Holding Company's certificate of incorporation requires advance notification to the secretary of the Holding Company of nominations of persons for election to the Board of Directors by a stockholder. The notice must be received not later than the date corresponding to 60 days before the first anniversary date of the immediately preceding annual meeting of stockholders. The notice by a stockholder must comply with certain information requirements specified in the certificate of incorporation.

     Advance written notification is also required by the Holding Company's bylaws before a stockholder may bring any item of business before the annual meeting of stockholders. The notice must be received by the secretary of the Holding Company not later than the date corresponding to 60 days before the first anniversary date of the immediately preceding annual meeting of stockholders. The notice by a stockholder must comply with certain information requirements specified in the bylaws.

     The purpose of such advance notice requirements is to insure the orderly conduct of business at annual meetings of stockholders and to afford the Board of Directors a meaningful opportunity to consider the qualifications of proposed nominees and to inform themselves, and where appropriate, to inform the stockholders in advance of the meeting of any business proposed to be conducted at the meeting. Such procedures may, however, have the effect of precluding the nomination of a director, or a slate of directors, or the consideration of business at a particular meeting if the proper procedures have not been followed prior to the meeting.

     BYLAW AMENDMENTS. Amendments to the bylaws of the Holding Company may be made only upon (i) the affirmative vote of a majority of the members of the Board of Directors, or (ii) the affirmative vote of the holders of at least 80% of the outstanding shares of voting stock entitled to vote in the election of directors.

     LIMITATIONS ON BENEFICIAL OWNERSHIP. The certificate of incorporation of the Holding Company provides that for a period of five years following the Conversion, no person (including any individual, company or group acting in concert) shall acquire beneficial ownership of more than 10% of any class of equity security of the Holding Company. The certificate of incorporation further provides that, where any person directly or indirectly acquires beneficial ownership of more than 10% of any class of equity security of the Holding Company during such five-year period, the securities beneficially owned in excess of 10% shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the shareholders for a vote. The certificates evidencing the shares of Common Stock sold in the Conversation will bear a legend reflecting such restrictions. Such restrictions on the acquisition and voting of equity securities of the Holding Company do not apply if the acquisition of such securities has been approved by a majority of disinterested directors of the Holding Company. The Commissioner's regulations also include a provision prohibiting any direct or indirect acquisition of 10% or more of the capital stock of a converted savings bank for a period of three years following a conversion without the prior approval of the Commissioner.

     NON-STOCKHOLDER CONSTITUENCIES. The Holding Company's certificate of incorporation provides that in evaluating certain transactions which could effect a change in control of the Holding Company, it is proper for the Board of Directors to consider the effects of such transactions on the employees, suppliers and customers of the Holding Company and the communities in which the principal offices of the Holding Company are located.

     SUPERMAJORITY VOTING. The classified board, fair price, special meeting, stockholder consent, advance notice, bylaw amendment and non-stockholder constituency provisions of the certificate of incorporation may be altered, amended, or repealed only if the holders of at least 80% of the outstanding shares of voting stock entitled to vote in the election of directors vote in favor of such action.

FEDERAL RESERVE BOARD REGULATION

     Acquisitions of control of the Savings Bank and the Holding Company by any company are subject to prior approval by the Federal Reserve Board under the BHCA. "Control" is defined to include the ownership, control, or power to vote, directly or indirectly, 25% or more of any class of voting securities of a holding company or a bank, control in any manner of the election of a majority of the board of directors of a holding company or a bank, or exercise of a controlling influence, directly or indirectly, over the management policies of a holding company or a bank, as determined by the Federal Reserve Board after notice and hearing. A company that acquires control of the Savings Bank or the Holding Company would be required to register as a bank holding company and have its business activities limited to those activities permitted by the Federal Reserve Board. In addition, a bank holding company must obtain prior approval of the Federal Reserve Board to acquire more than 5% of the voting securities of the Holding Company.

     The Change in Bank Control Act ("CBCA") prohibits any person or group of persons acting in concert from acquiring ownership or control of 25% or more of the voting securities of the Holding Company unless such person or group of persons have provided 60 days prior notice to the Federal Reserve Board and the Federal Reserve Board has not disapproved the acquisition within that time. Under Federal Reserve Board regulations, a person will be presumed to have acquired control under the CBCA if the person acquires 10% or more of a class of voting securities of the Holding Company and either the Holding Company has a class of securities registered under the Exchange Act or no other person would own a greater percentage of that class of securities. The Federal Reserve Board will evaluate the proposed acquisition taking into account various factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community served by the Holding Company and the Savings Bank, and the anti-competitive effects of the acquisition.

                             DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Holding Company consists of 900,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $.01 per share. The Holding Company currently expects to issue 110,000 shares of Common Stock at the midpoint of the Estimated Valuation Range and no shares of Preferred Stock in the Conversion. Each share of the Holding Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the Per Share Purchase Price for the Common Stock, in accordance with the Plan of Conversion, all such shares of Common Stock will be duly authorized, fully paid and nonassessable. Series of Preferred Stock may be issued by the Board of Directors, from time to time, on terms set by the board without further authorization from the stockholders.

     THE COMMON STOCK OF THE HOLDING COMPANY WILL REPRESENT NONWITHDRAWABLE CAPITAL, WILL NOT BE AN ACCOUNT OF AN INSURABLE TYPE, AND WILL NOT BE INSURED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

COMMON STOCK

     GENERAL. The holders of shares of Common Stock are entitled to share pro rata in distributions to stockholders upon liquidation, dissolution, distribution of assets, or winding up of the Holding Company, subject to the prior rights of any holders of Preferred Stock. No holders of shares of Common Stock have any preemptive right to subscribe for or purchase any additional issue of capital stock or securities convertible into capital stock of the Holding Company.

     DIVIDEND RIGHTS. Subject to the preferential dividend rights of any outstanding Preferred Stock, the holders of Common Stock are entitled to such dividends, ratably in proportion to the number of shares of Common Stock held by them respectively, as the Board of Directors, in its discretion, may declare out of funds legally available for the payment of such dividends. Funds for the payment of dividends and expenses of the Holding Company will be obtained primarily from dividends received from the Savings Bank.

     VOTING RIGHTS. Except as may otherwise be required by law or the certificate of incorporation of the Holding Company, each holder of Common Stock is entitled to one vote for each share held with respect to all matters voted upon by the stockholders.

     STOCK REPURCHASES. For information regarding restrictions on the Holding Company's ability to repurchase its stock, see "THE CONVERSION -- Restrictions on Repurchase of Stock."

PREFERRED STOCK

     Under the Holding Company's certificate of incorporation, the Board of Directors of the Holding Company may, from time to time, authorize the issuance of up to 100,000 shares of Preferred Stock, in one or more series, with such provisions as to voting rights, dividend rates and preferences, redemption, sinking funds, and convertibility, and such preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series of Preferred Stock, as shall be stated in the resolution of the Board of Directors providing for the issuance of the Preferred Stock. No Preferred Stock is currently outstanding nor will any be issued in the Conversion.

                                CHANGE IN FISCAL YEAR

     During fiscal 1997, the Savings Bank changed its fiscal year end from April 30 to March 31. The Holding Company's fiscal year end is also March 31. Accordingly, in future years, the Holding Company will prepare its annual consolidated financial statement as of and for the year ended March 31.

                              REGISTRATION REQUIREMENTS

     The Holding Company will register the Common Stock with the SEC pursuant to
Section 12(g) of the Exchange Act prior to completion of the Conversion and will not deregister its Common Stock for a period of at least three years following the completion of the Conversion. Upon such registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of the Exchange Act will be applicable.

                             TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Illinois Stock Transfer Company.

                                LEGAL AND TAX OPINIONS

     The legality of the Common Stock will be passed upon for the Holding Company by Howard & Howard Attorneys, P.C., Peoria, Illinois. The Federal and Illinois income tax consequences of the Conversion will be passed upon for the Savings Bank by Geo. S. Olive & Co. LLC. Howard & Howard Attorneys, P.C. and Geo S. Olive & Co. LLC have consented to the references herein to their opinions. The opinions are filed as an exhibit to the Registration Statement. See "AVAILABLE INFORMATION." Silver, Freedman & Taff, L.L.P., Washington, D.C., has acted as counsel to Trident.

                                       EXPERTS

     The consolidated financial statements of the Savings Bank as of March 31, 1998 and for the eleven months ended March 31, 1997 included in this Prospectus have been audited by Geo. S. Olive & Co. LLC, independent certified public accountants, as stated in their report appearing elsewhere herein, and have been so included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

     JMP has consented to the inclusion herein of the summary of its appraisal report as to the estimated pro forma market value of the Common Stock, its opinion as to the fair market value of the Subscription Rights, filed as an exhibit to the Registration Statement, and to the use of its name and all statements with respect to it appearing herein.

                         CERRO GORDO BUILDING AND LOAN, S.B.

                                 Financial Statements
                                  March 31, 1998 and
                          Eleven Months Ended March 31, 1997
                                With Other Information

                       CERRO GORDO BUILDING AND LOAN, S.B.
                          INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
--------------------------------------------------------------------------------
 INDEPENDENT AUDITOR'S REPORT                                             F-2

 FINANCIAL STATEMENTS

   Balance sheet                                                          F-3

   Statement of income                                                     26

   Statement of equity capital                                            F-4

   Statement of cash flows                                                F-5

   Notes to financial statements                                          F-6




The financial statements of CGB&L Financial Group, Inc. ("CGB&L") have been omitted because CGB&L had not yet issued any stock, has no assets or liabilities, and has not conducted any business other than of an organizational nature.

All schedules are omitted as the required information is not applicable or the information is presented in the Financial Statements.


                                        (F-1)

                                     [LETTERHEAD]

                             INDEPENDENT AUDITOR'S REPORT



     Board of Directors
     Cerro Gordo Building and Loan, s.b.
     Cerro Gordo, Illinois


     We have audited the accompanying balance sheet of Cerro Gordo Building and Loan, s.b. as of March 31, 1998 and 1997, and the related statements of income, equity capital, and cash flows for the year ended March 31, 1998 and eleven month period ended March 31, 1997. These financial statements are the responsibility of the Institution's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements described above present fairly, in all material respects, the financial position of Cerro Gordo Building and Loan, s.b. as of March 31, 1998 and 1997, and the results of its operations and its cash flows for the year ended March 31, 1998 and eleven month period ended March 31, 1997, in conformity with generally accepted accounting principles.


     Geo. S. Olive & Co. LLC


     Decatur, Illinois
     April 10, 1998

                                        (F-2)



                                                 CERRO GORDO BUILDING AND LOAN, S.B.
                                                            BALANCE SHEET
MARCH 31                                                                                           1998                1997
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents                                                                    $   524,845         $   109,912
  Interest-bearing time deposits                                                                   590,000           1,279,000
  Investment securities available for sale                                                         175,329             100,716
  Loans                                                                                          5,558,889           4,711,487
   Allowance for loan losses                                                                       (32,700)             (6,200)
                                                                                               --------------------------------
      Net loans                                                                                  5,526,189           4,705,287
  Premises and equipment                                                                            15,726               9,438
  Federal Home Loan Bank stock                                                                      46,200              43,000
  Other assets                                                                                      56,692              41,293
                                                                                               --------------------------------
      Total assets                                                                             $ 6,934,981         $ 6,288,646
                                                                                               --------------------------------
                                                                                               --------------------------------
LIABILITIES
  Interest-bearing deposits                                                                    $ 5,250,307         $ 5,308,464
  Long-term debt                                                                                   600,000
  Other liabilities                                                                                 98,660              85,285
                                                                                               --------------------------------
      Total liabilities                                                                          5,948,967           5,393,749
                                                                                               --------------------------------
EQUITY CAPITAL
  Retained earnings                                                                                872,685             830,813
  Net unrealized gain on securities available for sale                                             113,329              64,084
                                                                                               --------------------------------
      Total equity capital                                                                         986,014             894,897
                                                                                               --------------------------------
      Total liabilities and equity capital                                                     $ 6,934,981         $ 6,288,646
                                                                                               --------------------------------
                                                                                               --------------------------------



See notes to financial statements.


                                         (F-3)



                                                 CERRO GORDO BUILDING AND LOAN, S.B.

                                                     STATEMENT OF EQUITY CAPITAL
                                                                                               NET UNREALIZED
                                                                                                  GAIN ON
                                                                                                 SECURITIES
                                                                            RETAINED             AVAILABLE
                                                                            EARNINGS              FOR SALE              TOTAL
----------------------------------------------------------------------------------------------------------------------------------
BALANCES, MAY 1, 1996                                                     $     812,854         $     48,686        $     861,540
  Net income for the eleven months ended
   March 31, 1997                                                                17,959                                    17,959
  Net change in unrealized gain on securities
   available for sale                                                                                 15,398               15,398
                                                                          --------------------------------------------------------
BALANCES, MARCH 31, 1997                                                        830,813               64,084              894,897
  Net income                                                                     41,872                                    41,872
  Net change in unrealized gain on securities
   available for sale                                                                                 49,245               49,245
                                                                          --------------------------------------------------------
BALANCES, MARCH 31, 1998                                                  $     872,685         $    113,329        $     986,014
                                                                          --------------------------------------------------------
                                                                          --------------------------------------------------------


See notes to financial statements.


                                      (F-4)


                                                 CERRO GORDO BUILDING AND LOAN, S.B.

                                                       STATEMENT OF CASH FLOWS
                                                                                                YEAR ENDED         Eleven Months
                                                                                                 MARCH 31,             Ended
                                                                                                   1998           March 31, 1997
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
 Net income                                                                                    $     41,872         $   17,959
 Adjustments to reconcile net income to net cash
  provided by operating activities
  Provision for loan loss                                                                            26,500
  Depreciation                                                                                        1,344                891
  Deferred income tax benefit                                                                       (12,780)            (6,709)
  Change in
   Other liabilities                                                                                    789               (105)
   Other assets                                                                                     (15,399)            (1,557)
                                                                                               ---------------------------------
    Net cash provided by operating activities                                                        42,326             10,479
                                                                                               ---------------------------------
INVESTING ACTIVITIES
 Net change in interest-bearing deposits                                                            689,000            196,000
 Net change in loans                                                                               (847,404)          (299,367)
 Purchase of premises and equipment                                                                  (7,632)              (658)
 Purchase of FHLB stock                                                                              (3,200)
                                                                                               ---------------------------------
    Net cash used by investing activities                                                          (169,236)          (104,025)
                                                                                               ---------------------------------
FINANCING ACTIVITIES
 Net change in
  Savings deposits                                                                                   (6,239)           (23,041)
  Certificates of deposit                                                                           (51,918)          (151,125)
  Proceeds from long-term debt                                                                      600,000
                                                                                               ---------------------------------
    Net cash (used) provided by financing activities                                                541,843           (174,166)
                                                                                               ---------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                                             414,933           (267,712)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                        109,912            377,624
                                                                                               ---------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                                         $    524,845         $  109,912
                                                                                               ---------------------------------
                                                                                               ---------------------------------
ADDITIONAL CASH FLOWS INFORMATION
 Interest paid                                                                                 $    306,925         $  273,274
 Income tax paid                                                                                     25,500              5,438



See notes to financial statements.


                                        (F-5)

                         CERRO GORDO BUILDING AND LOAN, S.B.
                            NOTES TO FINANCIAL STATEMENTS


-    NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Cerro Gordo Building and Loan, s.b. ("Bank") conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.
Actual results could differ from those estimates.

The Bank operates under a state thrift charter and provides full banking services. As a state-chartered thrift, the Bank is subject to regulation by the Illinois Office of Banks and Real Estate and the Federal Deposit Insurance Corporation.

The Bank generates mortgage and share loans and receives deposits from customers located primarily in Piatt County. The Bank's loans are generally secured by specific items of collateral including real property and consumer assets. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon economic conditions in Piatt County and the surrounding communities.

CASH AND CASH EQUIVALENTS consist of cash on hand and deposits at the Federal Home Loan Bank. The Bank considers all liquid debt instruments with original maturities of 3 months or less to be cash equivalents.

INVESTMENT SECURITIES -- Marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in equity capital, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

LOANS are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans. Escrow accounts for borrowers are not maintained, but rather tax and insurance payments are charged to the mortgage loan balance. Monthly payments are allocated first to interest income with the remainder credited to the unpaid balance of the loan.

ALLOWANCE FOR LOAN LOSSES is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.


                                        (F-6)

CERRO GORDO BUILDING AND LOAN, S.B.
NOTES TO FINANCIAL STATEMENTS


The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of March 31, 1998, the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the area within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

PREMISES AND EQUIPMENT are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

FEDERAL HOME LOAN BANK STOCK is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

INCOME TAX in the statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes.

RECLASSIFICATIONS
Reclassifications of certain amounts in the 1997 financial statements have been made to conform to the 1998 presentation.


-    CHANGE IN FISCAL YEAR END

During fiscal 1997, the Bank's Board of Directors approved a change in the fiscal year end of the Bank from April 30 to March 31. Accordingly, the statements of income, equity, and cash flows included in these financial statements for fiscal 1997 are for the eleven-month period ended March 31, 1997.


-    PLAN OF CONVERSION

On March 11, 1998, the Board of Directors adopted a Plan of Conversion (the "Plan)" whereby the Bank will convert from a state chartered mutual savings bank to a state chartered stock savings bank. The Plan is subject to approval of regulatory authorities and members at a special meeting. The stock of the Bank will be issued to a holding company formed in connection with the conversion. Pursuant to the Plan, shares of capital stock of the holding company are expected to be offered initially for subscription to eligible members of the Bank and certain other persons as of specified dates subject to various subscription priorities as provided in the Plan. The capital stock will be offered at a price to be determined by the Board of Directors based upon an appraisal to be made by an independent appraisal firm. The exact number of shares to be offered will be determined by the Board of Directors in conjunction with the determination of the subscription price. At least the minimum number of shares offered in the conversion must be sold. Any stock not purchased in the subscription offering will be sold in a community offering to be commenced simultaneously with the subscription offering.


                                        (F-7)

CERRO GORDO BUILDING AND LOAN, S.B.
NOTES TO FINANCIAL STATEMENTS


The Plan provides that when the conversion is completed, a liquidation account will be established in an amount equal to the retained income of the Bank as of the date of the most recent financial statements contained in the final conversion prospectus. The liquidation account is established to provide a limited priority claim to the assets of the Bank of qualifying depositors at December 31, 1996, who continue to maintain deposits in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, and only in such event, eligible account holders would receive from the liquidation account a liquidation distribution based on their proportionate share of the then total remaining qualifying deposits.

Current regulations allow the Bank to pay dividends on its stock after the conversion if its regulatory capital would not thereby be reduced below the amount then required for the aforementioned liquidation account. Also, capital distribution regulations limit the Bank's ability to make capital distributions which include dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account based on its capital level and supervisory condition.

At March 31, 1998, a $10,000 retainer had been paid to the underwriter which was recorded as an other asset.


-    INVESTMENT SECURITIES AVAILABLE FOR SALE



                                                                                             1998
                                                         ---------------------------------------------------------------------
                                                                                  GROSS             GROSS
                                                                               UNREALIZED         UNREALIZED          FAIR
MARCH 31                                                        COST              GAINS             LOSSES           VALUE
------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage
 Corporation common stock                                $     3,619       $   171,710        $         0        $   175,329
                                                         ---------------------------------------------------------------------
                                                         ---------------------------------------------------------------------




                                                                                             1997
                                                         ---------------------------------------------------------------------
                                                                                  GROSS             GROSS
                                                                               UNREALIZED         UNREALIZED          FAIR
MARCH 31                                                        COST              GAINS             LOSSES            VALUE
------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage
 Corporation common stock                                $     3,619       $    97,097        $         0        $   100,716
                                                         ---------------------------------------------------------------------
                                                         ---------------------------------------------------------------------


There were no pledged securities at March 31, 1998 or 1997.

There were no sales of securities available for sale during 1998 or 1997.


                                      (F-8)

CERRO GORDO BUILDING AND LOAN, S.B.
NOTES TO FINANCIAL STATEMENTS


-    LOANS AND ALLOWANCE


MARCH 31,                                                                                            1998               1997
----------------------------------------------------------------------------------------------------------------------------------
Real estate mortgage loans
 One-to-four family                                                                              $   5,303,917      $   4,680,155
 Multi-family                                                                                           87,348             95,128
 Commercial                                                                                            185,060             24,098
Share loans                                                                                             79,534            133,586
                                                                                                 ---------------------------------
    Total loans                                                                                      5,655,859          4,932,967
Less
 Undisbursed portion of loans                                                                          (23,555)          (156,598)
 Deferred loan fees                                                                                    (73,415)           (64,882)
                                                                                                 ---------------------------------
                                                                                                 $   5,558,889      $   4,711,487
                                                                                                 ---------------------------------
                                                                                                 ---------------------------------



MARCH 31,                                                                                            1998               1997
----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
 Balances, January 1                                                                             $       6,200      $       6,200
 Provision for losses                                                                                   26,500
 Recoveries on loans
 Loans charged off
                                                                                                 ---------------------------------
 Balances, March 31                                                                              $      32,700      $       6,200
                                                                                                 ---------------------------------
                                                                                                 ---------------------------------


There were no impaired loans as of or during the periods ending March 31, 1998 and 1997.

The Bank has entered into transactions with certain directors, employees, and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as deferred, to such related parties were as follows:


                                                                        1998
--------------------------------------------------------------------------------
Balances, April 1, 1997                                              $  254,065
Changes in composition of related parties                                93,000
New loans, including renewals
Payments, including renewals                                            (74,986)
                                                                     -----------
     Balances, March 31, 1998                                        $  272,079
                                                                     -----------
                                                                     -----------

                                        (F-9)

CERRO GORDO BUILDING AND LOAN, S.B.
NOTES TO FINANCIAL STATEMENTS


-    PREMISES AND EQUIPMENT



MARCH 31                                                                                             1998               1997
--------------------------------------------------------------------------------------------------------------------------------
Land                                                                                              $      500         $      500
Buildings and land improvements                                                                       21,382             21,382
Furniture and equipment                                                                               52,458             44,827
                                                                                                  ------------------------------
       Total cost                                                                                     74,340             66,709

Accumulated depreciation                                                                             (58,614)           (57,271)
                                                                                                  ------------------------------
       Net                                                                                        $   15,726         $    9,438
                                                                                                  ------------------------------
                                                                                                  ------------------------------



-    OTHER ASSETS AND OTHER LIABILITIES


MARCH 31                                                                                             1998               1997
--------------------------------------------------------------------------------------------------------------------------------
Other assets
 Interest receivable
   Investment securities                                                                          $    2,855         $    5,174
   Loans                                                                                              16,594             12,191
  Prepaid expenses and other                                                                          37,243             23,605
                                                                                                  ------------------------------
       Total                                                                                      $   56,692         $   41,293
                                                                                                  ------------------------------
                                                                                                  ------------------------------
Other liabilities
 Interest payable
   Deposits                                                                                       $   51,219         $   51,667
   Long-term debt                                                                                      3,286
 Accrued expenses payable                                                                             10,501             12,550
 Deferred tax liability                                                                               33,654             21,068
                                                                                                  ------------------------------
       Total                                                                                      $   98,660         $   85,285
                                                                                                  ------------------------------
                                                                                                  ------------------------------



-    DEPOSITS


MARCH 31                                                                                             1998               1997
--------------------------------------------------------------------------------------------------------------------------------
Savings deposits                                                                                  $  461,384         $  409,467
Certificates of deposit of $100,000 or more                                                          100,000            100,000
Other certificates of deposits                                                                     4,688,923          4,798,997
                                                                                                  ------------------------------
       Total deposits                                                                             $5,250,307         $5,308,464
                                                                                                  ------------------------------
                                                                                                  ------------------------------

                                        (F-10)

CERRO GORDO BUILDING AND LOAN, S.B.
NOTES TO FINANCIAL STATEMENTS


CERTIFICATES MATURING IN YEARS ENDING MARCH 31,
--------------------------------------------------------------------------------
1999                                                                $  2,190,214
2000                                                                   1,469,142
2001                                                                     311,441
2002                                                                     618,536
                                                                    ------------
2003                                                                     199,590
                                                                    $  4,788,923
                                                                    ------------
                                                                    ------------



-    LONG-TERM DEBT

At March 31, 1998, long-term debt consisted of a Federal Home Loan Bank (FHLB) advance, 6.36%, due December 2007. The FHLB advance is secured by all stock in the FHLB and first mortgage loans totaling $960,000.


-    INCOME TAX


PERIOD ENDED MARCH 31                                                                                1998               1997
----------------------------------------------------------------------------------------------------------------------------------
Income tax expense
  Currently payable
   Federal                                                                                        $   19,885          $   7,036
   State                                                                                               3,597              1,051
  Deferred
   Federal                                                                                           (12,780)            (6,709)
                                                                                                  --------------------------------
      Total income tax expense                                                                    $   10,702          $   1,378
                                                                                                  --------------------------------
                                                                                                  --------------------------------
Reconciliation of federal statutory to actual tax expense
  Federal statutory income tax at 34%                                                             $   17,875          $   6,575
  Graduated tax rates                                                                                (11,610)            (5,841)
  Effect of state income taxes                                                                         2,374                697
  Other                                                                                                2,063                (53)
                                                                                                  --------------------------------
      Actual tax expense                                                                          $   10,702          $   1,378
                                                                                                  --------------------------------
                                                                                                  --------------------------------



                                      (F-11)

CERRO GORDO BUILDING AND LOAN, S.B.
NOTES TO FINANCIAL STATEMENTS


A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:


MARCH 31                                                                                             1998               1997
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
 Loan fees                                                                                        $    21,290        $    18,817
 Allowance for loan losses                                                                              5,828
                                                                                                ---------------------------------
      Total assets                                                                                     27,118             18,817
                                                                                                ---------------------------------
LIABILITIES
 Accrual to cash adjustment                                                                             (814)            (2,523)
 Depreciation                                                                                           (274)              (274)
 Allowance for loan losses                                                                                               (2,770)
 Net unrealized gains on securities available for sale                                               (58,379)           (33,013)
 FHLB stock dividends                                                                                 (1,305)            (1,305)
                                                                                                ---------------------------------
      Total liabilities                                                                              (60,772)           (39,885)
                                                                                                ---------------------------------
                                                                                                 $   (33,654)       $   (21,068)
                                                                                                ---------------------------------
                                                                                                ---------------------------------



Retained earnings include approximately $125,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of April 30, 1988, for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $43,000.


-    COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit, which are not included in the accompanying financial statements. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.

Financial instruments whose contract amount represents credit risk were as follows:


MARCH 31                                                    1998        1997
-------------------------------------------------------------------------------
Mortgage loan commitments -- fixed rates                 $       0   $ 115,000



                                        (F-12)

CERRO GORDO BUILDING AND LOAN, S.B.
NOTES TO FINANCIAL STATEMENTS


Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include residential real estate, income-producing commercial properties, or other assets of the borrower.

The Bank is subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position of the Bank.


-    REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At March 31, 1998 and 1997, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are not conditions or events since March 31, 1998 that management believes have changed the Bank's classification.

The Bank's actual and required capital amounts and ratios are as follows:



                                                                                           1998
                                                         --------------------------------------------------------------------------
                                                                                      REQUIRED FOR                TO BE WELL
                                                               ACTUAL              ADEQUATE CAPITAL (1)            CAPITALIZED 1
                                                         --------------------------------------------------------------------------
MARCH 31                                                  AMOUNT        RATIO       AMOUNT        RATIO        AMOUNT        RATIO
-----------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital (1) (to risk-
weighted assets)                                         $ 906,000     28.58%      $ 254,000      8.0%        $ 317,000      10.0%
Tier (1) capital (1) (to risk-weighted assets)             873,000     27.54         127,000      4.0           190,000       6.0
Tier (1) capital (1) (to average assets)                   873,000     12.55         278,000      4.0           349,000       5.0

                                     (F-13)

CERRO GORDO BUILDING AND LOAN, S.B.
NOTES TO FINANCIAL STATEMENTS


                                                                                           1997
                                                         --------------------------------------------------------------------------
                                                                                  REQUIRED FOR ADEQUATE           TO BE WELL
                                                               ACTUAL                   CAPITAL (1)                CAPITALIZED (1)
                                                         --------------------------------------------------------------------------
MARCH 31                                                  AMOUNT        RATIO       AMOUNT        RATIO        AMOUNT        RATIO
-----------------------------------------------------------------------------------------------------------------------------------
Total risk-based capital (1) (to risk-
 weighted assets)                                        $ 837,000      31.35%     $ 214,000       8.0%       $ 267,000      10.0%

Tier (1) capital (1) (to risk-weighted assets)             831,000      31.12        107,000       4.0          160,000       6.0

Tier (1) capital (1) (to average assets)                   831,000      13.07        254,000       4.0          318,000       5.0

(1) As defined by regulatory agencies




-    BENEFIT PLANS


The Bank maintains a Simplified Employee Pension Plan for the benefit of eligible employees. Contributions to the Plan are based on 15% of the eligible participant's salary and were $12,753 and $11,487 during 1998 and 1997, respectively.


-    FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND DUE FROM BANKS -- The fair value of cash and due from banks approximates carrying value.

INTEREST-BEARING TIME DEPOSITS -- The fair value of interest-bearing time deposits approximates carrying value.

SECURITIES -- Fair values are based on quoted market prices.

LOANS -- For short-term loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.

INTEREST RECEIVABLE/PAYABLE -- The fair values of interest receivable/payable approximate carrying values.

FHLB STOCK -- Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

DEPOSITS -- The fair values of interest-bearing savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

                                        (F-14)

CERRO GORDO BUILDING AND LOAN, S.B.
NOTES TO FINANCIAL STATEMENTS


LONG-TERM DEBT -- The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.

OFF-BALANCE SHEET COMMITMENTS -- Commitments include commitments to originate mortgage loans, and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Company's financial instruments are as follows:



                                                                          1998                                 1997
                                                            ---------------------------------------------------------------------
                                                                 CARRYING         FAIR             Carrying             Fair
MARCH 31                                                          AMOUNT          VALUE             Amount              Value
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and due from banks                                   $     524,845     $     524,845      $     109,912      $    109,912
  Interest-bearing time deposits                                  590,000           590,000          1,279,000         1,279,000
  Investment securities available for sale                        175,329           175,329            100,716           100,716
  Loans, net                                                    5,526,189         5,576,000          4,705,287         4,541,000
  Interest receivable                                              19,449            19,449             17,365            17,365
  Stock in FHLB                                                    46,200            46,200             43,000            43,000

LIABILITIES
  Deposits                                                      5,250,307         5,271,000          5,308,464         5,258,000
  Long-term debt                                                  600,000           603,000                  0                 0
  Interest payable                                                 54,505            54,505             51,667            51,667

OFF-BALANCE SHEET ASSETS (LIABILITIES)
  Commitments to extend credit                                          0                 0                  0                 0




                                        (F-15)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE HOLDING COMPANY OR SAVINGS BANK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE HOLDING COMPANY OR SAVINGS BANK SINCE ANY OF THE DATES AS OF THIS INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                                ----------------------

                                  TABLE OF CONTENTS


                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
CGB&L FINANCIAL GROUP, INC.. . . . . . . . . . . . . . . . . . . . . . . . . . .   13
CERRO GORDO BUILDING AND LOAN, s.b.. . . . . . . . . . . . . . . . . . . . . . .   14
USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
DIVIDEND POLICY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
MARKET FOR COMMON STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
HISTORICAL AND PRO FORMA CAPITAL
  COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
PRO FORMA DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
THE OFFERINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
STATEMENTS OF INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
BUSINESS OF THE SAVINGS BANK . . . . . . . . . . . . . . . . . . . . . . . . . .   37
MANAGEMENT OF THE HOLDING COMPANY
  AND SAVINGS BANK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
SUPERVISION AND REGULATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   58
FEDERAL AND STATE TAXATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   66
THE CONVERSION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   68
RESTRICTIONS ON ACQUISITION OF THE
  HOLDING COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   84
DESCRIPTION OF CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . .   87
CHANGE IN FISCAL YEAR. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
REGISTRATION REQUIREMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
TRANSFER AGENT AND REGISTRAR . . . . . . . . . . . . . . . . . . . . . . . . . .   88
LEGAL AND TAX OPINIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   88
EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   89
INDEX TO FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . .F-1




     UNTIL THE LATER OF NOVEMBER 8, 1998 OR 90 DAYS AFTER COMMENCEMENT OF
THE OFFERING OF COMMON STOCK, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




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                                      CGB&L
                               FINANCIAL GROUP, INC.








                             MINIMUM OF 93,500 SHARES OF
                                 COMMON STOCK WITH AN
                               ANTICIPATED MAXIMUM OF
                            126,500 SHARES OF COMMON STOCK










                                ----------------------


                                      PROSPECTUS

                               -----------------------






                               TRIDENT SECURITIES, INC.





                                   August 10, 1998










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